UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

THE SUSTAINABLE GREEN TEAM, LTD.

(Exact name of registrant as specified in its charter)

Delaware	61-1934413
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

24200 CR-561

Astatula, FL 34705

(Address of principal executive offices and zip code)

(407) 886-8733

(Registrant’s telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act:

None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.0001 per share

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financing accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

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Implications of Being an Emerging Growth Company

As a company with less than $1.235 billion in revenues during our last fiscal year, we qualify as an emerging growth company as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, enacted in 2012. As an emerging growth company, we expect to take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this registration statement;

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended;

●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We may continue to use these provisions until the last day of our fiscal year following the fifth anniversary of the completion of this offering. However, if certain events occur prior to the end of such five-year period, including if we become a “large, accelerated filer,” our annual gross revenues exceed $1.235 billion or we issue more than $1.235 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

As an emerging growth company, we intend to take advantage of an extended transition period for complying with new or revised accounting standards as permitted by The JOBS Act.

To the extent that we continue to qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, after we cease to qualify as an emerging growth company, certain of the exemptions available to us as an emerging growth company may continue to be available to us as a smaller reporting company, including: (i) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes Oxley Act; (ii) scaled executive compensation disclosures; and (iii) the requirement to provide only two years of audited financial statements, instead of three years.

You should rely only on the information contained in this registration statement on Form 10 or to which we have referred you. We have not authorized anyone to provide you with information that is different. You should assume that the information contained herein is accurate as of the date of this registration statement on Form 10 only.

This registration statement will become effective automatically 60 days from the date of the original filing (the “Effective Date”), pursuant to Section 12(g)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As of the Effective Date, we will become subject to the reporting requirements of Section 13(a) under the Exchange Act and will be required to file annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

Use of Names

In this registration statement, unless the context otherwise requires, the terms “we,” “us,” “our,” “Company” or “The Sustainable Green Team” refer to The Sustainable Green Team, Ltd. together with its wholly owned subsidiaries.

Currency

Unless otherwise indicated, all references to “$” or “US$” in this registration statement refer to United States dollars.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This registration statement contains forward-looking statements. Specifically, forward-looking statements may include statements relating to:

●	Our future financial performance;

●	Changes in the market for our products and services;

●	Our expansion plans and opportunities; and

●	Other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on information available as of the date of this registration statement and current expectations, forecasts, and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

●	The level of demand for our products and services;

●	Competition in our markets;

●	Our ability to grow and manage growth profitably;

●	Our ability to access additional capital;

●	Changes in applicable laws or regulations;

●	Our ability to attract and retain qualified personnel;

●	The possibility that we may be adversely affected by other economic, business, and/or competitive factors; and

●	Other risks and uncertainties indicated in this registration statement, including those under “Risk Factors.”

INDUSTRY AND MARKET DATA

We are responsible for the disclosure in this registration statement. However, this registration statement includes industry data that we obtained from internal surveys, market research, publicly available information, and industry publications. The market research, publicly available information and industry publications that we use generally state that the information contained therein has been obtained from sources believed to be reliable. The information therein represents the most recently available data from the relevant sources and publications, and we believe remains reliable. We did not fund and are not otherwise affiliated with any of the sources cited in this registration statement. Forward-looking information obtained from these sources is subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this registration statement.

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TRADEMARKS AND COPYRIGHTS

We own or have rights to trademarks or trade names that we use in connection with the operation of our business, including our corporate names, logos and website names. In addition, we own or have the rights to copyrights, trade secrets and other proprietary rights that protect the content of our products and the formulations for such products. This registration statement may also contain trademarks, service marks and trade names of other companies, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this registration statement is not intended to, and should not be read to, imply a relationship with or endorsement or sponsorship of us. Solely for convenience, some of the copyrights, trade names and trademarks referred to in this registration statement are listed without their ©, ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our copyrights, trade names and trademarks. All other trademarks are the property of their respective owners.

Risk Factor Summary

Investing in our securities involves risks. You should carefully consider the risks described in Item 1A—“Risk Factors” beginning on page 20 before deciding to invest in our securities. If any of these risks actually occurs, our business, financial condition and results of operations would likely be materially adversely affected. In such case, the trading price of our securities would likely decline, and you may lose all or part of your investment. Set forth below is a summary of some of the principal risks we face:

●	Our industry and the markets in which we operate are highly competitive with low barriers to entry. Increased competitive pressures could reduce our share of the markets we serve and adversely affect our business, financial position, results of operations and cash flows;

●	As a controlled company, we are not subject to all of the corporate governance rules of Nasdaq Capital Market; and

●	If the voting power of our capital stock continues to be highly concentrated, it may prevent you and other minority stockholders from influencing significant corporate decisions and may result in conflicts of interest;

●	The COVID-19 pandemic has impacted and will likely continue to impact our business, financial condition, supply chain, results of operations and cash flows;

●	Our business success depends on our ability to preserve long-term customer relationships and our growth projections may not be realized if we fail to attract more big box store business;

●	Our growth projections assume efficiencies, cost savings and other benefits of our vertically integrated business model that might not be achieved;

●	We may be adversely affected if customers reduce their outsourcing;

●	Because we operate our business through dispersed locations across the United States, our operations may be materially adversely affected by inconsistent practices and the operating results of individual branches may vary;

●	Future acquisitions or other strategic transactions could negatively impact our reputation, business, financial position, results of operations and cash flows;

●	Seasonality affects the demand for our services and products and our results of operations and cash flows;

●	Our operations are impacted by weather conditions, seasonality, and climate change;

●	Increases in raw material costs, fuel prices, wages and other operating costs, and changes in our ability to source adequate supplies and materials in a timely manner, could adversely impact our business, financial position, results of operations and cash flows;

●	We are a holding company and depend upon our subsidiaries for our cash flows;

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●	We may require additional funding for our operations and expansion plans, and we cannot assure you that we will be able to obtain any additional financing on terms that are acceptable to us, or at all;

●	We may require additional funding for our growth plans, and such funding may result in a dilution of your investment;

●	We currently are, and will continue to be after this offering, a “controlled company” within the meaning of the Nasdaq rules and the rules of the SEC and, as a result, qualify for exemptions from certain corporate governance requirements. You do not have the same protections afforded to stockholders of other companies that are subject to such requirements;

●	If we are unable to accurately estimate the overall risks, requirements, or costs when we bid on or negotiate contracts that are ultimately awarded to us, we may achieve lower than anticipated profits or incur contract losses;

●	Our success depends on our executive management and other key personnel;

●	Our future success depends on our ability to attract, retain and maintain positive relations with trained workers;

●	Our business could be adversely affected by a failure to properly verify the employment eligibility of our employees;

●	Our use of subcontractors to perform work under certain customer contracts exposes us to liability and financial risk;

●	If we fail to comply with requirements imposed by applicable law or other governmental regulations, we could become subject to lawsuits, investigations and other liabilities and restrictions on our operations that could significantly and adversely affect our business;

●	Adverse litigation judgments or settlements resulting from legal proceedings relating to our business operations could materially adversely affect our business, financial position results of operations, and cash flows;

●	Some of the equipment that our employees use is dangerous, and an increase in accidents resulting from the use of such equipment could negatively affect our reputation, results of operations and financial position;

●	Any failure, inadequacy, interruption, security failure or breach of our information technology systems, whether owned by us or outsourced or managed by third parties, could harm our ability to effectively operate our business and could have a material adverse effect on our business, financial position, results of operations and cash flows;

●	Our substantial indebtedness could have important adverse consequences and adversely affect our financial condition, including the potential for cross-defaults;

●	We may be unable to generate sufficient cash flow to satisfy our significant debt service obligations, which could have a material adverse effect on our business, financial condition, and results of operations;

●	Despite our current level of indebtedness, we, our subsidiaries and our acquisitions plans may cause us to incur substantially more debt, contractual obligations, and general and commercial liabilities. This could further exacerbate the risks to our financial condition described above; and

●	Once our common stock and warrants (forming part of the units offered hereby) are listed on Nasdaq Capital Market, there can be no assurance that we will be able to comply with Nasdaq Capital Market’s continued listing standards.

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ITEM 1. BUSINESS

Background

Our common stock is traded in the United States on the OTCQX tier of the OTC Market Group Inc. (the “OTCQX”) under the symbol “SGTM.”

We are a provider of arbor care, tree trimming, and storm debris clean-up and disposal services, primarily in the southeastern United States with nationwide capabilities and a manufacturer of mulch, lumber and soil products in the midwest and southeast regions of the United States and the Ohio Valley. Our products are distributed through our national distribution channels. We are also installing equipment for producing soil products which we expect to start selling in 2023.

Corporate History

The Sustainable Green Team, Ltd., (f/k/a Sierra Gold Corp.)””, a Delaware corporation (the “Company”), conducts business activities principally through its two wholly-owned subsidiaries: National Storm Recovery LLC (“NSR LLC”), a Delaware limited liability company and Mulch Manufacturing, Inc., an Ohio corporation (“MM”)””.

The Company was initially formed, under the name Alpha Diamond Corporation in the State of Nevada on January 22, 1997. It’s undergone multiple name changes over the years and a domicile change to Wyoming on February 15, 2011.

Effective April 18, 2019, Sierra Gold Corp., (“SGCP”), entered into an equity exchange agreement (the “Merger”), as amended on December 31, 2019 with NSR LLC, pursuant to which SGCP acquired all of the membership units of NSR LLC. Upon closing, NSR LLC became a wholly-owned subsidiary of SGCP.

On July 22, 2019, a Certificate of Amendment was filed with the State of Wyoming to change the name of the Company from “Sierra Gold Corporation” to “National Storm Recovery, Inc.” and to effect a 1 for 10,000 reverse stock split. At September 11, 2019, the Company’s trading symbol changed from “SGCP” to “NSRI”.

The stock split decreased the issued and outstanding shares of its common stock from 3,406,865,285 to 602,636 (after rounding up to a 100 share minimum) before SGCP issued 40,000,000 shares of its common stock to the members of NSR LLC as consideration for the equity interests exchange. As a result of the Merger, NSR LLC members acquired 99% of SGCP’s issued and outstanding shares of common stock and SGCP changed its principal focus to providing tree services, debris hauling and removal, biomass recycling, mulch manufacturing, packaging and sales.

The Merger was treated as a reverse recapitalization effected by an equity exchange for financial and reporting purposes since SGCP was deemed to be a shell corporation with nominal operations and no assets at the time of the merger. NSR LLC is considered the acquirer for accounting purposes, and SGCP’s historical financial statements before the Merger have been replaced with the historical financial statements of NSR LLC before the Merger in future filings.

On December 31, 2019 the Company entered into a restructuring as a holding company pursuant to Delaware General Corporation Law (“DGCL”) §251(g) known as “the Delaware Holding Company Statute.” In order to effect this restructuring, NSRI and NSR LLC each changed domiciles to the State of Delaware. Immediately thereafter, NSRI incorporated SGTM as its wholly-owned subsidiary and SGTM formed Sierra Gold Merger Corp., a Delaware corporation (“SGMC”) as its wholly-owned subsidiary. Similarly, NSR LLC issued SGTM, 1,000 limited liability company Common Membership Units. Each of the four parties next executed an Agreement and Plan of Merger (the “Merger Agreement”) as well as a Certificate of Merger which was filed with the Delaware Secretary of State on December 31, 2019 (collectively, the “Reorganization”). Pursuant to the terms of the Reorganization, NSRI merged down into SGMC with SGMC surviving as the successor to the reorganization, with all of the assets and liabilities of NSRI merging into SGMC and the separate existence of NSRI ceasing. The shares of SGTM and Membership Interests of NSR LLC, held by NSRI were canceled in the reorganization as part of the restructuring and the shares of NSRI became exchangeable for shares of SGTM on a one for one basis making SGTM the parent to both SGMC and NSR LLC as well as making SGTM the publicly-traded successor to NSRI. After obtaining FINRA approval on July 21, 2020, the Company changed its trading symbol to SGTM.

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Effective January 31, 2020, the Company entered into a Business Combination Agreement (the “Mulch Acquisition”) pursuant to which MM became our wholly-owned subsidiary. Under the Mulch Acquisition, all issued and outstanding common stock in MM were converted into an aggregate of 40,000,000 shares of the Company’s common stock.

The Company closed on the acquisition of 100% of the membership interests in Day Dreamer Productions LLC (“DDP”) on December 30, 2021. DDP is in the business of producing informational and promotional videography.

On August 9, 2022, the Company entered into a restricted sublicense agreement (collectively with the VRM Sublicense Amendment defined below, the “VRM Sublicense”) with a soil technology company, VRM Global Holdings Pty Ltd, and its wholly owned subsidiary VRM International PTY LTD (referred to herein together as the “Licensor”). The VRM Sublicense was amended on October 12, 2022 (the “VRM Sublicense Amendment”), to expand collaboration between the Company and Licensor and add the Licensor’s wholly-owned subsidiary VRM Biologik Inc. (the “VRM Biologik”), among other things.

Pursuant to the VRM Sublicense, the Licensor granted the Company a restricted sub-license, pursuant to which the Licensor will allow the Company to use certain rights and entitlements and provide the Company with certain catalyst ingredients which will allow the Company to manufacture Humisoil® and XLR8® Bio (the “VRM Products”). These products are made using wood materials provided by the Company and the Licensor’s technology and catalyst ingredients to be acquired by the Company from the Licensor or produced by the Company pursuant to the VRM Sublicense. In addition, the VRM Sublicense grants the Company the non-exclusive right to distribute the VRM Products throughout the U.S., the exclusive right to market and distribute these products in packaging of less than one cubic yard in addition to the right to exclusively manufacture the Licensor’s catalyst ingredients in Florida, Washington State and the Caribbean (the “Exclusive Territory”).

The Company agreed to sell to Licensor the VRM Products manufactured by the Company in amounts determined in the sole discretion of the Company at an agreed-on price. In addition, Licensor has agreed to assign to the Company rights held by the Licensor to repurchase the VRM Products manufactured by others within the Exclusive Territory and an option to acquire such rights outside such territory.

In addition, pursuant to the VRM Sublicense Amendment, the Company acquired from Licensor 10% of VRM Biologik, certain catalyst ingredients for future delivery to be used in the Company’s production of Humisoil®, XLR8® Bio and other products, co-location of Licensor’s production facilities with the Company’s facilities in Florida and the state of Washington and development of an agreed plan to complete licensed manufacture of soil amendment catalysts in other strategic locations across the U.S. The catalyst ingredients to be acquired by the Company from the Licensor are expected to be sufficient to produce a minimum of 4,000,000 cubic yards of Humisoil® and its companion products that, along with other inputs, is expected to yield over $950,000,000 in revenue as provided for the VRM Sublicense Amendment.

The Term of the VRM Sublicense is for a period of ten years with the option to renew it for a five-year period. In consideration of the grant of the VRM Sublicense, the Company initially issued to the Licensor, 500,000 shares of the Company’s common stock upon execution of the VRM Sublicense and an additional 6,000,000 shares upon execution of the VRM Sublicense Amendment. Additionally, the Company agreed to pay the Licensor an aggregate of $1,000,000 in cash in two installments, with the first installment of $500,000 payable within 10 days of the Company’s completing an initial public offering of its common stock (the “IPO”) and the second payment due on the one year anniversary of the date of the IPO. In addition, pursuant to the VRM Sublicense Amendment, the Company agreed to issue the Licensor 6,000,000 shares of the Company’s common stock and pay an aggregate of $7,200,000 payable in tranches of $3,600,000 by December 31, 2022 and two payments of $1,800,000 on each of May 31, 2023 and October 31, 2023. In addition, the Company will be obligated to pay the Licensor its then market rates for all inputs utilized during the term of the VRM Sublicense.

The Company, Day Dreamer Productions, LLC (“DDP”) and ACCEL Media International LLC, FMW Media Works LLC (collectively, “ACCEL”) entered into a Corporate Communications Services Agreement dated as of October 4, 2022 (the “ACCEL Agreement”). Pursuant to the terms of the ACCEL Agreement, ACCEL agreed to provide the Company with a variety of television, production, promotional media, media analysis, and media procurement to assist the Company in generating positive media awareness about its business. The term of the ACCEL Agreement is for a period of five years. The promotional media services provided by ACCEL will have a market value of no less than $30,700,000. In addition, the ACCEL Agreement requires ACCEL to exclusively rely on and use DDP to offer, create and distribute any custom 30 minute or longer program for all ACCEL in-house video production and marketing content that is tendered to ACCEL customers.

In consideration for the services to be provided by ACCEL, the Company issued to ACCEL 3,500,000 shares of unregistered Common Stock, an option to acquire 5,000,000 shares of unregistered Common Stock at an exercise price of $2.00 per share (the “ACCEL Stock Option”) and a warrant to purchase up to 2,000,000 shares of Common Stock at an exercise price of $1.00 per share (the “ACCEL Warrant”). The ACCEL Option expires three years after the date of issuance and the ACCEL Warrant expires 90 days after the date of issuance. In the event the ACCEL Warrant is exercised in whole or in part, then upon each exercise thereof, if any, the Company agreed to issue to ACCEL a three year option to acquire a number of shares of Common Stock equal to the number of shares of Common Stock acquired by ACCEL upon exercise of the ACCEL Warrant, at an option exercise price of $2.00 per share. The exercise price of the ACCEL Stock Options and the ACCEL Warrants is subject to proportional adjustment in the event of stock splits, stock dividends and similar corporate events.

ACCEL agreed that it will not, directly or indirectly, for a period of one year after October 4, 2022, lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of), directly or indirectly, any of the shares of Common Stock issued to ACCEL pursuant to the ACCEL Agreement, the ACCEL Stock Option or the ACCEL Warrant.

The ACCEL Agreement, ACCEL Stock Option and ACCEL Warrant also contains additional customary covenants, representations and warranties.

The address of our principal place of business is 24200 CR-561, Astatula, FL 34705.

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DESCRIPTION OF THE BUSINESS

Overview

The Sustainable Green Team is a provider of environmentally conscious solutions in the arbor care, disposal, and recycling industries. The Company is a collector of tree debris (“feedstock”), throughout the southeast region of the United States. The Company beneficially-reuses feedstock to manufacture wood-based mulch and lumber products that are sold nationwide. The Company has a division that manufactures and sells proprietary mulch colorants and coloring equipment. The Company is also installing equipment for producing soil products and expects to start selling these products in 2023.

Historically, the harvest and processing of wood has resulted in timber waste and feedstock being sent to landfills and disposal sites, essentially collecting and disposing of useful products. The Sustainable Green Team’s mission is to address this traditional “collect-and-dispose” wasteful model, partly by partnering with a large waste management company, thereby turning feedstock that would otherwise be thrown away into reusable products such as mulch and soil.

The Sustainable Green Team operates as a holding company with two operating subsidiaries:

●	National Storm Recovery, LLC (“NSR”), a Delaware LLC, operating as “Central Florida Arborcare”, provides arbor care, tree trimming, and storm debris clean-up and disposal services, primarily in the southeastern United States with nationwide capabilities; and

●	Mulch Manufacturing, Inc. (“MMI”), an Ohio corporation, manufactures mulch, lumber and soil products in the United States midwest and southeast regions, and the Ohio Valley. MMI has nationwide distribution channels.

As illustrated below, the Company’s vertically integrated business begins with the collection of feedstock through NSR. Feedstock is then beneficially-reused by MMI, for recycling and manufacturing of lumber and organic mulch. We package our products and sell them to retailers, wholesalers, landscapers, and garden centers nationwide. The diagram also includes soil products that we expect to begin manufacturing and selling in 2023.

The Company also currently holds all of the issued and outstanding capital stock of a non-operating direct subsidiary, Sierra Gold Merger Corp., a Delaware corporation, which was formed for the sole purpose of facilitating the restructuring of the Company as a holding company pursuant to Delaware General Corporation Law (“DGCL”) §251(g) known as “the Delaware Holding Company Statute.” In addition, the Company indirectly holds through MMI all of the issued and outstanding capital stock of a non-operating subsidiary, Rose Transport Inc., an Ohio Corporation, which was utilized for transporting feedstock and packaged mulch between locations owned and operated by MMI.

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We process feedstock through several processing facilities we own that are strategically located in the southeast region of the United States. The Company owns sawmills in Homerville, Georgia; Jasper, Florida; and Beaver, Washington. The Homerville sawmill produces cypress bark for our mulch product lines, as well as marketable lumber. We closed on the acquisitions of the Jasper and Beaver sawmills in December 2021. We currently purchase our pine bark from other sawmills in addition to pine bark produced at the Jasper mill that commenced limited production of lumber and mulch in October, 2022. We expect to ramp up both lumber and mulch production at the Jasper mill in the first quarter of 2023. The estimated costs to complete the ramp up in production at the Jasper mill is included in our disclosure regarding anticipated capital expenditures. See “Management’s Discussion & Analysis of Financial Condition and Results of Operations - Material Cash Requirements” and “Risk Factors - We will require additional funding for our growth plans, and such funding may result in a dilution of your investment.”

The MMI division also creates proprietary mulch dyes, colorants, and mulch processing equipment. We manufacture a range of mulch products with different textures and colors for specific landscape needs using our coloring technology. For example, MMI’s capabilities were instrumental in developing our innovative line of colored mulches that we market under our Nature’s Reflections™ brand, including our patented Softscape® products. The Company also sells our colorants and Cheetah brand coloring equipment that we manufacture to other companies that produce landscaping materials.

Industry Overview

The Sustainable Green Team’s vertically integrated business segments operate in five interrelated industries: (1) tree care and removal services, (2) mulch products, (3) lumber, (4) manufactured soils, and (5) colorants and coloring equipment.

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Tree Care and Removal Industry

Over the last five years, favorable macroeconomic trends, higher levels of construction activity and extreme weather conditions have increased demand for tree care and green waste removal. Housing starts have been growing at historic rates driving demand for these services. Residential construction is forecasted to increase at least through 2028. Extreme weather events across the United States have led to high demand for tree care and green waste removal. Restoration following extreme weather events also creates demand for products like lumber and mulches.

The market for tree trimming services in the United States has grown at a compound annual growth rate (CAGR) of 9.1% for the past five years, which is faster than the overall U.S. economy. The U.S. tree trimming service market is expected to generate $29 billion in revenue in 2022, according to research published by IBIS World in January 2022.

Mulch Industry

Over the past decade, demand has been increasing for pine needle, pine bark, hardwood, and cypress mulches world-wide. Many landscape venues, across publicly and privately owned land, such as gardens, parks, schools, and resorts, are converting to mulching materials, manufactured soils, and improved environmental practices to achieve cost savings. Manufactured products can be used as environmentally safe substitutes for traditional ground covers, such as grass and other plants, that require costly and wasteful watering. Traditional ground covers also require fertilizers and pest control products that are expensive and often harmful to the environment. There is also a trend towards environmentally friendly mulch products among homeowners and other retail customers.

According to statistics gathered by AmeriMulch, the color-enhanced landscape mulch market grew to 55 million cubic yards in 2015, from just 5 million yards in 2005. According to AmeriMulch, some 1,070 global mulch producers produced over 53 million yards of mulch in 2019. Further, according to HomeAdvisor.com, the national average cost of a cubic yard of mulch is roughly $30, suggesting the 2019 U.S. retail mulch market was roughly $1.6 billion. Looking forward, Grandview Research, Inc. forecasts the North American Lawn & Gardening Consumables Market, which includes mulch, to grow to $25.94 billion in 2027, from $20.13 billion in 2020. This represents a 3.6% CAGR. Extrapolating the 3.6% CAGR to the North American Mulch market suggests that market could grow to approximately $2.1 billion in 2027.

Lumber Industry

The historic demand for lumber was triggered by a perfect storm of factors set off during the pandemic. When COVID-19 broke out in spring 2020, sawmills cut production and unloaded inventory in fears of a looming housing crash. The crash did not happen—instead, the opposite occurred. Americans rushed to home improvement stores to buy materials for do-it-yourself projects. Favorable interest rates facilitated a housing boom. That boom, which was intensified by a large number of millennials starting to hit their peak home buying years, dried up housing inventory. This sent buyers in search of new construction. Home improvements and construction require significant amounts of lumber, exceeding the supply available from sawmills. The market for wholesale lumber in the United States is predicted to generate $131.6 billion in revenue in 2022, according to research published by IBIS World in August 2021. Between 2017 and 2022, the market grew by at CAGR of 6.2%.

Manufactured Soil Industry

Manufactured soil refers to a composition of different soils, soil components and other like materials used for various purposes in horticulture, gardening, and other applications such as site restoration. The primary purpose of manufactured soil is to modify and, in most cases, enhance the properties of soil to meet specific needs. The market continues to gain momentum with increasing development and innovations driven by increased demand for organic gardening, a growing market for horticulture, a growth in lawn and garden consumables, and government support and initiatives. The market for the soil treatment market in the United States is predicted to generate $58 billion in revenue in 2028, according to research published by Zion Market Research in August 2021. Between 2021 and 2028, the market is expected to grow by at CAGR of 5.7%.

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Colorants Industry

Color treated mulch is appealing to homeowners that want to customize their landscaping and gardens. The demand for mulch treatment materials, including color tint and preservatives, has grown steadily. Therefore, we believe mulch manufacturers with the ability to treat and color process lower grades of wood could have a significant competitive advantage. The colorants market was valued at $34.7 Billion in 2021 and is projected to reach $98.3 Billion by 2030, according to research published by Precedence Research in July 2022. Between 2021 and 2030, the market is expected to grow by at CAGR of 12.27%.

Our Products and Services

Our tree services and storm recovery services collect some of the feedstock that we use to manufacture our products. The feedstock is processed at the recovery sites and the sawmills that we own to produce marketable lumber and the materials for our innovative mulch products. Our products include a variety of attractive, next-generation mulches that we sell to distributors, big box stores and other retailers for use by landscapers, installers, and other consumers. The vast majority of our revenues are derived from our manufacturing and sales of mulch and we expect that to continue for the near future. We also wholesale manufactured soil products manufactured by other companies and expect to begin manufacturing our own soil products in 2023.

Tree Care and Removal Services

Our subsidiary NSR, operating as “Central Florida Arborcare”, provides tree maintenance, disaster recovery, debris removal, and disposal services to residential, commercial, and government customers. The Company’s customers include all levels of government, from federal disaster recovery projects to county schools. We have multi-year contracts with hundreds of municipal properties in Florida. We are paid by other companies in the disaster recovery, tree care and waste management industries to haul away and dispose of tree wood and debris.

In addition to the revenue generated by the services NSR provides, the feedstock we collect is valuable to our manufacturing operations. It provides us with the primary raw material that our other lines of business use to produce mulch, lumber and soil products.

Mulch Products

In January 2020, the Company acquired Mulch Manufacturing, Inc., a company with decades of experience in manufacturing mulch products. Through the MMI acquisition, we were able to diversify our product lines. We now manufacture a wide variety of mulch products, including cypress and pine mulches, in an array of colors for many different applications. For example, our playground chips are used by schools, parks, and other play areas. They are manufactured in several colors and they are certified to be safe by the International Play Equipment Manufacturer’s Association (IPEMA).

We sell our mulch products to wholesalers, retailers (including garden centers, nurseries, hardware stores, supermarkets and convenience stores), and direct to customers in the landscaping industry.

Lumber Products

The feedstock we collect is processed into lumber at the sawmill we own in Homerville, Georgia. We sell this cypress lumber wholesale to log home builders, specialty lumberyard outlets and backyard fence installers and direct to retail customers looking for durable and aesthetically pleasing building material resistant to rot and insects.

In December 2021, we closed on the acquisitions of sawmills in Jasper, Florida and Beaver, Washington. We began limited production of pine bark and marketable lumber at the Jasper mill in the third quarter of 2022, with the Beaver mill expected to come online in 2024.

Manufactured Soil Products

We currently resell manufactured soil products produced by third parties. We sell these products wholesale to big box retailers and to retail customers in the landscaping industry.

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In 2021, the Company purchased an automated soil blending system and production line which is being installed at our Jacksonville, Florida facility. This equipment allows us to blend and produce our own manufactured soil products and is expected to be fully operational by 2023. We will offer several proprietary blends of manufactured soil products to our customers. We expect to have the same channels of distribution for the soils we will be manufacturing that we have for our current reselling.

Colorants Products and Machinery

The Company manufactures colorants to dye its cypress and pine mulches. Customers can choose from a wide range of appealing colors for their landscaping needs. We also sell colorants for use by other third party manufacturers of landscape materials.

Our colorants products and machinery are highly regarded for their exceptional quality, competitive pricing, and efficiency.

The Company manufactures coloring machines in two different sizes for mulches under the brand Cheetah Coloring Systems™. The Cheetah machines that we manufacture, and sell are more energy and water efficient than competing products, making ours the most cost effective to operate and better for the environment. Among other reasons, our Cheetah machines are powered by electricity which is cleaner energy than the diesel power used by competing products.

We are actively pursuing locally sourcing raw materials for colorants. By locally sourcing, we mitigate the environmental impact of our operations and eliminate shipping expenses and tariffs associated with importing materials from China.

Our Vision and Competitive Advantages

Our wholesale customers work with us due to our ability to provide a broad array of products for landscaping needs. Our products include over two dozen varieties of mulches in different textures and colors, and various soils for different uses such as potting, garden and blends that enhances the organic matter at the applied location. We operate with a high level of expertise, with a combined senior management team possessing over 350 years of professional experience, and a focus on customer retention through responsiveness and reliability. We have grown our workforce and now have over 200 employees in season.

We view ourselves as a “one-stop-shop” solutions provider for superior quality mulch products. This ability to provide more than one style of mulch product is in direct response to the landscape industry tastes and preferences to have various wood fiber sources, such as pine or cypress, color, texture, and an environmentally friendly product line. We devote substantial resources to research and development, having developed proprietary products in the mulch, colorant and colorant machine manufacturing segments of our business.

We believe our vertically integrated business model sets us apart from our competitors because we provide the services and facilities necessary to collect our own feedstock. We have expanded our operations and we now collect feedstock in three regions and sell our products in 33 states. We have established relationships with four big box retail customers — Lowe’s Home Improvement, Menard’s, 7-Eleven, and Circle-K — and more than 400 other customers.

We have consistently expanded our product lines in innovative ways. We hold over 20 trademarks and a patent on our innovative Nature’s Reflections™ Softscape®.

We have also focused on cost containment and entered into direct rail contracts with CSX and Norfolk Southern to transport our manufactured products.

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Vertical Integration

We believe that our vertically integrated, environmentally friendly business model provides us with substantial competitive advantages in the industries in which we operate. These competitive advantages of our business model include:

●	lower disposal costs as an arborist and storm recovery service provider because we do not pay landfills to accept our feedstock as waste;
●	lower manufacturing costs for mulch, lumber and manufactured soil products due to plentiful multi-channel sources for our feedstock;
●	cost advantages due to geographic proximity of our feedstock collection and end-use consumers;
●	cost advantages through our long-term direct (not brokered) rail transport and trucking contracts, improving our efficiency and logistics; and
●	improved quality controls that position the products to compete effectively in the wholesale and retail markets.

Environmentally Friendly

The Company’s ethos is rooted in environmental sustainability. We begin with the collection of tree debris from our tree services and lumber divisions which would otherwise end up in landfill sites. The feedstock collected is then moved through the processing division for recycling and manufacturing into lumber and attractive, next-generation mulches that we sell to wholesalers, retailers, landscapers, installers, and garden centers.

Our Executive Leadership Team

Anthony Raynor is the founder and CEO of The Sustainable Green Team. His vision is supported by a strong operational team, especially after the acquisition of MMI in 2020. Mr. Raynor has a focused business strategy to identify areas to manage costs and enhance quality, to build out supply chain security through targeted acquisitions and to empower his leadership team to identify areas of improvement for the Company. We believe these efforts are a driving factor of our success.

Recent Expansion and Growth

The Company plans to expand its operations through a combination of organic growth, strategic acquisition, and through its partnership with a leading waste disposal company. We believe executing on our strategy will result in rapid growth and geographic expansion.

Since inception, we have actively grown and vertically integrated by acquiring additional companies and assets. We have completed the acquisition of multiple companies since our formation. In January 2020, we acquired Mulch Manufacturing, Inc. We announced the strategic acquisition of a marketing firm, Day Dreamer Productions, LLC, in December 2021. The Founder, Victor Spangler, became our Chief Marketing Officer (CMO) and continues to serve as President of Day Dreamer Productions, LLC. This acquisition enhances our previous in-house marketing resources. In December 2021, we acquired sawmills in Jasper, Florida and Beaver, Washington. The addition of these mills will increase our sawing capacity to over 100 million board feet of lumber annually and significantly expand our mulch manufacturing.

In December 2021, the Company renewed a July 2019 agreement with Waste Management, Inc. through July 2025. Waste Management is a one of the largest disposal waste companies that own landfills throughout the United States. The renewal allows the Company to continue using two of Waste Management’s sites, one in Apopka, Florida and the other in Winter Garden, Florida, where we store, grind, screen, color, and bag top quality mulches for distribution. The agreement provides us with the vegetated waste that Waste Management collects at these sites, including feedstock. We also use the Waste Management sites for feedstock storage for National Storm Recovery. We believe that the renewal helps the Company execute its business strategy because it provides us with significant efficiencies, such as pre-approved zoning, lower operational costs, access to a substantial amount of additional raw materials, and a faster production cycle. Our continued relationship is desirable for Waste Management because feedstock would take many years to decompose in a landfill and we can supply them with finely processed biomass that is beneficial to their landfill operations.

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We have also diversified our distribution channels for our products. We have grown our distribution, which now include many retail stores, including Lowe’s Home Improvement, Menard’s, 7-Eleven, Circle-K, ACE Hardware and other retail chains.

We have been communicating with a myriad of companies in the mulch, waste management, and tree trimming industries to expand operations through additional strategic acquisitions. Several of these discussions have progressed to non-binding letters of intent to acquire companies or their assets.

On August 9, 2022, the Company entered into the VRM Sublicense and an amendment to that agreement on October 12, 2022 which will enable the Company to produce a soil amendment product, HumiSoil® and XLR8® Bio. See Item 1. Business - Corporate History and Item 1. Business - Description of the Business - Diverse Products Offerings.

On October 4, 2022, the Company entered into the Corporate Communications Services Agreement with ACCEL to procure a variety of television, production, promotional media, media analysis, and media procurement to assist the Company in generating positive media awareness about its business and to expand DDP’s video production and marketing business to ACCEL customers. See Item 1. Business - Corporate History.

Management’s Strategy Future Expansion and Growth

Our core growth strategy includes:

Building Upon Strong Customer and Supplier Relationships to Expand Organically

Our national footprint and broad supplier relationships, combined with our regular interaction with a large and diverse base of over 450 customers, make us an important link in the supply chain for landscape products. Our suppliers benefit from us being a single point of contact for improved production planning and efficiency, and our ability to bring new product launches quickly to market on a national scale. We intend to continue to increase our size and scale in customer, geographic and product reach, which we believe will continue to benefit our supplier base. Our customers in turn benefit from our local market leadership, talented associates, high quality products, broad product offering and high inventory availability, timely delivery and complementary value-added services. We will continue to work with new and existing suppliers to maintain the most comprehensive, high quality product lines for our customers at competitive prices and enhance our role as a critical player in the supply chain. As we continue to grow, we believe our strong customer and supplier relationships will enable us to expand our market share in the landscape supplies industry.

Growing at the Local Level

The vast majority of our customers operate at a local level. We believe we can grow market share in our existing markets with limited capital investment by systematically executing local strategies to expand our customer base, increase the amount of our customers’ total spending with us, optimize our network of locations, coordinate multi-site deliveries, partner with strategic local suppliers, introduce new products and services, increase our share of underrepresented products in particular markets and improve sales force performance. We currently offer our full product line in only 24% of the United States.

Pursuing Value-Enhancing Strategic Acquisitions

Through recently completed strategic acquisitions, including the addition of sawmills in 2021 located in Jasper, Florida and Beaver, Washington, we have added new markets, new product lines, talented associates and operational best practices. In addition, we increased our sales by introducing products from our existing portfolio to customers of newly acquired companies. We intend to continue pursuing strategic acquisitions to grow our market share and enhance our local market leadership positions by taking advantage of our scale, operational experience and acquisition know-how to pursue and integrate attractive targets. We believe we have significant opportunities to add product categories in our existing markets through acquisitions. In addition, we are reviewing attractive new geographic markets for expansion through acquisitions. We will continue to apply a selective and disciplined acquisition strategy to maximize synergies obtained from enhanced sales and lower procurement and corporate costs.

Executing on Identified Operational Initiatives

We have undertaken significant operational initiatives, utilizing our scale to improve our profitability, enhance supply chain efficiency, strengthen our pricing and category management capabilities, streamline and refine our marketing process and invest in more sophisticated information technology systems and data analytics. In addition, we work closely with our local area team leaders to improve sales, delivery and branch productivity. Although we are still in the early stages of these initiatives, they have already contributed to improvement in our profitability, and we believe we will continue to benefit from these and other operational improvements.

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Continuing to Value and Reward Our Employees

We believe our associates are the key drivers of our success, and we aim to recruit, train, promote and retain the most talented and success-driven personnel in the industry. Our size and scale enable us to offer structured training and career path opportunities for our associates, while at the area and branch level we have built a vibrant and entrepreneurial culture that rewards performance. We promote ongoing, open and honest communication with our associates to ensure mutual trust, engagement and performance improvement. We believe that high-performing local leaders coupled with creative, adaptable and engaged associates are critical to our success and to maintaining our competitive position, and we are committed to being the employer of choice in our industry

Relationships with Additional Suppliers of Feedstock

We competitively source our feedstock effectively in a fragmented tree care industry, primarily from small businesses, because we provide arbor care and landscape contractor businesses opportunities to unload and profit from feedstock that they would consider to be waste. We believe we are the largest customer for many arborists across the southeastern region of the United States. Sourcing feedstock competitively and broadly allows us to keep the cost of our products highly competitive.

Our strategic relationship with Waste Management, Inc. has provided us with millions of dollars in cost savings and also saved us years of time it would have taken for acquiring permits and developing the valuable relationships they have developed.

Customer Relationships

The Company’s customers include governmental, residential, and commercial customers. The Company has a diversified customer base consisting of more than 450 customers as of October 1, 2022. Our top 10 customers accounted for approximately 44% of our product sales for the nine months ended October 1, 2022, with the largest five customers at 21%, 5%, 3%, 3% and 3%, respectively, of our product sales for the nine months ended October 1, 2022 and the other five customers each 2% or less of our product sales for the nine months ended October 1, 2022. Therefore, our sales are not concentrated in any single or a few customers. Our typical customer is a large, national retail chain that sells landscaping products.

Diverse Products Offerings

We have a wide array of mulch product offerings making our products competitive for many different purposes. In the mulch and manufactured soil industries, we introduced new mulch products in 2021, including our patent-protected Nature’s Reflection™ Softscape®. Our Softscape® mulch is more uniform in shape and lighter in weight than traditional mulches, allowing water and air to penetrate soil and reach plant roots, while also inhibiting weed growth at the surface. We are continually working on new products and lines of business, including ways to diversify our coloring and pigment products.

Our current line of products include:

●	Cypress Rose: This is our flagship product and our most popular mulch sold, a premium 100% cypress mulch.

●	Nature’s Reflections™ Softscape®: Nature’s Reflections patented Softscape® mulch has an impressive 4-year color retention. It has the look of pine straw but will not blow or wash away. Softscape is lightweight, covering 50% more area and allowing for water penetration of soil which keeps plants healthy but also inhibits weed growth.

●	Cypress Fargo: This is also made from 100% cypress. This product is carefully debarked from red pond cypress logs.

●	All Bark Cypress Royal: A premium product in the mulch industry which is made only from the bark of the Cypress log.

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●	Natural Pine Straw: Southern pine straw (needles) have been a staple southern mulch, used for years by homeowners and landscapers.

●	All Bark Cedar: Super Grade “A” mulch made from 100% cedar trees which is carefully shredded to a very soft texture.

●	Color Enhanced Hardwood: This mulch is made from hardwood fiber products. Natures Reflections™ colorant gives the mulch a vibrant color.

●	Path ‘N Play Chips: These chips are used primarily for playgrounds and schools. They are made from 100% Virgin Forest products with no foreign materials or chemicals. They are certified to be safe for play areas by the International Play Equipment Manufacturer’s Association (IPEMA)

●	Humisoil® & XLR8® BIO: technology uses any vegetative green waste or compostable material, including wood material such as sawdust or chips or grindings from wood material, and applies a catalyst to stimulate natural reactions that manufactures and stores soil moisture. The 100% organic material is converted into HumiSoil®, a valuable soil amendment, reducing the need for fertilizers and chemicals while increasing production of agricultural products, including livestock grazing on pastureland.

Private Label Mulch and Soil Products

Our ability to custom color and private label our mulch products is another source of flexibility valued by our industry and one that presents growth opportunities with large retail stores and other parties that are larger than ourselves. We expect to expand our private label product offerings in 2023 when we begin manufacturing our own soil products pursuant to the terms of the VRM Sublicense. See Item 1. Business - Corporate History).

Cheetah™ Coloring Systems

Our colorants products and machinery are highly regarded for their exceptional quality, competitive pricing, and efficiency. The Cheetah machines that we manufacture, and sell are more energy and water efficient than competing products, making ours the most cost effective to operate and better for the environment. Among other reasons, the Cheetah™ machines operate at a high speed and can support multiple simultaneous conveyor belts. Our Cheetah machines are powered by electricity which is cleaner energy than diesel power used by competing products.

Long-Term Direct Transportation Contracts

The Company has directly negotiated with CSV and Norfolk Southern Railroads to haul high volume loads of our products for distribution across the United States. We believe that these contracts are more favorable than those of our principal competitors, which are typically negotiated through brokers. In fact, other companies in our industry have outsourced their shipping needs to us because of our relationships with rail companies and long-term contracts on favorable terms to the Company.

Facilities

Corporate Headquarters, Warehouse and Retail Store in Astatula, Florida

On December 1, 2020, the Company purchased a 100-acre parcel of property located in Lake County, Astatula, Florida. The mixed-use property includes 5,000 square feet of office space, which serves as our headquarters, a warehouse, and a retail store, providing us with ample room for expansion. The property is used for tree debris collection, mulch manufacturing, and soil composting. At the on-site retail store, we sell over 20 different varieties of mulch directly to consumers.

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Collection, Manufacturing and Bagging Site in Apopka, Florida

Our Apopka, Florida facility recycles wood and serves as a home-base for our collection equipment in the Florida region. The facility also manufactures mulch and operates two bagging lines. It has on-site coloring capabilities to produce a variety of different mulch products.

Storage and Mulch Manufacturing at Waste Management, Inc. Landfills in Apopka, Florida and Winter Garden, Florida

In October 2021, the Company renewed a July 2019 agreement with Waste Management, Inc. through July 2025. This agreement allows the Company to use two of Waste Management, Inc.’s sites, one in Apopka, Florida and the other in Winter Garden, Florida. The Company uses these sites for tree removal and feedstock storage for NSR’s disaster recovery services. The Company also obtained lease rights to permit it to manufacture and bag mulch on the properties. It further provides access to Waste Management Inc.’s feedstock that it collects. This is desirable for Waste Management, Inc. because feedstock takes many years to decompose in a landfill. We believe that this agreement helps the Company execute its business strategy because it provides us with significant efficiencies, such as pre-approved zoning, lower costs, access to additional raw materials, and a faster production cycle.

Mulch Manufacturing Production and Storage Facility in Callahan, Florida

Our Callahan plant has been in operation since 1989. At this plant we manufacture cypress, hardwood pine, Nature’s Reflection™ Softscape® and colored mulch. The plant operates a bagging line for these products. This property includes 100 acres of storage.

Colorant Manufacturing, Bagging Line Storage and R&D Facility in Jacksonville, Florida

The 100,000 square feet Jacksonville site operates a manufacturing plant, our retail store and collection site. At the Jacksonville site the Company manufactures colorants and operates a bagging line. The retail sales provide customers with access to many of our products. The property is also our collection site for feedstock and operates as our R&D facility for colorants.

Sawmills

Homerville, Georgia. The Homerville Sawmill is a 50-acre property located in Homerville, Georgia, operating since 1981, that processes cypress lumber as well as residual products, including all bark mulches, playground chips and saw dust. The mill currently operates as the nation’s only mill to exclusively saw cypress with a capacity to saw 6,500,000 board feet of cypress lumber annually and is being retrofitted with an optimized edger and optimized gang saw that will increase its capacity to 10,000,000 board feet. The mill currently produces lumber in a wide range of different lengths and widths for many different uses. The mill also has a drying capacity of 3,108,000 board feet annually. The mill also has milling capabilities and produces more than 2500 trucks of our mulch products annually. The mill is scheduled for additional upgrades throughout 2022, including a robotic stacker, automated palletizer and additional kiln capacity to increase overall efficiencies.

Jasper, Florida. In December 2021, we closed on an acquisition of a sawmill in Jasper, Florida. The Jasper Mill saws southern yellow pine lumber as well as residual products, including pine bark, pine chips, pine dust, and pine shavings. We expect that this mill, which has a 30 million board-feet maximum annual output, will initially operate at 10 million board-feet annually.

Beaver, Washington. In December 2021 and in March 2022, we closed on an acquisition of a sawmill including certain real estate in Beaver, Washington. The Beaver mill is approximately 100,000 square feet. It has over $8 million in existing infrastructure. It will be capable of producing 100 million board feet of lumber per year once retrofitted for our production. The Company has already engaged experts in mill optimization, design, and buildout for the retrofit of the mill. This acquisition will establish the Company’s initial operations on the West Coast, increase the Company’s lumber, mulch, woodchip and manufactured mulch production, enabling us to expand into new markets and supplement our product offerings. The mill is located in a federally-approved Economic Opportunity Zone and it is eligible for certain tax credits. Our ownership and operation of the mill is supported by the nearby municipal and state governments.

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Equipment

The Company uses a variety of heavy equipment from boom cranes, pickup trucks, bucket trucks, grapple trucks, grinders, chippers, front-end loaders, excavators, log loaders, disc and trommel screens, de-barkers, forklifts, semi-trucks and trailers and skid steer loaders, automated bagging and palletizing/stretch wrap systems, sawmill, batch blending system, and coloring machines in its operations.

The majority of the equipment used by the Company (and its operating subsidiaries) is owned outright by the Company, but the Company does lease certain equipment. The leases for such equipment contain terms that are customary in the industries in which the Company and its subsidiaries operate in for such equipment.

Seasonality and Weather Patterns

Our services and products are subject to seasonal variability and weather patterns. Based on historical performance, we expect changes in key financial metrics as seasons change. Spring mulching, fall cleanup, and seasons more prone to extreme weather events can cause material fluctuations in revenue, manufacturing costs and cash flows throughout the year. Not all of our products and services are similarly correlated to weather events. For example, stormy weather may increase demand for some products and decrease demand for others. Accordingly, our diversified product line helps to mitigate the effects of the variability. Typically, our revenues and net income have been higher in the spring, which corresponds with our second fiscal quarters.

Intellectual Property

We, primarily through our subsidiaries, hold or have rights to use various service marks, trademarks and trade names we use in the operation of our businesses that we deem particularly important to each of our businesses. As of January 1, 2022, we had over twenty trademarks for bag labels.

Mulch Manufacturing, Inc. was assigned a patent on our latest product line, Softscape®, which is lighter in weight and has a more uniform appearance than other mulches. The patent was issued by the U.S. Patent and Trademark Office on March 8, 2011. The Softscape® patent covers the manufacturing process and the attributes making it lighter in weight and more uniform in appearance than other mulches. Although Softscape® is patent protected, we do not patent our formulas of the colorants we manufacture.

Company Contracts

In October 2021, the Company renewed a July 2019 agreement with Waste Management, Inc. through July, 2025. This agreement allows the Company to continue using two of Waste Management, Inc.’s sites, one in Apopka, Florida and the other in Winter Garden, Florida. The Company uses these sites for tree removal and feedstock storage for NSR’s disaster recovery services. The Company also obtained lease rights to permit it to manufacture and bag mulch on the properties. It further provides access to Waste Management Inc.’s feedstock that it collects.

On August 14, 2019, the Company was awarded a three-year contract for emergency debris and tree removal services in Oakland, Florida. On December 6, 2022 the parties agreed to extend the term of this agreement for a period of two years.

On September 10, 2019, the Company was awarded, as the primary contractor, the tree trimming and removal services contract for the Orange County, Florida public school system. The agreement has a three-year term and covers 267 properties, including schools, administrative sites, technical colleges, and maintenance facilities.

On October 2, 2019, the Company signed an agreement to purchase certain equipment assets, including a dual line mulch bagging system, a mulch coloring system, a screening plant with regrind wood hog and a radial stacking conveyor. The equipment is expected to be installed at the Company’s newly opened wood debris recycling facility, located within Waste Management Inc.’s Vista Landfill in Apopka, Florida.

On October 9, 2019, the Company took delivery of several new wood debris recycling equipment units to be used at its newly opened wood debris processing facility located within Waste Management Inc.’s Vista Landfill in Apopka, Florida. The equipment consists of a new horizontal grinder and new excavator with continuous rotating grapple supported by a new wheel loader.

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In 2020, we entered into contracts to package Old Castle Law and Garden’s mulch for distribution in the Midwest, which was later increased in September 2021 to 1.5 million bags of mulch. We expanded our relationship with Menard’s, in which they agreed to a 25% location increase for our distribution. We entered into agreements to sell mulch to the Kroger Company; Circle K (which was expanded in November 2020. We also entered into contracts for disaster and storm recovery for Sulphur, Mississippi and Vero Beach, Florida.

In 2021, we renewed our contract to sell mulch to Lowe’s Home Improvement, one of our largest customers, through 2023. The company expanded its relationship with Menard’s which increased orders for our mulches by 50% for 2022. The company also entered into additional agreements to sell mulch to Circle K and Kroger.

In September 2021, the Company acquired a fully automated soil manufacturing and blending production system that is currently being installed in our Jacksonville, Florida facility. This equipment is expected to be operational in the fourth quarter of 2022.

In December 2021 and March 2022, the Company closed on the acquisitions of sawmills in Jasper, Florida and Beaver, Washington, which is expected to significantly expand our sawing capabilities and geographic reach once these mills ramp up expected production.

In February 2022, the Company entered into an agreement with Orange County, Florida to provide tree trimming and related services for roads and drainage for up to $5.7 million over the three year term of contract based on purchase orders if and when issued by Orange County during the contract term.

Corporate Information

We are currently incorporated and in good standing in the State of Delaware. Our principal executive offices are located at 24200 CR-561, Astatula, Florida 34705, and our telephone number is (407) 886-8733. Our website address is www.sustainablegreenteam.com. The information contained on our website is not incorporated by reference into this registration statement, and you should not consider any information contained on, or that can be accessed through, our website as part of this registration statement or in deciding whether to purchase our common shares.

REGULATORY

We are subject to various federal, state and local laws and regulations, compliance with which increases our operating costs, limits or restricts the services and products provided by our operating segments or the methods by which our operating segments offer, sell and fulfill those services or products or conduct their respective businesses, or subjects us to the possibility of regulatory actions or proceedings. Noncompliance with these laws and regulations can subject us to fines or various forms of civil or criminal prosecution, any of which could have a material adverse effect on our reputation, business, financial position, results of operations and cash flows.

These federal, state and local laws and regulations include laws relating to wage and hour, immigration, permitting and licensing, workers’ safety, tax, healthcare reforms, collective bargaining and other labor matters, environmental, federal motor carrier safety, employee benefits and privacy and customer data security. We must also meet certain requirements of federal and state transportation agencies, including requirements of the U.S. Department of Transportation and Federal Motor Carrier Safety Administration, with respect to certain types of vehicles in our fleets. We are also regulated by federal, state and local laws, ordinances and regulations which are enforced by Departments of Agriculture, the Environmental Protection Agency and similar government entities.

Employee and Immigration Matters

We are subject to various federal, state and local laws and regulations governing our relationship with and other matters pertaining to our employees, including regulations relating to wage and hour, health insurance, working conditions, safety, citizenship or work authorization and related requirements, insurance and workers’ compensation, anti-discrimination, collective bargaining and other labor matters.

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We are also subject to the regulations of U.S. Immigration and Customs Enforcement (“ICE”), and we are audited from time to time by ICE for compliance with work authorization requirements. In addition, some states in which we operate have adopted immigration employment protection laws. Even if we operate in strict compliance with ICE and state requirements, some of our employees may not meet federal work eligibility or residency requirements, despite our efforts and without our knowledge, which could lead to a disruption in our work force.

Environmental Matters

Our businesses and sites on which we operate are subject to various federal, state and local laws and regulations regarding environmental, health and safety matters, including the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Emergency Planning and Community Right-to-Know Act, the Oil Pollution Act and the Clean Water Act, each as amended. Among other things, these laws and regulations regulate the emission or discharge of materials into the environment, govern the use, storage, treatment, disposal, handling and management of hazardous substances and wastes, and protect the health and safety of our employees. These laws also impose liability for the costs of investigating and remediating, and damages resulting from, present and past releases of hazardous substances, including releases by us or prior owners or operators, at sites we currently own, lease or operate, customer sites or third-party sites to which we sent wastes. During fiscal year 2022, we did not incur any material capital expenditures for liabilities arising from the enforcement of any applicable environmental regulations.

State and Municipal Regulation; Permitting and Licensing

Each state in which we now operate or may operate in the future has laws and regulations governing (1) water and air pollution, and the generation, storage, treatment, handling, processing, transportation, incineration and disposal of storm debris; (2) in most cases, the siting, design, operation, maintenance, closure and post-closure maintenance of certain types of storm debris collection sites; and (3) in some cases, vehicle emissions limits or fuel types, which impact our collection operations. Such standards typically are as stringent as and may be more stringent and broader in scope than, federal regulations. Most of the federal statutes noted above authorize states to enact and enforce laws with standards that are more protective of the environment than the federal analog. These laws and regulations may impact our operations directly and indirectly from the obligations and restrictions they impose on our business partners, including Waste Management, Inc., which owns two of the sites we use.

Many municipalities in which we currently operate or may operate in the future also have ordinances, laws and regulations affecting our operations. These include zoning and health measures that limit our activities to specified sites or conduct, flow control provisions that direct the delivery of wastes to specific facilities or to facilities in specific areas, or other restrictions on the movement of wastes into a municipality.

Some states have enacted laws that allow agencies with jurisdiction over waste management facilities to deny or revoke permits based on the applicant’s or permit holder’s compliance status. Some states also consider the compliance history of the corporate parent, subsidiaries and affiliates of the applicant or permit holder.

Certain permits and approvals issued under state or local law may limit the types of waste that may be accepted at a solid waste management facility or the quantity of waste that may be accepted at a solid waste management facility during a specific time period. In addition, certain permits and approvals, as well as certain state and local regulations, may limit a solid waste management facility to accepting waste that originates from specified geographic areas or seek to restrict the importation of out-of-state waste or otherwise discriminate against out-of-state waste. Generally, restrictions on importing out-of-state waste have not withstood judicial challenge. However, from time-to-time federal legislation is proposed which would allow individual states to prohibit the disposal of out-of-state waste or to limit the amount of out-of-state waste that could be imported for disposal and would require states, under certain circumstances, to reduce the amounts of waste exported to other states. Although such legislation has not been passed by Congress, if similar legislation is enacted, states in which we operate solid waste management facilities could limit or prohibit the importation of out-of-state waste. Such actions could materially and adversely affect the business, financial condition and results of operations of any of our landfills within those states that receive a significant portion of waste originating from out-of-state.

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Certain states and localities may restrict the export of waste from their jurisdiction or require that a specified amount of waste be disposed of at facilities within their jurisdiction. Some proposed federal legislation would allow states and localities to impose flow restrictions. Those restrictions could reduce the volume of waste going to solid waste management facilities in certain areas, which may materially adversely affect our ability to operate our facilities. Those restrictions also may result in higher disposal costs for our collection operations. Flow control restrictions could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

Employees

In 2022, during the busiest times of the year for our business, we employed over 200 workers, none of whom are presently represented by a labor union. We consider our relations with our employees to be good.

Seasonality and Weather Conditions

Our services and products have seasonal variability such as increased mulching in the spring, tree removal and cleanup work in the fall, and disaster (hurricane) recovery in the summer and the fall. This can drive fluctuations in revenue, costs and cash flows for interim periods.

Typically, our revenues and net income have been higher in the spring, which corresponds with our second fiscal quarter. Seasonality and extreme weather events cause our results of operations to vary from quarter to quarter and year to year for the same quarter.

Weather may impact the timing of performance of our services and sales of our products (mulch) from quarter to quarter. Certain extreme weather events, such as hurricanes and tropical storms, can result in increased revenues related to cleanup and other services. However, such weather events may also impact our ability to deliver other services and our products or cause damage to our facilities or equipment. These weather events can also result in higher fuel costs, higher labor costs and shortages of raw materials and products. As a result, a perceived earnings benefits related to extreme weather events may be moderated.

Intellectual Property

We, primarily through our subsidiaries, hold or have rights to use various service marks, trademarks and trade names we use in the operation of our businesses that we deem particularly important to each of our businesses. As of October 1, 2022, we had over twenty trademarks for bag labels.

Mulch Manufacturing, Inc. was assigned a patent on our latest product line, Softscape®, which is lighter in weight and has a more uniform appearance than other mulches. The patent was issued by the U.S. Patent and Trademark Office on March 8, 2011. The Softscape® patent covers the manufacturing process and the attributes making it lighter in weight and more uniform in appearance other mulches.

Available Information

Our website address is www.sustainablegreenteam.com. Through this website, our filings with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports, will be accessible (free of charge) as soon as reasonably practicable after materials are electronically filed with or furnished to the SEC. The information provided on our website is not part of this registration statement.

You also may read any materials we file with the SEC over the Internet at the SEC’s website at www.sec.gov.

ITEM 1A. RISK FACTORS

An investment in our securities carries a significant degree of risk. You should carefully consider the following risks, as well as the other information contained in this registration statement, including our historical financial statements and related notes included elsewhere in this registration statement before you decide to purchase our securities. Any one of these risks and uncertainties has the potential to cause material adverse effects on our business, prospects, financial condition, and operating results which could cause actual results to differ materially from any forward-looking statements expressed by us and a significant decrease in the value of our common stock shares. Refer to “Cautionary Statement Regarding Forward-Looking Statements.”

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We may not be successful in preventing the material adverse effects that any of the following risks and uncertainties may cause. These potential risks and uncertainties may not be a complete list of the risks and uncertainties facing us. There may be additional risks and uncertainties that we are presently unaware of, or presently consider immaterial, that may become material in the future and have a material adverse effect on us. You could lose all or a significant portion of your investment due to any of these risks and uncertainties.

Risks Related to Our Business

We are a holding company and depend upon our subsidiaries for our cash flows.

We are a holding company. All of our operations are conducted, and almost all of our assets are owned, by our subsidiaries. Consequently, our cash flows and our ability to meet our obligations depend upon the cash flows of our subsidiaries and the payment of funds by these subsidiaries to us in the form of dividends, distributions or otherwise. The ability of our subsidiaries to make any payments to us depends on their earnings, the terms of their indebtedness, including the terms of any credit facilities and legal restrictions. Any failure to receive dividends or distributions from our subsidiaries when needed could have a material adverse effect on our business, results of operations or financial condition.

We will require additional funding for our current working capital needs and growth plans, and such funding may result in a dilution of your investment.

We attempted to estimate our funding requirements to implement our current working capital needs and growth plans, including our need for at least $18 million to complete our planned production of pine bark and marketable lumber at the Jasper mill, lumber production at our Beaver sawmill, and the purchase and installation of equipment for our Arborcare, mulch and soil operations and other working capital requirements related to our operations and contractual obligations related to the VRM Sublicense. See “Management’s Discussion & Analysis of Financial Condition and Results of Operations - Material Cash Requirements.” If our growth exceeds those plans or the costs or cash requirements of implementing such plans should exceed these estimates significantly or if we come across opportunities to grow through expansion plans either internally or through acquisitions which cannot be predicted at this time, and our funds generated from our operations prove insufficient for such purposes, we may need to raise additional funds to meet these funding requirements.

These additional funds may be raised by issuing equity or debt securities or by borrowing from banks or other sources. We cannot assure you that we will be able to obtain any additional financing on terms that are acceptable to us, or at all. If we fail to obtain additional financing on terms that are acceptable to us, we will not be able to implement such plans fully if at all. Such financing even if obtained, may be accompanied by conditions that limit our ability to pay dividends or require us to seek lenders’ consent for payment of dividends, or restrict our freedom to operate our business by requiring lender’s consent for certain corporate actions.

Further, if we raise additional funds by way of a rights offering or through the issuance of new shares, any shareholders who are unable or unwilling to participate in such an additional round of fund raising may suffer dilution in their investment.

If the voting power of our capital stock continues to be highly concentrated, it may prevent you and other minority stockholders from influencing significant corporate decisions and may result in conflicts of interest.

Anthony Raynor, our Chief Executive Officer, and sole director controls approximately 99% of the voting power of our outstanding capital stock. As a result, Mr. Raynor will have majority voting power over all matters requiring stockholder votes, including: the election of directors; mergers, consolidations, and acquisitions; the sale of all or substantially all of our assets and other decisions affecting our capital structure; amendments to our certificate of incorporation or our bylaws; and our winding up and dissolution.

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This concentration of voting power may delay, deter, or prevent acts that would be favored by our other stockholders. The interests of Mr. Raynor may not always coincide with our interests or the interests of our other stockholders. This concentration of voting power may also have the effect of delaying, preventing, or deterring a change in control of us. Also, Mr. Raynor may seek to cause us to take courses of action that, in his judgment, could enhance his investment in us, but which might involve risks to our other stockholders or adversely affect us or our other stockholders, including investors in this offering. As a result, the market price of our common stock could decline, or our other stockholders might not receive a premium over the then-current market price of our common stock upon a change in control. In addition, this concentration of voting power may adversely affect the trading price of our common stock because investors may perceive disadvantages in owning shares in a company with significant stockholders. See ”“Description of Capital Stock.”

The COVID-19 pandemic, along with rising fuel and labor costs has impacted and will likely continue to impact our business, financial condition and results of operations.

A pandemic outbreak of novel strains of coronavirus (COVID-19) has occurred across the globe and efforts to mitigate the health impact of the pandemic have profoundly and adversely affected economic activity. National, state and local governments have taken actions to mitigate the impact of the COVID-19 pandemic in a variety of ways, including by declaring states of emergency, issuing stay-at-home orders and ordering certain businesses to close or limit their operations. Although our transportation, tree care, debris removal and storm/disaster recovery services operations are considered essential services, there are some jurisdictions that have periodically limited or halted our operations or the operations of the general contractors with which we work as well as our own mulch and soil manufacturing operations. Amended or future governmental orders or other restrictions may limit or prohibit our transportation, tree care, debris removal and storm/disaster recovery services, as well as our mulch and soil manufacturing operations in certain locations in the future. Further limitations could have a material adverse impact on our business, financial condition, results of operations, and cash flow.

In addition to limitations on our operations because of governmental orders or restrictions, the COVID-19 pandemic has caused and will likely continue to cause disruptions to our business and operations as a result of social distancing measures, restrictions on travel and labor shortages as a result of illness and possible delays in H-2B visa processing in connection with recent or future government orders and regulations related to immigration. In addition, the COVID-19 pandemic has caused and may continue to cause disruptions in the business and operations of the general contractors with which we work and our suppliers. We may be unable to timely obtain the supplies we need to provide our products and services as well as difficulties in obtaining drivers for deliveries of products and raw materials, which could have a material adverse impact on our ability to operate our business. As a result, we may lose business opportunities, have reduced revenues or have difficulty collecting payments from clients, which could have a material adverse impact on our business, financial condition, results of operation, and cash flow.

Due to COVID-19 disruptions in the supply chain and rising fuel and labor costs, we experienced an increase in delivery costs of approximately 23% or $1.3 million during the nine month period ended October 1, 2022 compared to the nine month period ended October 2, 2021. The Company incurred minimal expense, less than $10,000, related to supplies, such as personal protection equipment as our main operations is outdoors and not actively involving interactions with non-employee individuals.

The extent to which the COVID-19 pandemic will impact our business, results of operations, financial condition and cash flows in the future will depend on future developments, including the duration, spread and intensity of the pandemic, our continued ability to manufacture and distribute our products, as well as any future government actions affecting consumers and the economy generally, all of which are uncertain and difficult to predict considering the rapidly evolving landscape. We are not able to predict the impact, if any, that the COVID-19 pandemic may have on the seasonality of our business.

The COVID-19 pandemic has also resulted in material adverse national and global economic conditions that are impacting, and will continue to impact, our business. Such conditions may result in an economic recession or prolonged economic downturn, which could result in a material loss of business for the duration of the downturn. Actions taken to mitigate the pandemic and resulting economic conditions are likely to materially and adversely impact our business, financial condition, results of operations and cash flows. Although we have taken certain actions to ensure the continuity of our business and operations, we may need to take additional actions to ensure the continuity of our business, including use of a hiring freeze, furloughing, or laying off employees and taking other actions to limit expenditures. We have taken out PPP loans and drawn on borrowing facilities and may need to further extend borrowings and indebtedness in order to obtain additional liquidity. The COVID-19 pandemic has also resulted in severe disruption and volatility in the financial markets. Depending on the extent and duration of the COVID-19 pandemic, the price of our common stock on the OTCQX tier of OTC Markets has experienced and may continue to experience declines and volatility which may negatively impact our ability to raise capital through the equity markets if necessary to increase our liquidity.

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In addition to the risks specifically described above, the impact of COVID-19 and the existing supply chain and inflationary pressures are likely to implicate and exacerbate certain risks, including those related to our customers, demand for our services, reliance on workers, suppliers, our indebtedness, and potential additional impairment of our goodwill and other intangible assets.

Our industry and the markets in which we operate are highly competitive and increased competitive pressures could reduce our share of the markets we serve and adversely affect our business, financial position, results of operations and cash flows.

We operate in markets with relatively few large competitors, but barriers to entry in the tree care, debris removal and storm/disaster recovery services industry as well as the mulch and soil industry are generally low, which has led to highly competitive markets consisting of entities ranging from small or local operators to large regional and national businesses, as well as potential customers that choose not to outsource their landscape maintenance services. Any of our competitors may foresee the course of market development more accurately than we do, provide superior service or products, have the ability to deliver similar services or products at a lower cost, develop stronger relationships with our customers and other consumers in the mulch and soil industries and in the tree care, debris removal and storm/disaster recovery services industry, adapt more quickly to evolving customer requirements, devote greater resources to the promotion and sale of their services or access financing on more favorable terms than we can obtain. In addition, while some regional competitors may be smaller than we are, some of these businesses may have a greater presence than we do in a particular market. As a result of any of these factors, we may not be able to compete successfully with our competitors, which could have an adverse effect on our business, financial position, results of operations and cash flows.

Our customers consider the quality and differentiation of the products and services we provide, our customer service, and price, when deciding whether to use our products and services. As we have strived to establish ourselves as leading, high-quality providers of mulch and soil product, transportation, tree care, debris removal and storm/disaster recovery services, we compete predominantly on the basis of high levels of service and strong relationships. We may not be able to, or may choose not to, compete with certain competitors on the basis of price and accordingly, some of our customers may switch to lower cost services providers or perform such services themselves. If we are unable to compete effectively with our existing competitors or new competitors enter the markets in which we operate, or our current customers stop outsourcing their tree care and debris removal maintenance services and storm/disaster recovery services, our financial position, results of operations and cash flows may be materially and adversely affected.

In addition, former employees may start tree care, debris removal and storm/disaster recovery services businesses similar to ours and compete directly with us. While we customarily sign non-competition agreements, which typically continue for one year following the termination of employment, with certain of our employees, such agreements do not fully protect us against competition from former employees and may not be enforceable depending on local law and the surrounding circumstances. Consequently, we cannot predict with certainty whether, if challenged, a court will enforce any non-competition agreement. Any increased competition from businesses started by former employees may reduce our market share and adversely affect our business, financial position, results of operations and cash flows.

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Our business success depends on our ability to preserve long-term customer relationships.

Our success depends on our ability to retain our current customers, renew our existing customer contracts, and obtain new business. Our ability to do so generally depends on a variety of factors, including the quality, price, and responsiveness of our products and services, as well as our ability to market these products and services effectively and differentiate ourselves from our competitors. We largely seek to differentiate ourselves from our competitors based on high levels of service, breadth of service offerings and strong relationships and may not be able to, or may choose not to, compete with certain competitors based on price. There can be no assurance that we will be able to obtain new business, renew existing customer contracts at the same or higher levels of pricing or that our current customers will not cease operations, elect to self-operate or terminate contracts with us. In our services segment, we primarily provide services pursuant to agreements that are cancelable by either party upon 30-days’ notice. Consequently, our customers can unilaterally terminate all services pursuant to the terms of our service agreements, without penalty.

Our growth projections assume efficiencies, cost savings and other benefits of our vertically integrated business model that might not be achieved.

Our business model is vertically integrated. Although we believe that vertical integration benefits our business, these benefits are difficult to quantify and might not be realized. Our growth projections are based on a variety of assumptions about efficiencies, cost savings and other benefits of being a vertically integrated company that may not be achieved. For example, we provide services through NSR that supply feedstock, raw materials, for the products MMI manufactures. If demand shifts disproportionately or inversely for NSR services and MMI products, we may have a shortage of feedstock and we would need to obtain more of our raw materials from other sources at a higher cost, or we might accumulate a surplus of feedstock and incur storage expenses. Furthermore, we are subject to a wider range of laws and regulations due to our vertical integration. The cost of compliance and dedication of management resources across all segments of our business may be higher than competitors that are not vertically integrated.

We may be adversely affected if customers reduce their outsourcing.

Our business and growth strategies benefit from the continuation of a current trend toward outsourcing services. Customers will outsource if they perceive that outsourcing may provide quality services at a lower overall cost and permit them to focus on their core business activities. We cannot be certain that this trend will continue or not be reversed or that customers that have outsourced functions will not decide to perform these functions themselves. If a significant number of our existing customers reduced their outsourcing and elected to perform the services themselves, such loss of customers could have a material adverse impact on our business, financial position, results of operations and cash flows.

Because we operate our business through dispersed locations across the United States, our operations may be materially adversely affected by inconsistent practices and the operating results of individual branches may vary.

We operate our business through a network of dispersed locations throughout the United States, supported by corporate executives and certain centralized services in our headquarters, with local branch management retaining responsibility for day-to-day operations. Our operating structure could make it difficult for us to coordinate procedures across our operations in a timely manner or at all, and certain of our branches may require significant oversight and coordination from headquarters to support their growth. In addition, the operating results of an individual branch may differ from that of another branch for a variety of reasons, including market size, management practices, competitive landscape, regulatory requirements, and local economic conditions. Inconsistent or incomplete implementation of corporate strategy and policies at the local level could materially and adversely affect our business, financial position, results of operations and cash flows.

We may not successfully implement our business strategies, including achieving our growth objectives.

We may not be able to fully implement our business strategies or realize, in whole or in part within the expected time frames, the anticipated benefits of our various growth or other initiatives. Our various business strategies and initiatives, including our growth, operational and management initiatives, are subject to business, economic and competitive uncertainties, and contingencies, many of which are beyond our control. In addition, we may incur certain costs as we pursue our growth, operational and management initiatives, and we may not meet anticipated implementation timetables or stay within budgeted costs. As these initiatives are undertaken, we may not fully achieve our expected efficiency improvements or growth rates, or these initiatives could adversely impact our customer retention, supplier relationships or operations. Also, our business strategies may change from time to time considering our ability to implement our business initiatives, competitive pressures, economic uncertainties or developments, or other factors.

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If we are unable to hire and retain key personnel, we may not be able to implement our business plan.

The execution of our business strategy and our financial performance will continue to depend in significant part on our executive management team and other key management personnel, our ability to identify and complete suitable acquisitions and our executive management team’s ability to execute new operational initiatives. We rely heavily on Anthony Raynor, the founder and CEO of the Company, to execute our business strategy. Consequently, the loss of Mr. Raynor may have a substantial effect on our future success or failure. We do not have and generally do not intend to acquire keyman life insurance on any of our executives, including Mr. Raynor. We may have to recruit qualified personnel with competitive compensation packages, equity participation, and other benefits that may affect the working capital available for our operations. Management may have to seek to obtain outside independent professionals to assist them in assessing the merits and risks of any business proposals as well as assisting in the development and operation of many company projects. No assurance can be given that we will be able to obtain such needed assistance on terms acceptable to us. Our failure to attract additional qualified employees or to retain the services of key personnel could have a material adverse effect on our operating results and financial condition.

Future acquisitions or other strategic transactions could negatively impact our reputation, business, financial position, results of operations and cash flows.

We have acquired businesses in the past and expect to continue to acquire businesses or assets in the future. However, there can be no assurance that we will be able to identify and complete suitable acquisitions. For example, due to the highly fragmented nature of our industry, it may be difficult for us to identify potential targets with revenues or profits sufficient to justify taking on the risks associated with pursuing their acquisition. The failure to identify suitable acquisitions and successfully integrate these acquired businesses may limit our ability to expand our operations and could have an adverse effect on our business, financial position, results of operations and cash flows.

In addition, acquired businesses may not perform in accordance with expectations, and our business judgments concerning the value, strengths and weaknesses of acquired businesses may not prove to be correct. We may also be unable to achieve expected improvements or achievements in businesses that we acquire. The process of integrating an acquired business may create unforeseen difficulties and expenses, including the diversion of resources away from our operations; the inability to retain employees, customers and suppliers; difficulties implementing our strategy at the acquired business; the assumption of actual or contingent liabilities (including those relating to the environment); failure to effectively and timely adopt and adhere to our internal control processes, accounting systems and other policies; write-offs or impairment charges relating to goodwill and other intangible assets; unanticipated liabilities relating to acquired businesses; and potential expenses associated with litigation with sellers of such businesses.

If management is not able to effectively manage the integration process, or if any significant business activities are interrupted because of the integration process, we may not be able to realize anticipated benefits and revenue opportunities resulting from acquisitions and our business could suffer. Although we conduct due diligence investigations prior to each acquisition, there can be no assurance that we will discover or adequately protect against all contingencies and material liabilities of an acquired business for which we may be responsible as a successor owner or operator.

In connection with our acquisitions, we generally require that key management and former principals of the businesses we acquire enter into non-competition agreements in our favor. Enforceability of these non-competition agreements varies from state to state and may depend on the relevant facts and circumstances. Consequently, we cannot predict with certainty whether, if challenged, a court will enforce any non-competition agreement. Increased competition could materially and adversely affect our business, financial position, results of operations and cash flows.

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Seasonality affects the demand for our services and products and our results of operations and cash flows.

The demand for our services and products and our results of operations are affected by the seasonal nature of our services and products in certain regions. Our services and products have seasonal variability such as increased mulching in the spring, leaf removal and cleanup work in the fall, and disaster (hurricane) recovery in the summer and the fall. Typically, our revenues and net income have been higher in the spring, which corresponds with our second fiscal quarter. Such variability in demand for our services and products causes our results of operations to vary from quarter to quarter and from year to year in the same quarter. Due to the seasonal nature of the services, we provide, we also experience seasonality in our employment and working capital needs. Our employment and working capital needs generally correspond with the increased demand for our services in the spring, summer and falls months and employment levels and operating costs are generally at their highest during such months. Consequently, our results of operations and financial position can vary from quarter-to-quarter and from year-to-year in the same quarter. If we are unable to effectively manage the seasonality and year-to-year variability, our results of operations, financial position and cash flow may be adversely affected.

Our operations are impacted by weather conditions.

Weather may impact the timing of performance of our services and sales of our products (mulch) from quarter-to-quarter and from year-to-year in the same quarter. Certain extreme weather events, such as hurricanes and tropical storms, can result in increased revenues related to cleanup and other services. However, such weather events may also impact our ability to deliver other services and our products or cause damage to our facilities or equipment. These weather events can also result in higher fuel costs, higher labor costs and shortages of raw materials and products. As a result, a perceived earnings benefits related to extreme weather events may be moderated. There is a risk that demand for our services and products will change in ways that we are unable to predict.

Increases in raw material costs, fuel prices, wages and other operating costs, and changes in our ability to source adequate supplies and materials in a timely manner, could adversely impact our business, financial position, results of operations and cash flows.

Our financial performance may be adversely affected by increases in our operating expenses, such as fuel, wages and salaries, employee benefits, health care, subcontractor costs, vehicle, facilities and equipment leases, insurance and regulatory compliance costs, all of which may be subject to inflationary pressures. While we seek to manage price and availability risks related to raw materials through procurement strategies, these efforts may not be successful, and we may experience adverse impacts due to increasing tariffs and rising prices of such products. In addition, we closely monitor wage, salary, and benefit costs to remain competitive in our markets. Attracting and maintaining a high-quality workforce is a priority for our business, and if wage, salary or benefit costs increase, including as a result of minimum wage legislation, our operating costs will increase as they have in the past. We cannot predict the extent to which we may experience future increases in operating expenses as well as various regulatory compliance costs. To the extent such costs increase, we may be prevented, in whole or in part, from passing these cost increases through to our existing and prospective customers, which could have a material adverse impact on our business, financial position, results of operations and cash flows.

Our ability to offer our products and services to our customers is dependent upon our ability to obtain adequate supplies, materials, and products from manufacturers, distributors, and other suppliers. Any disruption or shortage in our sources of supply due to unanticipated increased demand or disruptions in production or delivery of products could result in a loss of revenues, reduced margins, and damage to our relationships with suppliers and customers. In addition, we source certain materials and products we use in our business from a limited number of suppliers. If our suppliers experience difficulties or disruptions in their operations or if we lose any significant supplier, we may experience increased supply costs or may experience delays in establishing replacement supply sources that meet our quality and control standards. The loss of, or a substantial decrease in the availability of, supplies and products from our suppliers or the loss of key supplier arrangements could adversely impact our business, financial position, results of operations and cash flows.

If we are unable to accurately estimate the overall risks, requirements or costs when we bid on or negotiate contracts that are ultimately awarded to us, we may achieve lower than anticipated profits or incur contract losses.

A significant portion of our contracts are subject to competitive bidding and/or are negotiated on a fixed- or capped-fee basis for the services covered. Such contracts generally require that the total amount of work, or a specified portion thereof, be performed for a single price irrespective of our actual costs. If our cost estimates for a contract are inaccurate, or if we do not execute the contract within our cost estimates, then cost overruns may cause the contract not to be as profitable as we expected or could cause us to incur losses.

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Our success depends on our executive management and other key personnel.

Our future success depends to a significant degree on the skills, experience and efforts of our executive management and other key personnel and their ability to provide us with uninterrupted leadership and direction. The failure to retain our executive officers and other key personnel or a failure to provide adequate succession plans could have an adverse impact. The availability of highly qualified talent is limited, and the competition for talent is robust. A failure to replace executive management members or other key personnel efficiently or effectively and to attract, retain and develop new qualified personnel could have an adverse effect on our operations and implementation of our strategic plan.

Our future success depends on our ability to attract, retain and maintain positive relations with trained workers.

Our future success and financial performance depend substantially on our ability to attract, train and retain workers, including account, branch and regional management personnel. The tree care, debris removal and storm/disaster recovery services industry are labor intensive, and industry participants, including us, experience high turnover rates among hourly workers and competition for qualified supervisory personnel. In addition, we, like many trees care, debris removal and storm/disaster recovery service providers who conduct a portion of their operations in seasonal climates, employ a portion of our field personnel for only part of the year.

We have historically relied on the H-2B visa program to bring workers to the United States on a seasonal basis. We employed approximately 40 seasonal workers in 2022 and 2021, through the H-2B visa program. If we are unable to hire enough seasonal workers, through the H-2B program or otherwise, we may experience a labor shortage. In the event of a labor shortage, whether related to seasonal or permanent staff, we may have difficulty delivering our services in a high-quality or timely manner, and we could experience increased recruiting, training and wage costs in order to attract and retain employees, increasing our operating costs and reducing our profitability.

In 2022, during the busiest times of the year for our business, we employed over 200 workers, none of whom are presently represented by a labor union. If a significant number of our employees were to attempt to unionize, and/or successfully unionized, including in the wake of any future legislation that makes it easier for employees to unionize, our business could be negatively affected. Any inability by us to negotiate collective bargaining arrangements could result in strikes or other work stoppages disrupting our operations, and new union contracts could increase operating and labor costs. If these labor organizing activities were successful, it could further increase labor costs, decrease operating efficiency and productivity in the future, or otherwise disrupt or negatively impact our operations. Moreover, a collective bargaining agreement could require periodic contributions to multiemployer defined benefit pension plans. Required contributions to such plans could increase because of a shrinking contribution base because of the insolvency or withdrawal of other companies that currently contribute to these plans, the inability or failure of withdrawing companies to pay their withdrawal liability, low interest rates, lower than expected returns on pension fund assets or other funding deficiencies. Additionally, in the event we were to withdraw from such plans, in which we were forced to participate, as a result of our exiting certain markets or otherwise, and if the relevant plans were underfunded, we could become subject to a withdrawal liability. The amount of such required contributions may be material.

Our business could be adversely affected by a failure to properly verify the employment eligibility of our employees.

We use the U.S. government’s “E-Verify” program to verify employment eligibility for all new employees throughout our company. However, use of E-Verify does not guarantee that we will successfully identify all applicants who are ineligible for employment. Although we use E-Verify and require all new employees to provide us with government-specified documentation evidencing their employment eligibility, some of our employees may, without our knowledge, be unauthorized workers. The employment of unauthorized workers may subject us to fines or penalties, and adverse publicity that negatively impacts our reputation and may make it more difficult to hire and keep qualified employees. We are subject to regulations of U.S. Immigration and Customs Enforcement, or ICE, and we are audited from time to time by ICE for compliance with work authentication requirements. While we believe we follow applicable laws and regulations, if we are found not to be in compliance as a result of any audits, we may be subject to fines or other remedial actions. See “Business—Regulatory Overview—Employee and Immigration Matters.”

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Termination of a significant number of employees in specific markets or across our company due to work authorization or other regulatory issues would disrupt our operations and could also cause adverse publicity and temporary increases in our labor costs as we train new employees. We could also become subject to fines, penalties and other costs related to claims that we did not fully comply with all recordkeeping obligations of federal and state immigration compliance laws. Our reputation and financial performance may be materially harmed because of any of these factors. Furthermore, immigration laws have been an area of considerable political focus in recent years, and the U.S. Congress and the Executive Branch of the U.S. government from time to time consider or implement changes to federal immigration laws, regulations, or enforcement programs. Further changes in immigration or work authorization laws may increase our obligations for compliance and oversight, which could subject us to additional costs and potential liability and make our hiring process more cumbersome or reduce the availability of potential employees.

Our use of subcontractors to perform work under certain customer contracts exposes us to liability and financial risk.

We use subcontractors to perform work in situations in which we are not able to self-perform such work. If we are unable to hire qualified subcontractors, our ability to successfully complete a project or perform services could be impaired. If we are not able to locate qualified third-party subcontractors or the amount we are required to pay for subcontractors exceeds what we have estimated, we could incur losses or realize lower than expected margins. We may not have direct control over our subcontractors, and although we have in place controls and programs to monitor the work of our subcontractors, there can be no assurance that these programs will have the desired effect. The actual or alleged failure to perform or negligence of a subcontractor may damage our reputation or expose us to liability, which could impact our results of operations. Furthermore, if our subcontractors are unable to cover the cost of damages or physical injuries caused by their actions, whether through insurance or otherwise, we may be held liable for such costs.

If we fail to comply with requirements imposed by applicable law or other governmental regulations, we could become subject to lawsuits, investigations and other liabilities and restrictions on our operations that could significantly and adversely affect our business.

We are subject to governmental regulation at the federal, state, and local levels in many areas of our business, such as employment laws, wage and hour laws, discrimination laws, immigration laws, human health and safety laws, transportation laws, environmental laws, false claims or whistleblower statutes, disadvantaged business enterprise statutes, tax codes, antitrust and competition laws, intellectual property laws, governmentally funded entitlement programs and cost and accounting principles, the Foreign Corrupt Practices Act, other anti-corruption laws, lobbying laws, motor carrier safety laws and data privacy and security laws. We may be subject to review, audit or inquiry by applicable regulators from time to time.

While we attempt to comply with all applicable laws and regulations, there can be no assurance that we are always in full compliance with all applicable laws and regulations or interpretations of these laws and regulations or that we will be able to comply with any future laws, regulations or interpretations of these laws and regulations. If we fail to comply with applicable laws and regulations, including those referred to above, we may be subject to investigations, criminal sanctions, or civil remedies, including fines, penalties, damages, reimbursement, injunctions, seizures or disgorgements of the ability to operate our motor vehicles. The cost of compliance or the consequences of non-compliance, could have a material adverse effect on our business and results of operations. In addition, government agencies may make changes in the regulatory frameworks within which we operate that may require either the corporation as a whole or individual businesses to incur substantial increases in costs to comply with such laws and regulations.

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Adverse litigation judgments or settlements resulting from legal proceedings relating to our business operations could materially adversely affect our business, financial position and results of operations.

From time to time, we are subject to allegations, and may be party to legal claims and regulatory proceedings, relating to our business operations. Such allegations, claims or proceedings may, for example, relate to personal injury, property damage, general liability claims relating to properties where we perform services, vehicle accidents involving our vehicles and our employees, regulatory issues, contract disputes or employment matters and may include class actions. See Item 8 “Legal Proceedings”. Such allegations, claims and proceedings have been and may be brought by third parties, including our customers, employees, governmental or regulatory bodies or competitors. Defending against these and other such claims and proceedings is costly and time consuming and may divert management’s attention and personnel resources from our normal business operations, and the outcome of many of these claims and proceedings cannot be predicted. If any of these claims or proceedings were to be determined adversely to us, a judgment, a fine or a settlement involving a payment of a material sum of money were to occur, or injunctive relief were issued against us, our business, financial position, results of operations and cash flows could be materially adversely affected.

Currently, we carry a broad range of insurance for the protection of our assets and operations. However, such insurance may not fully cover all material expenses related to potential allegations, claims and proceedings, or any adverse judgments, fines or settlements resulting therefrom, as such insurance programs are often subject to significant deductibles or self-insured retentions or may not cover certain types of claims. To the extent we are subject to a higher frequency of claims, are subject to more serious claims or insurance coverage is not available, our liquidity, financial position, results of operations, and cash flows could be materially adversely affected.

We are also responsible for our legal expenses relating to such claims. We reserve currently for anticipated losses and related expenses. We periodically evaluate and adjust our claims reserves to reflect trends in our own experience as well as industry trends. However, ultimate results may differ from our estimates, which could result in losses over our reserved amounts.

Some of the equipment that our employees use is dangerous, and an increase in accidents resulting from the use of such equipment could negatively affect our reputation, results of operations and financial position.

Many of the services that we provide pose the risk of serious personal injury to our employees. Our employees regularly use dangerous equipment. As a result, there is a significant risk of work-related injury and workers’ compensation claims. To the extent that we experience a material increase in the frequency or severity of accidents or workers’ compensation claims, or unfavorable developments on existing claims or fail to comply with worker health and safety regulations, our operating results and financial position could be materially and adversely affected. In addition, the perception that our workplace is unsafe may damage our reputation among current and potential employees, which may impact our ability to recruit and retain employees, which may adversely affect our business and results of operations.

Any failure, inadequacy, interruption, security failure or breach of our information technology systems, whether owned by us or outsourced or managed by third parties, could harm our ability to effectively operate our business and could have a material adverse effect on our business, financial position results of operations, and cash flows.

We are dependent on certain centralized automated information technology systems and networks to manage and support a variety of business processes and activities. Our ability to effectively manage our business and coordinate the sourcing of supplies, materials and products and our services depends significantly on the reliability and capacity of these systems and networks. Such systems and networks are subject to damage or interruption from power outages, telecommunications problems, data corruption, software errors, network failures, security breaches, acts of war or terrorist attacks, fire, flood, and natural disasters. Our servers or cloud-based systems could be affected by physical or electronic break-ins, and computer viruses or similar disruptions may occur. A system outage may also cause the loss of important data or disrupt our operations. Our existing safety systems, data backup, access protection, user management, disaster recovery and information technology emergency planning may not be sufficient to prevent or minimize the effect of data loss or long-term network outages.

We may periodically upgrade our existing information technology systems with the assistance of third-party vendors, and the costs to upgrade such systems may be significant. Costs and potential problems and interruptions associated with the implementation of new or upgraded systems and technology or with maintenance or adequate support of existing systems could disrupt or reduce the efficiency of our operations. If we cannot meet our information technology staffing needs, we may not be able to fulfill our technology initiatives while continuing to provide maintenance on existing systems. We could be required to make significant capital expenditures to remediate any such failure, malfunction or breach with our information technology systems or networks. Any material disruption or slowdown of our systems, including those caused by our failure to successfully upgrade our systems, and our inability to convert to alternate systems in an efficient and timely manner could have a material adverse effect on our business, financial position, results of operations, and cash flows.

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We rely on commercially available systems, software, tools and monitoring to provide security for processing, transmitting and storing confidential information of our customers, employees and third parties. Unlawful or unauthorized activities by third parties, and failures in systems, software, encryption technology, or other tools may facilitate or result in a compromise or breach of these systems. We are subject to risks caused by data breaches and operational disruptions, particularly through cyber-attack or cyber-intrusion, including by computer hackers, foreign governments and cyber terrorists. Any unauthorized disclosure of confidential information could damage our reputation, interrupt our operations and could result in a violation of applicable laws, regulations, industry standards or agreements and potentially subject us to costs, penalties and liabilities The occurrence of any of these events could have a material adverse impact on our reputation, business, financial position, results of operations and cash flow. Although we maintain insurance coverage for various cybersecurity risks, there can be no guarantee that all costs incurred will be fully insured.

We may not be able to adequately protect our intellectual property, which could harm the value of our brand and adversely affect our business.

Our ability to implement our business plan successfully depends in part on our ability to further build brand recognition using our trademarks, service marks and other proprietary intellectual property, including our name, logos and licensed technology. While it is our policy to protect and defend vigorously our intellectual property, we cannot predict whether such actions will be adequate to prevent infringement or misappropriation of these rights. Although we believe that we have sufficient rights to all of our trademarks, service marks and other intellectual property rights, we may face claims of infringement that could interfere with our business or our ability to market and promote our brands. If we are unable to successfully defend against such claims, we may be prevented from using our intellectual property rights in the future and may be liable for damages.

Although we make a significant effort to avoid infringing known proprietary rights of third parties, we may be subject to claims of infringement by third parties. Responding to and defending such claims, regardless of their merit, can be costly and time-consuming, and we may not prevail. Depending on the resolution of such claims, we may be barred from using a specific mark or other rights, may be required to enter into licensing arrangements from the third-party claiming infringement or may become liable for significant damages. If any of the foregoing occurs, our ability to compete could be affected or our business, financial position and results of operations may be adversely affected.

Risks Related to Our Indebtedness

Our substantial indebtedness could have important adverse consequences and adversely affect our financial condition.

We have a significant amount of indebtedness. As of October 1, 2022, we had total notes payable of $26.8 million. See Note 9 “Notes Payable” to our condensed consolidated financial statements for the period ended October 1, 2022 included elsewhere in the registration statement.

Our level of debt could have important consequences, including making it more difficult for us to satisfy our obligations with respect to our debt, limiting our ability to obtain additional financing to fund future working capital, capital expenditures, investments or acquisitions, or other general corporate requirements, requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, investments or acquisitions and other general corporate purposes, increasing our vulnerability to adverse changes in general economic, industry and competitive conditions, exposing us to the risk of increased interest rates, limiting our flexibility in planning for and reacting to changes in the industries in which we compete, placing us at a disadvantage compared to other, less leveraged competitors, increasing our cost of borrowing and hampering our ability to execute on our growth strategy.

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We may be unable to generate sufficient cash flow to satisfy our significant debt service obligations, which could have a material adverse effect on our business, financial condition results of operations, and cash flows.

Our ability to make principal and interest payments on and to refinance our indebtedness will depend on our ability to generate cash in the future and is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. If our business does not generate sufficient cash flow from operations, in the amounts projected or at all, or if future borrowings are not available to us in amounts sufficient to fund our other liquidity needs, our business, financial condition, results of operations, and cash flows could be materially adversely affected.

If we cannot generate sufficient cash flow from operations to make scheduled principal and interest payments, we may need to refinance all or a portion of our indebtedness on or before maturity, sell assets, delay capital expenditures or seek additional equity. The terms of our existing or future debt agreements may also restrict us from affecting any of these alternatives. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. Further, changes in the credit and capital markets, including market disruptions and interest rate fluctuations, may increase the cost of financing, make it more difficult to obtain favorable terms, or restrict our access to these sources of future liquidity. In addition, any failure to make scheduled payments of interest and principal on our outstanding indebtedness would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness on commercially reasonable terms or at all. Our inability to generate sufficient cash flow to satisfy our debt service obligations, or to refinance or restructure our obligations on commercially reasonable terms or at all, could have a material adverse effect on our business, financial condition and results of operations, as well as on our ability to satisfy our obligations in respect of our indebtedness.

Despite our level of indebtedness, we and our subsidiaries may still be able to incur substantially more debt, including off-balance sheet financing, contractual obligations and general and commercial liabilities. This could further exacerbate the risks to our financial condition described above.

We and our subsidiaries may be able to incur significant additional indebtedness in the future, including off-balance sheet financings, contractual obligations and general and commercial liabilities. If new debt is added to our current debt levels, the related risks that we now face could intensify.

Risks Relating to Our Common Stock

The market price of our common stock is likely to be highly volatile because of several factors, including a limited public float.

The market price of our common stock has been volatile in the past and the market price of our common stock is likely to be highly volatile in the future. You may not be able to resell shares of our common stock following periods of volatility because of the market’s adverse reaction to volatility.

Other factors that could cause such volatility may include, among other things:

●	actual or anticipated fluctuations in our operating results;
●	the absence of securities analysts covering us and distributing research and recommendations about us;
●	we may have a low trading volume for several reasons, including that a large portion of our stock is closely held:
●	overall stock market fluctuations;
●	announcements concerning our business or those of our competitors;
●	actual or perceived limitations on our ability to raise capital when we require it, and to raise such capital on favorable terms;
●	conditions or trends in the industry;
●	litigation;
●	changes in market valuations of other similar companies;
●	future sales of common stock;
●	departure of key personnel or failure to hire key personnel; and
●	general market conditions.

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Any of these factors could have a significant and adverse impact on the market price of our common stock. In addition, the stock market in general has at times experienced extreme volatility and rapid decline that has often been unrelated or disproportionate to the operating performance of companies. These broad market fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

Our common stock has in the past been a “penny stock” under SEC rules”. It may be more difficult to resell securities classified as “penny stock.”

In the past, our common stock was a “penny stock” under applicable SEC rules (generally defined as non-exchange traded stock with a per-share price below $5.00). These rules impose additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as “established customers” or “accredited investors.” For example, broker-dealers must determine the appropriateness for non-qualifying persons of investments in penny stocks. Broker-dealers must also provide, prior to a transaction in a penny stock not otherwise exempt from the rules, a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, disclose the compensation of the broker-dealer and its salesperson in the transaction, furnish monthly account statements showing the market value of each penny stock held in the customer’s account, provide a special written determination that the penny stock is a suitable investment for the purchaser, and receive the purchaser’s written agreement to the transaction.

Legal remedies available to an investor in “penny stocks” may include the following:

●	If a “penny stock” is sold to the investor in violation of the requirements listed above, or other federal or states securities laws, the investor may be able to cancel the purchase and receive a refund of the investment.
●	If a “penny stock” is sold to the investor in a fraudulent manner, the investor may be able to sue the persons and firms that committed the fraud for damages.

These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock or our warrants and may affect your ability to resell our common stock and our warrants.

Many brokerage firms will discourage or refrain from recommending investments in penny stocks. Most institutional investors will not invest in penny stocks. In addition, many individual investors will not invest in penny stocks due, among other reasons, to the increased financial risk generally associated with these investments.

For these reasons, penny stocks may have a limited market and, consequently, limited liquidity.”

If the benefits of any proposed acquisition do not meet the expectations of investors, stockholders or financial analysts, the market price of our Common Stock may decline.

If the benefits of any proposed acquisition do not meet the expectations of investors or securities analysts, the market price of our Common Stock prior to the closing of the proposed acquisition may decline. The market values of our Common Stock at the time of the proposed acquisition may vary significantly from their prices on the date the acquisition target was identified.

In addition, broad market and industry factors may materially harm the market price of our Common Stock irrespective of our operating performance. The stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

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Becoming a fully reporting public company results in additional expenses, diverts management’s attention, and could also adversely affect our ability to attract and retain qualified directors.

As a fully reporting public reporting company, we are subject to the reporting requirements of the Exchange Act. These requirements generate significant accounting, legal and financial compliance costs and make some activities more difficult, time consuming or costly and may place significant strain on our personnel and resources. The Exchange Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. To establish the requisite disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight are required.

As a result, management’s attention may be diverted from other business concerns, which could have an adverse and even material effect on our business, financial condition, results of operations and cash flows. These rules and regulations may also make it more difficult and expensive for us to obtain director and officer liability insurance. If we are unable to obtain appropriate director and officer insurance, our ability to recruit and retain qualified officers and directors, especially those directors who may be deemed independent, could be adversely impacted.

We qualify as an “emerging growth company” and our election to delay adoption of new or revised accounting standards applicable to public companies may result in our financial statements not being comparable to those of some other public companies. As a result of this and other reduced disclosure requirements applicable to emerging growth companies, our securities may be less attractive to investors.

As a public reporting company with less than $1,235,000,000 in revenue during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company, we:

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion & Analysis of Financial Condition and Results of Operations (“MD&A”); and

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

We intend to take advantage of all these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

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Certain of these reduced reporting requirements and exemptions were already available to us since we also qualify as a “smaller reporting company” under SEC rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or Chief Executive Officer pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”), or such earlier time that we no longer meet the definition of an emerging growth company. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1,235,000,000 in annual revenues, have more than $700 million in market value of our Common Stock held by non-affiliates, or issue more than $1.0 billion in principal amount of non-convertible debt over a three-year period. Further, under current SEC rules we will continue to qualify as a “smaller reporting company” for so long as we have a public float (i.e., the market value of common equity held by non-affiliates) of less than $75 million as of the last business day of our most recently completed second fiscal quarter.

We cannot predict if investors will find our securities less attractive due to our reliance on these exemptions.

We are required to comply with certain provisions of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) and if we fail to continue to comply, our business could be harmed, and the price of our securities could decline.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act require an annual assessment of internal control over financial reporting, and for certain issuers an attestation of this assessment by the issuer’s independent registered public accounting firm. The standards that must be met for management to assess the internal control over financial reporting as effective are evolving and complex, and require significant documentation, testing, and possible remediation to meet the detailed standards. We expect to incur significant expenses and to devote resources to Section 404 compliance on an ongoing basis. It is difficult for us to predict how long it will take or costly it will be to complete the assessment of the effectiveness of our internal control over financial reporting for each year and to remediate any deficiencies in our internal control over financial reporting. As a result, we may not be able to complete the assessment and remediation process on a timely basis. In the event that our Chief Executive Officer or Chief Financial Officer determines that our internal control over financial reporting is not effective as defined under Section 404, we cannot predict how regulators will react or how the market prices of our securities will be affected; however, we believe that there is a risk that investor confidence and the market value of our securities may be negatively affected.

Shares eligible for future sale may adversely affect the market.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144 promulgated under the Securities Act, subject to certain limitations. In general, pursuant to Rule 144, non-affiliate stockholders may sell freely after six months, subject only to the current public information requirement. Affiliates may sell after six months, subject to the Rule 144 volume, manner of sale (for equity securities), current public information, and notice requirements. Of the approximately 74,881,742 shares of our common stock outstanding as of January 5, 2023, approximately 8,412,881 shares are tradable without restriction. Given the limited trading of our common stock, resale of even a small number of shares of our common stock pursuant to Rule 144 or an effective registration statement may adversely affect the market price of our common stock.

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Anti-takeover provisions contained in our certificate of incorporation and bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

The Company’s certificate of incorporation and bylaws contain provisions that could have the effect of delaying or preventing changes in control or changes in our management without the consent of our board of directors. These provisions include:

●	Our certificate of incorporation will contain a provision for a classified board of directors with staggered three-year terms so that not all members of our board of directors are elected at one time;

●	Our governing documents do not provide for cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

●	the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

●	the ability of our board of directors to determine whether to issue shares of our preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

●	limiting the liability of, and providing indemnification to, our directors and officers;

●	controlling the procedures for the conduct and scheduling of stockholder meetings;

●	providing that director may be removed prior to the expiration of their terms by stockholders only for cause;

●	controlling the procedures for the conduct and scheduling of stockholder meetings;

●	advance notice procedures that stockholders must comply with to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

These provisions, alone or together, could delay hostile takeovers and changes in control of the Company or changes in our board of directors and management.

Any provision of our certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our security holders to receive a premium for their securities and could also affect the price that some investors are willing to pay for our securities.

We have never paid dividends on our common stock and have no plans to do so in the future.

Holders of shares of our common stock are entitled to receive such dividends as may be declared by our board of directors. To date, we have paid no cash dividends on our shares of common stock, and we do not expect to pay cash dividends on our common stock in the foreseeable future. We intend to retain future earnings, if any, to provide funds for operations of our business. Therefore, any return investors in our common stock may have will be in the form of appreciation, if any, in the market value of their shares of common stock. See “Dividend Policy.”

We will indemnify and hold harmless our officers and directors to the maximum extent permitted by Delaware law.

Our Bylaws provide that we will indemnify and hold harmless our officers and directors against claims arising from our activities to the maximum extent permitted by Delaware law. If we were called upon to perform under our indemnification agreement, then the portion of our assets expended for such purpose would reduce the amount otherwise available for our business.

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COVID-19

A pandemic outbreak of novel strains of coronavirus (COVID-19) has occurred across the globe and efforts to mitigate the health impact of the pandemic have profoundly and adversely affected economic activity. National, state and local governments have taken actions to mitigate the impact of the COVID-19 pandemic in a variety of ways, including by declaring states of emergency, issuing stay-at-home orders and ordering certain businesses to close or limit their operations. Although our transportation, tree care, debris removal and storm/disaster recovery services operations are considered essential services, there are some jurisdictions that have periodically limited or halted our operations or the operations of the general contractors with which we work as well as our own mulch and soil manufacturing operations. Amended or future governmental orders or other restrictions may limit or prohibit our transportation, tree care, debris removal and storm/disaster recovery services, as well as our mulch and soil manufacturing operations in certain locations in the future. Further limitations could have a material adverse impact on our business, financial condition, results of operations, and cash flow.

In addition to limitations on our operations because of governmental orders or restrictions, the COVID-19 pandemic has caused and will likely continue to cause disruptions to our business and operations as a result of social distancing measures, restrictions on travel and labor shortages as a result of illness and possible delays in H-2B visa processing in connection with recent or future government orders and regulations related to immigration. In addition, the COVID-19 pandemic has caused and may continue to cause disruptions in the business and operations of the general contractors with which we work and our suppliers. We may be unable to timely obtain the supplies we need to provide our products and services, as well as difficulties in obtaining drivers for deliveries of products and raw materials, which could have a material adverse impact on our ability to operate our business. As a result, we may lose business opportunities, have reduced revenues or have difficulty collecting payments from clients, which could have a material adverse impact on our business, financial condition, results of operation, and cash flow.

Due to COVID-19 disruptions in the supply chain and rising fuel and labor costs, we experienced an increase in delivery costs of approximately 23% or $1.3 million during the nine month period ended October 1, 2022 compared to the nine month period ended October 2, 2021. The Company incurred minimal expense, less than $10,000, related to supplies, such as personal protection equipment as our main operations is outdoors and not actively involving interactions with non-employee individuals.

The extent to which the COVID-19 pandemic will impact our business, results of operations, financial condition and cash flows in the future will depend on future developments, including the duration, spread and intensity of the pandemic, our continued ability to manufacture and distribute our products, as well as any future government actions affecting consumers and the economy generally, all of which are uncertain and difficult to predict considering the rapidly evolving landscape. We are not able to predict the impact, if any, that the COVID-19 pandemic may have on the seasonality of our business.

The COVID-19 pandemic has also resulted in material adverse national and global economic conditions that are impacting, and will continue to impact, our business. Such conditions may result in an economic recession or prolonged economic downturn, which could result in a material loss of business for the duration of the downturn. Actions taken to mitigate the pandemic and resulting economic conditions are likely to materially and adversely impact our business, financial condition, results of operations and cash flows. Although we have taken certain actions to ensure the continuity of our business and operations, we may need to take additional actions to ensure the continuity of our business, including use of a hiring freeze, furloughing, or laying off employees and taking other actions to limit expenditures. We have taken out PPP loans and drawn on borrowing facilities and may need to further extend borrowings and indebtedness in order to obtain additional liquidity. The COVID-19 pandemic has also resulted in severe disruption and volatility in the financial markets. Depending on the extent and duration of the COVID-19 pandemic, the price of our common stock on the OTCQX tier of OTC Markets has experienced and may continue to experience declines and volatility which may negatively impact our ability to raise capital through the equity markets if necessary to increase our liquidity.

In addition to the risks specifically described above, the impact of COVID-19 is likely to implicate and exacerbate certain risks, including those related to our customers, demand for our services, reliance on workers, suppliers, our indebtedness, and potential additional impairment of our goodwill and other intangible assets.

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ITEM 2. FINANCIAL INFORMATION

Selected Historical Consolidated Financial Data

The following table presents our selected historical consolidated financial data for the periods indicated. The selected historical consolidated financial data for the years ended January 1, 2022 and January 2, 2021 and the balance sheet data as of January 1, 2022 and January 2, 2021 are derived from the audited financial statements. The summary historical financial data for the nine months ended October 1, 2022, and October 2, 2021 and the balance sheet data as of October 1, 2022 is derived from our unaudited financial statements.

Historical results are included for illustrative and informational purposes only and are not necessarily indicative of results we expect in future periods, and results of interim periods are not necessarily indicative of results for the entire year. The data presented below should be read in conjunction with, and are qualified in their entirety by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto included elsewhere in this registration statement.

	Year Ended		Nine Months Ended
	January 1, 2022	January 2, 2021	October 1, 2022	October 2, 2021
	(audited)		(unaudited)
Statement of Operations Data
Total revenues	$32,368,984	$30,584,291	$28,978,933	$25,887,652
Cost of revenues	31,482,519	27,813,403	23,410,731	24,556,926
Total gross profit (loss)	886,465	2,770,888	5,568,202	1,330,726
Total operating expenses	5,064,963	4,279,751	4,539,311	3,484,935
Income (loss) from operations	(4,178,498)	(1,508,863)	1,028,891	(2,154,209)
Total other income (expense)	8,255,157	7,375,665	184,362	1,119,418
Income (loss) before provision for taxes	4,076,659	5,866,803	1,213,253	(1,034,791)
Income tax provisions	(716,002)	(169,191)	223,948	(286,840)
Net income (loss)	$4,792,661	$6,035,994	$989,305	$(747,951)
Basic and diluted net loss per share	$0.05	$0.07	$0.01	$(0.01)

Balance Sheet Data (at period end)
Cash and money market	$788,294	$3,307,550	$42,561	$916,427
Working capital(1)	$5,011,086	$9,087,976	$5,316,444	$11,438,750
Total assets	$66,805,152	$41,218,419	$81,666,905	$50,325,212
Total liabilities	$25,639,650	$30,090,859	$39,149,596	$18,569,076
Stockholders’ equity (deficit)	$41,165,502	$11,127,560	$42,517,309	31,756,136

(1)	Working capital represents total current assets less total current liabilities.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

References in this registration statement to “we,” “us” or the “Company” refer to The Sustainable Green Team, Ltd. and its subsidiaries. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this registration statement.

Overview

The Company is a provider of environmentally conscious solutions in the arbor care, disposal, and recycling industries. The Company is a collector of tree debris (“feedstock”), throughout the southeast region of the United States. The Company beneficially-reuses feedstock to manufacture wood-based mulch and lumber products that are sold nationwide. The Company has a division that manufactures and sells proprietary mulch colorants and coloring equipment. The Company is also installing equipment for producing soil products and expects to start selling these products in 2023.

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Historically, the harvest and processing of wood has resulted in timber waste and feedstock being sent to landfills and disposal sites, essentially collecting and disposing of useful products. The Sustainable Green Team’s mission is to address this traditional “collect-and-dispose” wasteful model, partly by partnering with a large waste management company, thereby turning feedstock that would otherwise be thrown away into reusable products such as mulch and soil.

The Company is currently incorporated and in good standing in the State of Delaware and operates as a holding company with two operating subsidiaries:

●	National Storm Recovery, LLC (“NSR”), a Delaware LLC, operating as “Central Florida Arborcare”, provides arbor care, tree trimming, and storm debris clean-up and disposal services, primarily in the southeastern United States with nationwide capabilities; and

●	Mulch Manufacturing, Inc. (“MMI”), an Ohio corporation, manufactures mulch, lumber and soil products in the United States midwest and southeast regions, and the Ohio Valley. MMI has nationwide distribution channels.

The Company’s vertically integrated business begins with the collection of feedstock through NSR. Feedstock is then beneficially-reused by MMI, for recycling and manufacturing of lumber and organic mulch. We package our products and sell them to retailers, wholesalers, landscapers, and garden centers nationwide. The diagram also includes soil products that we expect to begin manufacturing and selling in 2023.

In addition, the Company plans to produce a soil amendment product, HumiSoil® and XLR8® Bio pursuant to a restricted sublicense agreement it entered into with the soil technology company, VRM Global Holdings Pty Ltd, and its wholly owned subsidiary VRM International PTY LTD. See Item 1. Business – Corporate History. Humisoil® & XLR8® BIO technology uses any vegetative green waste or compostable material, including wood material such as sawdust or chips or grindings from wood material, and applies a catalyst to stimulate natural reactions that manufactures and stores soil moisture. The 100% organic material is converted into HumiSoil®, a valuable soil amendment, reducing the need for fertilizers and chemicals while increasing production of agricultural products, including livestock grazing on pastureland.

Results of Operations

For the Three and Nine Months Ended October 1, 2022 Compared to the Three and Nine Months Ended October 2, 2021

	Three Months Ended		Nine Months Ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021

Net Revenue	$6,425,129	$4,898,300	$28,978,933	$25,887,652

Cost of revenue	2,169,231	5,464,077	23,410,731	24,556,926

Total gross profit	4,255,898	(565,777)	5,568,202	1,330,726

Operating expenses
Selling, general and administrative	1,950,764	1,238,412	4,522,391	3,461,715
Depreciation and amortization	5,640	8,620	16,920	23,220
Total operating expenses	1,956,404	1,247,032	4,539,311	3,484,935

Income (loss) from operations	2,299,494	(1,812,809)	1,028,891	(2,154,209)

Other income (expense)
Interest expense, net	(882,284)	194,130	(1,805,606)	(291,455)
Bargain purchase gain (loss)	-	(198,296)	598,300	(198,296)
Debt Forgiveness	-	154,928	1,236,080	1,613,128
Gain on sale of fixed assets	(90)	-	16,833	-
Other income (loss), net	14,486	(3,912)	138,755	(3,959)
Total other expense	(867,889)	146,850	184,362	1,119,418

Income before provision for income taxes	1,431,606	(1,665,959)	1,213,253	(1,034,791)

Provision for income taxes	201,980	(325,496)	223,948	(286,840)

Net Income (loss)	$1,229,626	$(1,340,463)	$989,305	$(747,951)

The sum of the components may not equal due to rounding.

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Net Revenues

Net Revenues for three and nine months ended October 1, 2022 were $6,425,129 and $28,978,933, respectively, an increase of 31.2% and 11.9% from net sales of $4,898,300 and $25,887,652 for three and nine months ended October 2, 2021. The increase of net revenues was primarily attributable to an increase in volume over the three and nine months ended October 2, 2021, due to the expansion of our customer base.

	Three Months Ended		Nine Months Ended
Disaggregated Net Revenues	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021

Landscaping Recovery Services	$1,215,721	$1,078,878	$3,318,751	$2,655,425
Manufacturing and Sales of Mulch	$5,209,408	$3,819,422	$25,660,182	$23,232,227
Total	$6,425,129	$4,898,300	$28,978,933	$25,887,652

Costs of Revenues

Cost of revenues for three and nine months ended October 1, 2022 were $2,169,231 and $23,410,731, respectively, a decrease of 60.3% and 4.7% from cost of revenues of $5,464,077 and $24,556,926 for three and nine months ended October 2, 2021. The decrease in the cost of revenues was primarily driven by an inventory revaluation, which was only partially offset by higher material costs, higher transportation and warehousing costs, higher overhead costs, including gas, oil and parts maintenance, and higher sales volume.

Cost of revenues as a percentage of Net Revenues for the three months ended October 1, 2022 was approximately 34% primarily due to the inventory revaluation versus a standard percentage of approximately 90%. Rising fuel and labor costs and the residual effects of the pandemic have negatively impacted our cost of materials, delivery costs and overhead. The Company sells its products on a delivered price basis which includes the cost of freight. When the Company set its 2022 pricing in the fall of 2021, it did not anticipate the continued dramatic increase in freight delivery costs, and the sometimes unavailability, of freight delivery services. The Company initiated freight surcharges for our deliveries and implemented general price increases of, on average across all product lines, 4% to partially offset these cost increases.

Gross Profit

As a percentage of Net Revenues, our gross profit rate was 66.2% and (11.6)% for the three months ended October 1, 2022 and October 2, 2021, respectively. As a percentage of Net Revenues, our gross profit rate was 19.2% and 5.1% for the nine months ended October 1, 2022 and October 2, 2021, respectively.

The increase in gross profit rate for the three and nine months ended October 1, 2022 as compared to the three and nine months ended October 2, 2021 was primarily driven by the inventory revaluation, higher volume and increased pricing for all our products while only partially offset by higher material costs, transportation and warehousing costs, and overhead costs, including gas, oil and parts maintenance

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General and Administrative Expenses

General and administrative expenses increased by $712,352 or 57.5%, during the three months ended October 1, 2022 compared to the three months ended October 2, 2021. The increase can be attributed primarily to an increase in office and sales personnel as we expand our operations.

General and administrative expenses increased by $1,060,676 or 30.6%, during the nine months ended October 1, 2022 compared to the nine months ended October 2, 2021. The increase can be attributed primarily to an increase in office and sales personnel as we expand our operations. In response to the COVID-19 pandemic, we implemented measures intended to protect the health and safety of our employees and maintain our ability to provide products to our customers as described in additional detail above under “COVID-19 Response and Impacts.” During the nine months ended October 1, 2022 and October 2, 2021, we incurred minimal additional costs related to purchases of personal protection equipment.

Marketing Expenses

Advertising and marketing expenses were $77,446 and $191,369 for the three and nine months ended October 1, 2022, respectively, and $102,647 and $212,973 for the three and nine months ended October 2, 2021, respectively. The company continues its effort to market its arbor services as well as its mulch, colorant and lumber product sales.

Interest Expense, net

Interest expense, net was $882,284 for the three months ended October 1, 2022, an increase of 554.5% compared to Interest income of $194,130 for the three months ended October 2, 2021. The increase was driven by higher average borrowings due to the purchase of capital expenditures.

Interest expense, net was $1,805,606 for the nine months ended October 1, 2022, an increase of 519.5% compared to $291,455 for the nine months ended October 2, 2021. The increase was driven by higher average borrowings due to the purchase of capital expenditures.

Bargain Purchase Gain (Loss) and Gain on Sale of Fixed Asset

Bargain Purchase Gain (Loss)

The Company had several bulk sawmill equipment purchases during the nine months ended October 1, 2022, that are included in Property and Equipment in the Condensed Consolidated Balance Sheet. The first one was for equipment in the Beaver, Washington facility for $815,000 paid for by debt. The second bulk sawmill equipment purchase was for the facility in Jasper, Florida for $515,000 paid for by debt. The combined equipment was appraised at $1,938,300. The $598,300 difference between the equipment’s appraised value and its purchase price was recognized as a bargain purchase gain.

In conjunction with the Mulch Acquisition on January 31, 2020, and as previously disclosed in Note 6 of the quarterly report filed with the OTC markets on November 18, 2022, the Company was provided benefit use of certain parcels of real property / facilities owned by Spencer for a period of two years which had a land value of $10,650,000. The annual rent expense was determined to be 4% of the property value or $426,000 annually. At time of the Mulch acquisition, the Company did not record the fair market value of “free rent” as part of the acquisition gain, nor did it record rent expense from January 20, 2020 through August 16, 2021. The Net Present Value of “free rent” at the time of the acquisition was $817,503 (using a 10% discount rate). On August 16, 2021, the Company purchased said property. As a result of the transaction, for the three and nine months ended October 2, 2021, the Company recognized a bargain purchase loss in the amount of $198,296.

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Gain on Sale of Fixed Asset

The Company sold an automobile in January 2022 for approximately $44,223. recognizing a gain on sale of fixed asset of $16,923 in the nine months ended October 1, 2022. The original cost of the vehicle was $39,000 less accumulated depreciation of $11,700 for a net book value of $27,300.

Debt Forgiveness

For the nine months ended October 1, 2022 and October 2, 2021, the Company recognized $1,236,080 and $1,613,128, respectively, as other income related to debt forgiveness as part of the Paycheck Protection Program (PPP). Under the PPP, to the extent the Company uses the loan proceeds on qualifying disbursements, these loans would be forgiven.

Income (Loss) from Continuing Operations

Income (loss) from continuing operations was $1,229,626 for the three months ended October 1, 2022, an increase of 192% compared to $(1,340,463) for the three months ended October 2, 2021; and was $989,305 for the nine months ended October 1, 2022, an increase of 130% compared to $(747,951) for the nine months ended October 2, 2021. For the three and nine months ended October 1, 2022, the increase was driven by an increase in gross profit rate, while only partially offset by an increase in interest expense.

Year Ended January 1, 2022 Compared to Year Ended January 2, 2021

	Twelve Months Ended
	January 1, 2022	January 2, 2021

Net Revenue	$32,368,984	$30,584,291

Cost of revenue	31,482,519	27,813,403

Total gross profit	886,465	2,770,888

Operating expenses
Selling, general and administrative	5,033,382	3,902,262
Depreciation and amortization	31,581	377,489
Total operating expenses	5,064,963	4,279,751

Income (loss) from operations	(4,178,498)	(1,508,863)

Other income (expense)
Interest expense, net	(508,034)	(1,044,941)
Bargain purchase gain	7,123,084	8,306,088
Debt Forgiveness	1,613,128
Other income, net	26,979	114,518
Total other expense	8,255,157	7,375,665

Income before provision for income taxes	4,076,659	5,866,803

Provision for income taxes	(716,002)	(169,191)

Net Income	$4,792,661	$6,035,994

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The sum of the components may not equal due to rounding.

For the year ended January 1, 2022, the Company had a net income from continuing operations before income taxes of approximately $4,076,659 compared to income from continuing operations before income taxes of approximately $5,866,803 for the year ended January 2, 2021. This change is due to a number of factors discussed below. The January 2, 2021 results include a $8,306,088 gain on the bargain purchase of Mulch Manufacturing.

Net Revenues

Net Revenues for fiscal 2021 were $32,368,984, an increase of 5.8% from net revenues of $30,584,291 for fiscal 2020. The increase of net revenues was primarily attributable to an increase in volume over fiscal 2020 due to the expansion of our customer base, particularly in the last quarter of 2021. In addition, revenues in fiscal year 2020 were negatively impacted by the COVID pandemic and disruption to mulch operations due to its acquisition by the Company.

	Twelve Months Ended
Disaggregated Net Revenues	January 1, 2022	January 2, 2021

Landscaping Recovery Services	$3,430,464	$3,227,218
Manufacturing and Sales of Mulch	28,938,520	27,357,073
Total Net Revenues	$32,368,984	$30,584,291

We are a smaller reporting company, as defined by 17 CFR § 229.10(f)(1). We do not consider the impact of inflation and changing prices as having a material effect on our net revenues and on income from operations for the previous two years or from continuing operations going forward.

Costs of Revenues

Cost of revenues for fiscal 2021 were $31,482,519, an increase of 13.2% from cost of revenues of $27,813,403 for fiscal 2020. Costs of revenues include the costs of manufacturing, packaging, warehousing and shipping of products. The pandemic impacted our business in 2021, primarily related to increased delivery costs. The Company sells its products on a delivered price basis which includes the cost of freight. When the Company set its 2021 pricing in the fall of 2020, it did not anticipate the dramatic increase in freight delivery costs, and the sometimes unavailability, of freight delivery services, that happened in 2021. The Company realized increased delivery costs in 2021 over 2020 of approximately $1,400,000, of which, the Company attributes approximately $800,000 to COVID-19. Although we initiated freight surcharges for our deliveries, this action was not soon enough, nor accepted in time, to avoid the reduction in our profit margins and generated the net loss from operations in 2021.

Gross Profit

As a percentage of Net Revenues, our gross profit rate was 2.7% and 9.1% for fiscal 2021 and 2020, respectively. The primary driver in the reduced gross profit rate in 2021 was due to the increase in delivery costs over 2020. Delivery costs as a percentage of Net Revenues increased to 21.3% from 17.0% in 2021 and 2020, respectively.

General and Administrative Expenses

General and administrative expenses increased by $1,131,120 for the year ended January 1, 2022 compared to the year ended January 2, 2021. The increase can be attributed primarily to an increase in office and sales personnel as we expand our operations. In response to the COVID-19 pandemic, we implemented measures intended to protect the health and safety of our employees and maintain our ability to provide products to our customers as described in additional detail above under “COVID-19 Response and Impacts.” During fiscal 2021 and 2020, we incurred minimal additional costs related to purchases of personal protection equipment.

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Marketing Expenses

Marketing expenses were approximately $303,000 and $305,000 for the twelve months ended January 1, 2022 and January 2, 2021, respectively. The company continues its effort to market its arbor services as well as its mulch, colorant and lumber product sales.

Bargain Purchase Gain and Debt Forgiveness

Bargain Purchase Gain

The Company had several bulk sawmill equipment purchases on December 31, 2021, that are included in Property and Equipment in the Consolidated Balance Sheet. The first one was for 400,000 shares of common stock, valued at $3,696,000, for equipment in Beaver, Washington, appraised for $8,570,600. The $4,874,600 difference between the 400,000 shares closing at $9.24 per share on the date of the transaction resulted in the recognition of a bargain purchase gain.

The second bulk sawmill equipment purchase was for a facility in Jasper, Florida, which was appraised for $9,798,550. The $7,550,066 purchase price was paid for by cash and debt. The $2,248,484 difference between the equipment’s appraised value and its purchase price was recognized as a bargain purchase gain.

Debt Forgiveness

As of January 1, 2022, an aggregate amount of $1,613,128 of the Paycheck Protection Program (PPP) loans outstanding as of January 2, 2021 met the qualifications and were forgiven. The loan forgiveness was recognized as other income in fiscal year 2021, which is reflected in the reported net income. Under the PPP, to the extent the Company uses the loan proceeds on qualifying disbursements, these loans may be forgiven. Although the Company believes that the majority of the proceeds under the remaining loan of $1,236,080 has been spent on qualifying expenditures, it has not recorded any gain on forgiveness of this indebtedness for the year ended January 1, 2022.

Liquidity and Capital Resources

The accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern, which contemplates the continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

Nine Months Ended October 1, 2022 and October 2, 2021

The following table summarizes cash activities for the nine months ended October 1, 2022 and October 2, 2021:

	October 1, 2022	October 2, 2021
Net cash from (used in) operating activities	$(1,158,506)	$2,221,978
Net cash from (used in) investing activities	3,043,477	(1,146,750)
Net cash provided by (used in) financing activities	(2,630,652)	(655,088)

The Company generated net Income (loss) from operations for the nine months ended October 1, 2022 and October 2, 2021, of $989,305 and $(747,951), respectively. As of October 1, 2022 and October 2, 2021, the Company had current assets of $18,451,173 and $14,498,086, which included cash and money market funds of $42,613 and $916,427, accounts receivable of $2,048,171 and $1,922,806, inventory of $14,015,714 and $7,764,562 and prepaid expenses of $2,344,675 and $894,393, respectively. Total current liabilities were $13,134,729 and $3,059,336, respectively, as of October 1, 2022 and October 2, 2021.

Operating Activities

Cash used in operating activities totaled $1,158,506 for the nine months ended October 1, 2022, a decrease of $3,370,484 as compared to cash provided by operating activities of $2,211,978 for nine months ended October 2, 2021. This decrease was driven by higher inventory, prepaid expenses and other current assets, while partially offset by an increase in accounts receivable, notes payable, and accounts payable and accrued expenses. Prepaid expenses increase was primarily related to an increase in deferred tax assets and stock issuance costs. The notes payable increase was primarily due to loans associated with equipment purchases. The accounts payable and accrued expenses increase was due primarily to timing of payments.

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Investing Activities

Cash from investing activities totaled $3,043,477 for nine months ended October 1, 2022 as compared to cash used in investing activities of $(1,146,750) for nine months ended October 2, 2021. The increase was driven by a sale/leaseback of certain property plant and equipment into a Right of Use asset of $7,422,659, which was only partially offset by purchases of property and equipment of $4,405,777.

Financing Activities

Cash used in financing activities totaled $2,630,652 for nine months ended October 1, 2022, an increase of $1,975,564 as compared to cash used in financing activities of $655,088 for nine months ended October 2, 2021. The increase was driven by net payments under the factoring facility of $2,129,369, proceeds from Notes payable of $4,325,720, more than offset by payments on notes payable of $4,408,986 and an increase in principal payment on leases of $125,429. The Company also had stock subscriptions of $2,800,000 partially offset by stock redemptions of $2,437,500.

During the nine months ended October 1, 2022 and October 2, 2021, the Company met its capital requirements primarily through external financing, the sale of restricted common stock and the issuance of promissory notes.

Year Ended January 1, 2022 and Year Ended January 2, 2021

The following table summarizes cash activities for the years ended January 1, 2022 and January 2, 2021:

	2021	2020
Net cash provided by operating activities	$2,422,498	$1,726,450
Net cash provided by (used in) investing activities	(928,576)	2,018,136
Net cash provided by (used in) financing activities	(1,211,967)	(3,270,387)

The Company generated net income from operations for the years ended January 1, 2022 and January 2, 2021, of $4,792,661 and $6,035,994, respectively. As of January 1, 2022 and January 2, 2021, the Company had current assets of $12,418,509 and $15,374,611, which included cash and money market funds of $788,294 and $3,307,550, accounts receivable of $2,538,626 and $1,631,921, inventory of $7,588,085 and $9,806,776 and prepaid expenses of $1,503,504 and $628,364, respectively. Total current liabilities were $7,407,423 and $6,286,635, respectively, as of January 1, 2022 and January 2, 2021.

Operating Activities

Cash provided by operating activities totaled $2,422,498 for fiscal 2021, an increase of $696,048 as compared to $1,726,450 for fiscal 2020. This increase was driven by reduced inventories and increased accounts payable and accrued expenses, partially offset by reduced note payables associated with our PPP loans and increases in accounts receivable. Inventory reduction was driven by continued clean up and sale of older inventory. Accounts payable and accrued expenses increase was primarily related to the acquisition of our Jasper sawmill and associated assumption of debt. The company recognized a gain on PPP debt forgiveness, thereby eliminating a portion of our notes payable. Increase in accounts receivable primarily attributed to increased end of year sales in fiscal 2021 versus fiscal 2020.

Investing Activities

Cash used in investing activities totaled $928,576 for fiscal 2021 as compared to cash provided by investing activities of $2,018,136 for fiscal 2020. Redemptions of our short-term investments of $2,801,210 were utilized to fund investments in property and equipment.

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Financing Activities

Cash used in financing activities totaled $1,211,967 for fiscal 2021, a decrease of $2,058,420 as compared to $3,270,387 for fiscal 2020. The decrease was primarily attributed to 2020 proceeds from notes payable.

During the years ended January 1, 2022 and January 2, 2021, the Company met its capital requirements primarily through external financing, the sale of restricted common stock and the issuance of promissory notes.

Contractual Obligations

For the period ended October 1, 2022 , the Company had $42,561 in cash or $745,681 less than it had on January 1, 2022, accounts payable and accrued expenses of $3,954,391 or $1,282,615 more than on January 1, 2022, short and long term lease and note liabilities of $34,993,225 for October 1, 2022 an increase of $12,025,351 than it had on the period ended January 1, 2022, and stockholders’ equity of $36,658,442 and $41,265,502 for the periods ended October 1, 2022 and January 1, 2022, respectively.

Operating and Finance Leases

We have multiple long-term operating and finance lease obligations related to the right of use (ROU) of equipment in our business. The equipment ROU is an asset amortizing over either the asset’s estimated useful life for a finance lease or over the lease term for an operating lease. The original balance is based on the discounted lease payments using a 4% or 10% discount rate for MMI or NSR LLC, respectively. This discount rate is determined based on the entity’s incremental borrowing rate. As of October 1, 2022 and January 1, 2022, the cumulative balance on these ROU assets was $8,133,862 and $977,355, respectively.

There is also a liability associated with the right to use these assets under a lease. This liability is initially equal to the ROU asset, the discounted future lease payments. This liability is amortized based on the discount rate used in setting the initial balance with each lease payment. A portion of each lease payment therefore represents interest and the rest is principal applied against this liability. As of October 1, 2022, and January 1, 2022, the cumulative balances on these lease related liabilities was $8,148,596 and $1,000,792, respectively. The portion of these liabilities that are due to be paid within the next 12 months is included in the Company’s current liabilities. As of October 1, 2022, and January 1, 2022, the current portion of these lease liabilities was $2,971,083 and $249,186, respectively.

Short-term Debt Obligations

The Company has issued a promissory note to an investment company on March 15, 2022. The principal payment of $2,000,000 less a 1.0% origination fee ($20,000) equaling the amount of $1,980,000.00 was received by the Company to fund Working Capital requirements. The Company plans to repay the sum of $2,500,000.18, including interest, in forty six (46) weekly payments commencing May 2, 2022, each in the amount of $54,347.83. The Company paid this promissory note in full in August 2022.

Long-term Debt Obligations

The Company has issued a number of promissory notes financing vehicle and equipment purchases and are secured by these assets. Interest rates on these notes range from 0.0% up to 12.0% with monthly payments of principal plus interest and maturities ranging from October 2022 to August 2028. As of October 1, 2022 and January 1, 2022, the total balance on these notes were $11,118,431 and $4,582,897, respectively.

The Company also had a Paycheck Protection Plan note outstanding as of January 1, 2022 in an amount of $1,236,080. The note was eligible for forgiveness of both the 1.0% interest they bear and principal provided their funds were used for qualifying purposes. On July 2, 2022, $1,236,080 of the PPP loan outstanding as of January 1, 2022 met the qualifications and were forgiven. The Company has recorded the gain on forgiveness of this indebtedness for the period ended October 1, 2022.

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There is also an outstanding promissory note issued for the acquisition of a tree service business in September 2018. It bears interest at 5.0% and requires monthly payments of $5,000, with a $100,000 balloon due in November 2023. The balance on this note as of October 1, 2022, and January 1, 2022, was $153,143 and $195,779, respectively.

The Company issued a $10,650,000 note for the purchase of real estate parcels in Florida and Georgia in August 2021. This note is secured by the real estate and bears interest at 6.0%. Monthly payments of $76,300 commenced in October 2021 with a $9,819,606 balloon payment due in September of 2024. As of October 1, 2022 and January 1, 2022 the balance on this note was $10,365,666 and $10,580,504, respectively. On December 13, 2022, the Company increased the principal amount of this note to $11,500,000 which will be amortized over a period of 20 years with a balloon payment of all remaining amounts of principal and interest due five years from the date of increase. See Item 8 – Legal Proceedings - Ralph Spencer Litigation - Second Complaint. In addition, the real estate located in Jacksonville Florida will be released from the mortgage securing this obligation.

Cumulatively, the balance on these notes as of October 1, 2022 and January 1, 2022, were $26,884,629 and $21,967,082, respectively. The principal due within the next twelve months on these notes as of October 1, 2022 and January 1, 2022, was $7,311,207 and $4,486,461, respectively.

Commitments

Pursuant to the Spencer Settlement Agreement, the Company agreed to pay Spencer a total of $15,000,000 in exchange for the redemption of 40,000,000 shares of our common stock owned by Spencer and any and all ownership interests in which he may have or claim (the “Redemption Payment”). The Redemption Payment is to be paid to Spencer according to the following schedule: (i) $3,300,000 on October 15, 2021 in exchange for 8,797,800 shares of common stock; and (ii) twenty-four (24) payments of $487,500 on the 15th of each month, commencing November 15, 2021, each for 1,300,091.67 common stock shares. On December 13, 2022, the Company agreed with Spencer to redeem 22,101,556 shares of the Company’s common stock he owns in exchange for a payment of $1,000,000 subject to Spencer’s completion of certain conditions provided for in the December 2022 Spencer Settlement Agreement. On December 27, 2022 these conditions were fulfilled and the Company completed the redemption of the 22,101,556 shares of common stock. See Item 8 – Legal Proceedings - Ralph Spencer Litigation - Second Complaint.

Receivables Facility

The Company entered into an accounts receivable factoring arrangement with a financial institution (the “Factor”) on March 2, 2022. Pursuant to the terms of the arrangement, the Company may transfer a portion of its receivables to the Factor, on a recourse basis. The eligible accounts receivable consists of accounts receivable generated by sales to certain customers. The eligible amount of customer accounts receivables which may be transferred under the Receivables Facility is $5,000,000. The Receivables Facility was terminated in August 2022.

Availability and Use of Cash

Our short term liquidity requirements consist primarily of operating expenses and principal and interest payments on outstanding debt and the capital costs to complete production of pine bark and marketable lumber at the Jasper mill. Other than our planned capital expenditures at the Jasper mill, we believe that our available cash, marketable securities and cash from operations will be sufficient to satisfy our liquidity requirements for at least the next 12 months, including our contractual and other obligations summarized below under “Material Cash Requirements” section. Our long-term liquidity needs consist primarily of operating expenses, including expected increases in SG&A and funds necessary to pay for the interest and principal payment on outstanding debt. Our liquidity assumptions may prove to be incorrect, and we could utilize our available financial resources sooner than we currently expect.

Therefore, we may need to incur additional indebtedness or issue additional equity to meet our operating needs and planned capital expenditures at the Jasper mill. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital or generate cash flows necessary to expand our operations and invest in developing our new technologies, this could reduce our ability to compete successfully and harm our business, growth and results of operations. While we believe we will meet longer-term expected future cash requirements and obligations through a combination of our existing cash and cash equivalent balances, cash flow from operations, and issuances of equity securities or debt offerings, our future capital requirements and the adequacy of available funds will depend on many factors, including those set forth in the section titled “Risk Factors.”

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Our future capital requirements will depend on many factors, including:

●	the degree and rate of market adoption of our products
●	the emergence of new competing technologies and products;
●	the costs of R&D activities we undertake to develop and expand our products;
●	the costs of commercialization activities, including sales, marketing and manufacturing;
●	the level of working capital required to support our growth; and
●	our need for additional personnel, technology or other operating infrastructure to support our growth and operations as a public company.

Material Cash Requirements

The following table provides a summary of our material cash requirements from known contractual and other anticipated obligations as of October 1, 2022:

(in thousands)	2022	2023	2024	2025	2026	Thereafter	Total
Debt obligations - principal (1)	$1,684,786	$5,488,189	$13,967,465	$3,225,297	$1,509,302	$969,591	$26,844,630
Debt obligations - interest payments (1)	498,606	1,300,808	904,751	277,392	3,676	1,041	2,986,273
Future minimum lease payments (2)	1,172,720	3,532,237	3,498,661	579,459	106,553	220,235	9,109,865
Contractual obligations (3)	3,600,000	4,100,000	500,000	-	-	-	8,200,000
Anticipated capital expenditures (4)	500,000	14,500,000	3,000,000	-	-	-	18,000,000
	$7,456,112	$28,921,234	$21,870,877	$4,082,147	$1,619,530	$1,190,868	$65,140,768

(1) Payment obligations related to the outstanding debt. The interest payments were projected using amortization schedules as of October 1, 2022. See Note 9 “Notes Payable” for additional details.

(2) Contractual obligations related to the minimum lease payments and interest on our finance and operating leases. See Note 11 “Leases” for additional details.

(3) Contractual obligations related to the VRM licensing agreements.

(4) Anticipated capital expenditures to (i) produce pine bark and marketable lumber at our Jasper mill, (ii) install equipment for producing soil products at our Jacksonville facility, (iii) bring our Beaver mill online, and (iv) purchase and install equipment for our Arborcare, mulch and soil operations.

Off-balance sheet financing arrangements

We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

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Critical Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The summary of significant accounting policies presented below is designed to assist in understanding the Company’s consolidated financial statements. Such consolidated financial statements and accompanying notes are the representations of Company’s management, who is responsible for their integrity and objectivity.

Principles of Consolidation

These consolidated financial statements include the accounts of the Company and wholly owned subsidiaries MMI and NSR LLC. Intercompany accounts and transactions have been eliminated upon consolidation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, equity-based transactions, revenue and expenses and disclosure of contingent liabilities at the date of the consolidated financial statements. The Company bases its estimates and assumptions on historical experience, known or expected trends and various other assumptions that it believes to be reasonable. As future events and their effects cannot be determined with precision, actual results could differ from these estimates which may cause the Company’s future results to be affected.

Revenue

The Company accounts for revenue in accordance with Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, which was adopted beginning on October 1, 2017, as the Company did not have significant revenues prior to that time. The Company did not record a retrospective adjustment but opted for full retrospective method for all contracts.

The Company recognizes revenue when our performance obligation is satisfied. Our primary performance obligation (the performance of landscape recovery services) is satisfied upon the completion of the landscape services for, or delivery of our products to, our customers. Our products and services are provided for cash or on credit terms. Our credit terms, which are established in accordance with local and industry practices, generally require payment within 30 days of performance. The Company estimates and reserves for our bad debt exposure based on our experience with past due accounts and collectability, the aging of accounts receivable and our analysis of customer data.

Practical Expedients

As part of ASC 606, the Company has adopted several practical expedients including the Company has determined that it need not adjust the promised amount of consideration for the effects of a significant financing component since the Company expects, at contract inception, that the period between when the Company transfers a promised service to the customer and when the customer pays for that service will be one year or less.

Contract Modifications

There were no contract modifications during the nine months ended October 1, 2022 and year ended January 1, 2022. Contract modifications are not routine in the performance of the Company’s contracts.

Cash

The Company considers all highly liquid investments with maturities of nine months or less at the time of purchase to be cash equivalents. There are no cash equivalents as of October 1, 2022 and January 1, 2022.

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Accounts Receivable

The Company periodically assesses its accounts receivable for collectability on a specific identification basis. If collectability of an account becomes unlikely, an allowance is recorded for that doubtful account. The Company has recorded an allowance for doubtful accounts of $60,000 as of October 1, 2022 and January 1, 2022.

Property and Equipment

Property and equipment are recorded at cost. Expenditures that enhance the useful lives of the assets are capitalized and depreciated. Machinery, equipment and vehicles are generally depreciated on a straight-line basis over 5 to 10 years.

Maintenance and repairs are charged to expense as incurred. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation will be removed from the accounts and the resulting gain or loss, if any, will be reflected in other income.

Impairment of Long-Lived Assets

The Company reviews long-lived assets, including definite-lived intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted net cash flows of the operation to which the assets relate to the carrying amount. If the operation is determined to be unable to recover the carrying amount of its assets, then these assets are written down first, followed by other long-lived assets of the operation to fair value. Fair value is determined based on discounted cash flows or appraised values, depending on the nature of the assets.

The Company records Its intangible assets at cost in accordance with Accounting Standards Codification (“ASC”) 350, Intangibles – Goodwill and Other. Finite lived intangible assets are amortized over their estimated useful life using the straight-line method, which is determined by identifying the period over which the cash flows from the asset are expected to be generated. Goodwill represents the excess of the purchase price of the acquired business over the estimated fair value of the identifiable net assets acquired. Goodwill is not amortized but is tested for impairment at least annually at year end, at the reporting unit level or more frequently if events or changes in circumstances indicate that the asset might be impaired. Goodwill is tested for impairment at the reporting level by first performing a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying value. If the reporting unit does not pass the qualitative assessment, then the reporting unit’s carrying value is compared to its fair value. The fair values of the reporting units are estimated using market and discounted cash flow approaches. Goodwill is considered impaired if the carrying value of the reporting unit exceeds its fair value. The discounted cash flow approach uses expected future operating results. Failure to achieve these expected results may cause a future impairment of goodwill at the reporting unit. During the nine months ended October 1, 2022 and October 2, 2021, the Company did not record a loss on impairment. For the twelve months ended January 1, 2022, the Company did not record a loss on impairment. For the twelve months ended January 2, 2021, a $317,500 loss on the impairment of a supply contract was identified.

Advertising and Marketing Costs

The Company expenses advertising and marketing costs as they are incurred. Advertising and marketing expenses were $77,446 and $191,369 for the three and nine months ended October 1, 2022, respectively, and $102,647 and $212,973 for the three and nine months ended October 2, 2021, respectively, and are recorded in selling, general and administrative expenses on the statement of operations.

Fair Value Measurements

As defined in ASC 820, “Fair Value Measurements and Disclosures,” fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. ASC 820 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurement). This fair value measurement framework applies at both initial and subsequent measurement.

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Fair Value of Financial Instruments

The carrying value of cash, accounts receivable, other receivables, accounts payable and accrued expenses, payroll liabilities, and advances approximate their fair values based on the short-term maturity of these instruments. The carrying number of notes and convertible promissory notes approximates the estimated fair value for these financial instruments as management believes that such notes constitute substantially all of the Company’s debt and interest payable on the notes approximates the Company’s incremental borrowing rate.

Net Income (Loss) per Common Share

Basic net loss per common share is computed by dividing the net income (loss) by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share includes the effect of Common Stock equivalents (stock options, unvested restricted stock, and warrants) when, under either the treasury or if-converted method, such inclusion in the computation would be dilutive.

The following table summarizes the securities that were excluded from the diluted per share calculation:

Nine months Ended
	October 1, 2022	October 2, 2021

Convertible notes	-0-	-0-
Warrants	-0-	-0-
Total	-0-	-0-

Inventory

Inventory is stated at the lower of cost (computed on a first-in, first-out) or net realizable value. The cost of finished goods includes the cost of raw material, direct and indirect labor, and other indirect manufacturing costs.

Stock-Based Compensation

The Company applies the provisions of ASC 718, Compensation—Stock Compensation (“ASC 718”), which requires the measurement and recognition of compensation expense for all stock-based awards made to employees, including employee stock options and warrants, in the statements of operations.

For stock options and warrants issued to employees and members of the board of directors for their services, the Company estimates the grant date fair value of each option using the Black-Scholes option pricing model. The use of the Black-Scholes option pricing model requires management to make assumptions with respect to the expected term of the option, the expected volatility of the Common Stock consistent with the expected life of the option, risk-free interest rates and expected dividend yields of the Common Stock. For awards subject to service-based vesting conditions, including those with a graded vesting schedule, the Company recognizes stock-based compensation expense equal to the grant date fair value of stock options on a straight-line basis over the requisite service period, which is generally the vesting term. Forfeitures are recorded as they are incurred as opposed to being estimated at the time of grant and revised.

Pursuant to ASU 2018-07 Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, the Company accounts for stock options and warrants issued to non-employees for their services in accordance ASC 718. The Company uses valuation methods and assumptions to value the stock options that are in line with the process for valuing employee stock options noted above.

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Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carry forwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company utilizes ASC 740, “Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. The Company accounts for income taxes using the asset and liability method to compute the differences between the tax basis of assets and liabilities and the related financial amounts, using currently enacted tax rates. A valuation allowance is recorded when it is “more likely-than-not” that a deferred tax assets will not be realized.

For uncertain tax positions that meet a “more likely than not” threshold, the Company recognizes the benefit of uncertain tax positions in the consolidated financial statements. The Company’s practice is to recognize interest and penalties, if any, related to uncertain tax positions in income tax expense in the consolidated statements of operations.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The standard requires all leases that have a term of over 12 months to be recognized on the balance sheet with the liability for lease payments and the corresponding right-of-use asset initially measured at the present value of amounts expected to be paid over the term. Recognition of the costs of these leases on the income statement will be dependent upon their classification as either an operating or a financing lease. Costs of an operating lease will continue to be recognized as a single operating expense on a straight-line basis over the lease term. Costs for a financing lease will be disaggregated and recognized as both an operating expense (for the amortization of the right-of-use asset) and interest expense (for interest on the lease liability). This standard was effective for the Company’s interim and annual periods beginning January 1, 2019, and was applied on a modified retrospective basis to leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The adoption of ASU 2016–- 02 had a material impact on the Company’s consolidated financial statements and related disclosures.

On August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows (Topic 230) Classification of Certain Cash Receipts and Cash Payments”. The new guidance is intended to reduce diversity in practice in how certain transactions are classified in the statement of cash flows. ASU 2016-15 is effective for the Company beginning in the first quarter of 2020. Early adoption is permitted, provided that all of the amendments are adopted in the same period. The guidance requires application using a retrospective transition method. The adoption of ASU 2016-15 did not have any impact on the Company’s consolidated financial statements and related disclosures.

On January 2017, FASB issued Accounting Standards Update (ASU) 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, which eliminated the calculation of implied goodwill fair value. Instead, companies will record an impairment charge based on the excess of a reporting unit’s carrying amount of goodwill over its fair value. This guidance simplifies the accounting as compared to prior GAAP. The guidance is effective for fiscal years beginning after December 15, 2019. The Company does not expect the implementation of this new pronouncement to have a material impact on its consolidated financial statements.

On May 10, 2017, the FASB issued ASU 2017-09 “Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting”, which provides guidance to clarify when to account for a change to the terms or conditions of a share-based payment award as a modification. Under the new guidance, modification accounting is required only if the fair value, the vesting conditions, or the classification of the award (as equity or liability) changes as a result of the change in terms or conditions. The guidance is effective prospectively for all companies for annual periods beginning on or after December 15, 2017. Early adoption is permitted. The adoption of ASU 2017-09 did not have any impact on the Company’s consolidated financial statements and related disclosures.

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In December 2019, the FASB issued ASU 2019-12, simplifying the Accounting for Income Taxes (Topic 740) as part of its simplification initiative to reduce the cost and complexity in accounting for income taxes. This guidance is effective for interim and annual reporting periods beginning within 2021.

All other newly issued but not yet effective accounting pronouncements have been deemed to be not applicable or immaterial to the Company.

ITEM 3. PROPERTIES

See “Description of the Business – Facilities” which is incorporated herein by this reference.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of January 5, 2023, we had 74,881,742 shares of common stock issued and outstanding. The following table sets forth the beneficial ownership of our common stock as of the date of this registration statement on Form 10 for (i) each member of our board of directors, (ii) each named executive officer (as defined below), (iii) each person known to us to be the beneficial owner of more than 5% of our securities and (iv) the members of our board of directors and our executive officers as a group. Beneficial ownership is determined according to the rules of the SEC. Generally, a person has beneficial ownership of a security if the person possesses sole or shared voting or investment power of that security, including any securities that a person has the right to acquire beneficial ownership within 60 days. Information with respect to beneficial owners of more than 5% of our securities is based on completed questionnaires and related information provided by such beneficial owners as of the date of this registration statement on Form 10. Except as indicated, all shares of our securities will be owned directly, and the person or entity listed as the beneficial owner has sole voting and investment power. The address for each director and executive officer is c/o The Sustainable Green Team, Ltd., 24200 CR-561, Astatula, FL 34705.

	Common Stock		Series A Preferred Stock		Total		Voting
Name, Position and Address of Beneficial Owner	No. Beneficially Owned	% of Common Stock(1)	No. Beneficially Owned	% of Series A Preferred Shares(1)	Total No. of Capital Stock Owned	% of Total Capital Stock	% of Voting Capital Stock
Directors and Executive Officers
Anthony J. Raynor(2)	38,524,500	51.5%	90	100%	38,524,590	51.5%	98.9%
Brian Meier	500	* %	-	-	500	*	*
J. Scott Siefker(3)	25,500	* %	-	-	25,500	*	*
Bradford D. Baker	-	-	-	-	-	-	-
Colleen McAleer	-	-	-	-	-	-	-
Ned L. Siegel	-	-	-	-	-	-	-
All directors and officers as a group (3 persons)	38,550,500	51.5%	90	100%	38,550,590	51.5%	98.9%
Five Percent Shareholders:

John Spencer(4)	6,000,000	8.0%	-	-	6,000,000	8.0%	*
Leslie Schultz	5,000,000	6.7%	-	-	5,000,000	6.7%	*
Thistle Investments(5)	3,860,000	5.2%	-	-	3,860,000	5.2%	*
VRM Global Holdings Pty Ltd(6)	6,500,000	8.7%	-	-	6,500,000	8.7%	*

Notes:

*	less than 1%.

(1)	The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our capital stock outstanding on January 5, 2023. On January 5, 2023, there were 74,881,742 shares of our common stock outstanding. To calculate a stockholder’s percentage of beneficial ownership, we include in the numerator and denominator the common stock outstanding and all shares of our common stock issuable to that person in the event of the exercise of outstanding options and other derivative securities owned by that person which are exercisable within 60 days of January 5, 2023. Common stock options and derivative securities held by other stockholders are disregarded in this calculation. Therefore, the denominator used in calculating beneficial ownership among our stockholders may differ. Unless we have indicated otherwise, each person named in the table has sole voting power and sole investment power for the shares listed opposite such person’s name.

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(2)	Anthony Raynor, the Chief Executive Officer of the Company, beneficially owns 90 shares of our Series A Preferred Stock, which represent approximately 98.9% of the voting power of our outstanding capital stock. In addition, Mr. Raynor, currently beneficially owns 38,524,500 shares of our common stock, which represent approximately 51.5% of the total shares of our outstanding capital stock.

(3)	J. Scott Siefker has been Chief Financial Officer of the Company since 2020 up until his retirement in March 2022.

(4)	The address for John Spencer is 5650 Indian Mound Ct, Columbus, OH 43213-2628

(5)	The address for Thistle Investments is 387 Corona Street, Ste 555, Denver, CO 80218

(6)	The address for VRM Global Holdings Pty Ltd. is Reward Crescent Bohle QLD, 4818 Australia.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS

Our bylaws, as amended, (the “Bylaws”) provide that our board of directors should not have fewer than three directors. Each director shall hold office until the close of the next annual general meeting of our shareholders, or until his or her successor is duly elected or appointed, unless his or her office is earlier vacated. Our board of directors currently consists of seven directors, of whom three are considered to be independent persons. See Item 7—”Certain Relationships and Related Transactions, and Director Independence – Director Independence” for details on the independence of our directors.

The following table sets forth the individuals that are our directors and executive officers as of the date of filing this registration statement on Form 10 and their respective positions.

Name	Age	Position
Anthony J. Raynor	45	Chief Executive Officer, President and Chairman of the Board of Directors
Michael J. Mete, CPA	52	Chief Financial Officer
Brian Meier	58	Chief Operating Officer
Bradford D. Baker	62	Director
Colleen McAleer	55	Director
Ned L. Siegel	71	Director

All of our directors will be appointed to hold office until the next annual general meeting of shareholders or until their successors are duly elected or appointed, unless their office is earlier vacated.

The Bylaws provide that the directors may, from time to time, appoint such officers as the directors determine. The directors may, at any time, terminate any such appointment.

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Director and Executive Officer Biographies

Anthony “Tony” Raynor. Mr. Raynor is the Founder of the Company and has been the President and CEO of the Company since April 2019. Since September 2017, he organized and founded National Storm Recovery, LLC. d/b/a Central Florida Arborcare, a wholly-owned subsidiary of the Company. Prior to September 2017, Mr. Raynor founded multiple successful tree and green waste recycling/processing facilities and services. From 2013 through 2017, Mr. Raynor served as partner of RSR. Mr. Raynor has over 25 years of entrepreneurship in the tree, green waste, storm recovery, and mulch industry. He has personally been responsible for 25 national storm recovery projects and managed over 100 million cubic yards of debris. Following its first year of operations of National Storm Recovery, LLC. d/b/a Central Florida Arborcare, Mr. Raynor continued to build the company’s team of employees to manage the growing demand for the company’s tree maintenance services. Since then, the company has seen major growth through strategic acquisitions such as the purchase of Mulch Manufacturing, Inc. in 2020. Mr. Raynor is known for dedication not only to the company but the employees and sustainable products. He is always looking for new ways to handle debris with the focus on sustainable solutions.

The Company believes Mr. Raynor’s strong expertise in the tree maintenance, disaster recovery, debris hauling, removal, and disposal services industries qualifies him to serve on its board of directors.

Michael J Mete. Mr. Mete has been the Company’s Chief Financial Officer since February 2022. Prior to then, he served as the Chief Financial Officer for JT International U.S.A., Inc., since 2004, where he was responsible for the company’s financial functions, including accounting and corporate finance, which included budgeting, forecasting and long-range strategic planning process. Mr. Mete was also responsible for the IT, procurement, and customer service and logistics functions at various times while at the company. Earlier in his career, he held various positions in public accounting, including a national firm. He holds a Bachelor of Business Administration in accounting from Pace University.

Brian Meier. Mr. Meier became the Company’s Chief Operating Officer in December 2021 and has served Mulch Manufacturing as the manager of its sawmill in Homerville, GA since November 2009. During this time, he managed sales, production and raw material procurement. He was instrumental in designing and implementing upgrades to the facility, resulting in increased sales and profit margins. Mr. Meier also managed the Kempfer Sawmill in St Cloud, FL, from 1993 to 1999 where he was responsible for its sales, procurement, accounting, human resources and safety programs. He was essential in the design and construction of a new sawmill for Kempfer in 2005. From 1989 to 1993, Mr. Meier handled purchasing at Universal Forest Products in Moultrie, GA. From 1987 to 1989, he represented Georgia Pacific in the sale of its products out of their Claxton, GA sawmill. Mr. Meier’s diverse background in all facets of the wood products industry enables him to integrate operations, sales, and finance. He has demonstrated his ability to enhance a company’s performance by motivating personnel while providing effective solutions resulting in maximized profits. Mr. Meier graduated from Georgia Southern University with a BA in finance in 1987. He has been a functioning member of the Southern Cypress Manufacturers Association since 2000 and served as its President in 2016. He has also served as an Elder in his local church for over 10 years.

Bradford B. Baker. Mr. Baker was appointed to our board of directors in December 2022. From 1997 to 2000 and from 2008 to present, he has been a member of the board of directors of Odyssey Marine Exploration Inc., a deep-ocean mineral resource exploration company where he has served as the Chairman of the Board since January 2012 and Chairman of the Audit Committee from 2009 to the present. He also serves on its Governance Committee and Compensation Committee. Since 1996, Mr. Baker has been the Chief Executive Officer of Myakka Crossings, Inc., a developer of affordable single family homes in Kansas City, Kansas. From 2018 to 2019, Mr. Baker was the Deputy Secretary of the Kansas Department of Commerce where he was responsible for economic development in opportunity zones in the state of Kansas. From 2004 to 2012, Mr. Baker served as Chief Executive Officer of Nexus Biometrics, Inc., a fingerprint biometric company he founded in 2004. He is also President of Bramar Developers, Inc., a real estate development company that he founded in 1998. He was appointed a White House Fellow by President Ronald Reagan in 1988, was past Secretary of the Resolution Trust Corporation Oversight Board in 1989, and served as Executive Director of the Florida Housing Finance Corporation from 1999 to 2000. He previously held senior executive positions with Comcast Cable from 1994 to 1997 and Sterling Financial, Inc. from 2000 to 2002, and served as a Director and as Chairman of the Audit Committee of Dobi Medical International, Inc. from 2003 through 2007 when it was a U.S. publicly reporting company. He holds a B.S. degree in Business Administration from Nova University.

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The Board recognizes that Mr. Baker, as past chief executive officer of a public company, has extensive experience as a senior executive with emphasis in management, operations and finance. His financial expertise and extensive not-for-profit board experience qualifies him as our “audit committee financial expert.” Prior to 2003, Mr. Baker served three public companies as a director and as chairman of both Audit and Compensation Committees. He received a presidential appointment, and through his work at the White House, he developed an extensive understanding of government processes and international relations. Mr. Baker’s executive leadership roles, board experience and government background provide the Board with insight into best practices of public companies and well-qualifies him as a member of the board of directors and chairman of our audit committee.

Colleen McAleer. Ms. McAleer was appointed to our board of directors in December 2022. She has over 30 years of broad executive experience, ranging from military service to commercial real estate, non-profits and governance. Currently Ms. McAleer leads the Executive Director of the Clallam County Economic Development Council and serves as a Commissioner at the Port of Port Angeles. Colleen brings a unique range of skills, knowledge and talent to a diverse set of responsibilities. Colleen is an acknowledged expert at team leadership and brings a wealth of knowledge and determination to every endeavor that she undertakes. Since May 2019, Ms. McAleer has served as the Executive Director of the Clallam County Economic Development Council which is responsible for defining strategies and programs to improve the economic conditions of Clallam County, Washington. From August 2015 to April 2019, she ran the Washington Business Alliance in Seattle where she led the organization and was involved in securing funding to support vocational training needs for kids in the classroom. Since 2014, Ms. McAleer has been a commissioner at the Port of Port Angeles. From 2003 until 2013, Ms. McAleer owned and operated a commercial real estate brokerage firm in Clallam County Washington. From 1989 to 1998, she served in the U.S. Army as a helicopter and fixed wing pilot and as a military intelligence officer and is a decorated combat veteran of Desert Storm. Ms. McAleer holds a B. S. degree in Computer Science from Florida Institute of Technology, has received training at the U.S. Army Aviation Flight School and is a graduate of the U.S. Military Intelligence Advance Course.

The Board recognizes that Ms. McAleer has extensive experience as a senior executive with emphasis in management, operations and finance. Ms. McAleer’s executive leadership roles, experience as Commissioner at the Port of Port Angeles, business experience and government background provide the Board with insight into operational best practices and well-qualifies her as a member of the board of directors and our audit committee.

Ned L. Siegel. Ambassador Ned L. Siegel was appointed to our board of directors in December 2022. Ambassador Siegel is the President of The Siegel Group, a multi-disciplined international business management advisory firm he founded in 1997 in Boca Raton, Florida, specializing in real estate, energy, utilities, infrastructure, financial services, oil & gas and cyber & secure technology. Mr. Ambassador Siegel has served since 2013 as counsel to the law firm of Wildes & Weinberg, P.C. From October 2007 until January 2009, he served as the United States Ambassador to the Commonwealth of The Bahamas. Prior to his Ambassadorship, in 2006, he served with Ambassador John R. Bolton at the United Nations in New York, as the Senior Advisor to the U.S. Mission and as the United States Representative to the 61st Session of the United Nations General Assembly. From 2003 to 2007, Mr. Ambassador Siegel served on the board of directors of the Overseas Private Investment Corporation (OPIC), which was established to help U.S. businesses invest overseas, fostering economic development in new and emerging markets, complementing the private sector in managing the risk associated with foreign direct investment and supporting U.S. foreign policy. Appointed by Governor Jeb Bush, Mr. Ambassador Siegel served as a member of the board of directors of Enterprise Florida, Inc. (EFI) from 1999-2004. EFI is the state of Florida’s primary organization promoting statewide economic development through its public-private partnership. Ambassador Siegel presently serves on the board of directors of the following companies: CIM City, U.S. Medical Glove Company, Global Supply Team, Moveo, LLC and the Caribbean Israel Leadership Coalition (CILC), Caribbean Israel Venture Services, Inc. He also presently serves on the following Advisory Boards: Usecrypt, Brand Labs International (BLI), Elminda Ltd., Findings, and Sol Chip Ltd and Maridose, LLC. Ambassador Siegel received a B.A. from the University of Connecticut in 1973 and J.D. from the Dickinson School of Law in 1976. In December 2014, he received an honorary degree of Doctor of Business Administration from the University of South Carolina. The Board believes that Mr. Ambassador Siegel’s vast professional experience, education, and professional credentials qualify him to serve as a member of the Board, and as a member of the Board’s committees.

The Board recognizes that Ambassador Siegel has extensive experience as a senior executive with emphasis in management, operations and finance. Ms. McAleer’s executive leadership roles, experience in financial and strategic planning provide the Board with insight into operational best practices and well-qualifies him as a member of the board of directors and our audit committee.

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Committees of our Board of Directors

We currently have an audit committee, a compensation committee, and a nominating and corporate governance committee. The members of each are set out below.

Name of Member	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Bradford D. Baker	X(1)	X	X
Colleen McAleer	X	X(1)	X
Ned L. Siegel	X	X	X(1)

(1) Denotes chairperson.

A brief description of each committee is set out below.

Audit Committee

Our Board of Directors established an audit committee (“Audit Committee”) which consists of three independent directors, namely Bradford D. Baker, Colleen McAleer and Ned L. Siegel. Mr. Baker shall serve as the chair of the Audit Committee. Mr. Baker qualifies as an audit committee financial expert under SEC rules and as a financially sophisticated audit committee member under the Nasdaq Capital Market rules. Our board of directors adopted a written charter which sets out the Audit Committee’s responsibilities, a copy of which has been posted on the Corporate Governance section of our website, at www.sustainablegreenteam.com.

Our Audit Committee is authorized to:

●	approve and retain the independent auditors to conduct the annual audit of our financial statements;

●	review the proposed scope and results of the audit;

●	review and pre-approve audit and non-audit fees and services;

●	review accounting and financial controls with the independent auditors and our financial and accounting staff;

●	review and approve transactions between us and our directors, officers and affiliates;

●	recognize and prevent prohibited non-audit services;

●	establish procedures for complaints received by us regarding accounting matters; and

●	oversee internal audit functions, if any.

Relevant Education and Experience

Each member of the Audit Committee has experience relevant to his or her responsibilities as an Audit Committee member. See Item 5 — “Director and Executive Officers – Director and Executive Officer Biographies” for a description of the education and experience of each Audit Committee member.

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Compensation Committee

Our Board of Directors established a compensation committee that consists of three directors who are “independent” under the rules of the SEC. This compensation committee will:

●	review and determine the compensation arrangements for management;

●	establish and review general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals;

●	administer our incentive compensation and benefit plans and purchase plans;

●	oversee the evaluation of the Board of Directors and management; and

●	review the independence of any compensation advisers.

Our Board of Directors has adopted a compensation committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and Nasdaq Capital Market.

Nominating and Corporate Governance Committee

Our Board of Directors established a nominating and corporate governance committee that consists of three directors who are “independent” under the rules of the SEC. The functions of the nominating and corporate governance committee, among other things, includes:

●	identifying individuals qualified to become board members and recommending director;

●	nominees and board members for committee membership;

●	developing and recommending to our board corporate governance guidelines;

●	review and determine the compensation arrangements for directors; and

●	overseeing the evaluation of our board of directors and its committees and management.

Our Board of Directors has adopted a nominating and corporate governance committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and the Nasdaq Capital Market.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serve on the board of directors or compensation committee of a company that has an executive officer that serves on our board of directors. No member of our board is an executive officer of a company in which one of our executive officers serves as a member of the board of directors or compensation committee of that company.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available at our website at www.thesustainablegreenteam.com. We expect that any amendments to the code, or any waivers of its requirement, will be disclosed on our website.

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The board does not have standing compensation or nominating committees. The board does not believe these committees are necessary based on the size of our company, the current levels of compensation to our corporate officers and the ownership by our executive officers and directors which gives them control over all matters submitted to a vote of our stockholders. The board will consider establishing audit, compensation and nominating committees and the appointment of independent directors at the appropriate time.

The entire board of directors participates in the consideration of compensation issues and of director nominees. Candidates for director nominees are reviewed in the context of the current composition of the board and our operating requirements and the long-term interests of its stockholders. In conducting this assessment, the board of directors considers skills, diversity, age, and such other factors as it deems appropriate given the current needs of the board and our company, to maintain a balance of knowledge, experience and capability.

The board’s process for identifying and evaluating nominees for director, including nominees recommended by stockholders, will involve compiling names of potentially eligible candidates, conducting background and reference checks, conducting interviews with the candidate and others (as schedules permit), meeting to consider and approve the final candidates and, as appropriate, preparing an analysis with regard to particular recommended candidates.

ITEM 6. EXECUTIVE COMPENSATION

The following table summarizes all compensation recorded by us in the past two fiscal years ended January 1, 2022, for:

●	our principal executive officer or other individual serving in a similar capacity, and

●	our two most highly compensated executive officers, other than our principal executive officer, who were serving as corporate officers as of January 1, 2022.

For definitional purposes, these individuals are sometimes referred to as the “named executive officers.”

Name and Principal Position	Fiscal Year Ended	Salary ($)	Bonus ($)		Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Anthony J. Raynor (1)	2021	$175,395		$—	$—	$—	$—	$—	$—	$175,395
Chief Executive Officer	2020	$125,823	$				$—	$—	$—	$125,823

Edward Lee (2)	2021	$147,136		$—	$—	$—	$—	$—	—	$147,136
Former Chief Operating Officer	2020	$104,692		$—	$—	$—	$—	$—	—	$104,692

J. Scott Siefker (3) Former	2021	165,210		—	—	—	—	—	—	165,210
Chief Financial Officer	2020	150,123		—	—	—	—	—	—	150,123

(1)	Anthony J. Raynor became Chief Executive Officer of the Company on June 10, 2019.

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(2)	Edward Lee became Chief Operations Officer of the Company on June 10, 2019. Edward Lee was succeeded as Chief Operations Officer of the Company by Brian Meier on December 1, 2021.

(3)	J. Scott Siefker has been Chief Financial Officer of the Company since 2020 up until his retirement in March 2022. J. Scott Siefker was succeeded as Chief Financial Officer of the Company by Michael J Mete on February 7, 2022.

Outstanding Equity Awards at 2021 Fiscal Year-End

None.

2021 Option Exercises and Stock Vested Table

None.

Executive Officer and Director Compensation

The Company intends to develop an executive compensation program that is consistent with its existing compensation policies and philosophies, which are designed to align compensation with our business objectives and the creation of stockholder value, while enabling us to attract, motivate and retain individuals who contribute to the long-term success of the Company.

Decisions on the executive compensation program will be made by the board of directors. The following discussion is based on the present expectations as to the executive compensation program to be adopted by the board of directors. The executive compensation program actually adopted will depend on the judgment of the members of the board of directors and may differ from that set forth in the following discussion.

We anticipate that decisions regarding executive compensation will reflect our belief that the executive compensation program must be competitive in order to attract and retain our executive officers. We anticipate that the compensation committee will seek to implement our compensation policies and philosophies by linking a significant portion of our executive officers’ cash compensation to performance objectives and by providing a portion of their compensation as long-term incentive compensation in the form of equity awards.

We anticipate that compensation for our executive officers will have three primary components: base salary, an annual cash incentive bonus and long-term incentive compensation in the form of share-based awards, if any.

Base Salary

Our compensation committee will determine base salaries and manage the base salary review process, subject to existing employment agreements.

Annual Bonuses

We intend to use annual cash incentive bonuses for the executive officers to tie a portion of their compensation to financial and operational objectives achievable within the applicable fiscal year. We expect that, near the beginning of each year, the compensation committee will select the performance targets, target amounts, target award opportunities and other term and conditions of annual cash bonuses for the executive officers, subject to the terms of any employment agreement. Following the end of each year, the board of directors will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the executive officers. No bonuses were awarded by the board of directors in 2021 or 2020.

Stock-Based Awards

We intend to use stock-based awards to reward long-term performance of the executive officers. We believe that providing a meaningful portion of the total compensation package in the form of stock-based awards will align the incentives of its executive officers with the interests of its stockholders and serve to motivate and retain the individual executive officers. Stock-based awards will be awarded under the Incentive Plan, which has been adopted by our Board of Directors and is being submitted to our shareholders for approval at the special meeting in lieu of an annual meeting.

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Executive Employment Agreements

On February 1, 2020, the Company entered into an employment agreement (the “Employment Agreement”) with Anthony J. Raynor, pursuant to which the parties agreed that he will serve as the Chief Executive Officer of the Company and its subsidiaries for a five-year term. Under the terms of the Employment Agreement, Mr. Raynor will receive a salary of $150,000 per year. Mr. Raynor’s base salary was increased to $175,000 per year effective as of 2021. During Mr. Raynor’s employment and for a period of one year from the end of Mr. Raynor’s employment (howsoever occasioned), Mr. Raynor shall not, directly or indirectly, whether as owner, shareholder, director, agent, partner, member, governor, manager, officer, employee or otherwise, participate or support the design, development, manufacture, sale, solicitation of sale, marketing, testing, research or other business activities of the Company that are substantially similar to any of the Company’s products. In addition, Mr. Raynor agreed to refrain from engaging in business with the Company’s customers in regards to competing products, interfere or disrupt the Company’s relationship with its employees, customers, agents, representatives or vendors or employ or attempt to employ any of the Company’s current employees. Upon the disability of Mr. Raynor such that he is unable to perform his duties effectively, the Company will continue to pay his compensation for a period of six months to the extent not covered by disability insurance policies. In the event of Mr. Raynor’s death, no severance compensation will be paid to Mr. Raynor. In the event we terminate Mr. Raynor’s employment without cause Mr. Raynor is entitled to (i) a lump sum in an amount equal to the balance of payments yet due under his employment agreement including the Company-paid benefits for Mr. Raynor and his family through the end of the term or (ii) a lump sum equal to three (3) years compensation at Mr. Raynor’s then current salary or wages provide benefits in the kind and amounts provided up to the date of termination for such three (3) year period, including continuation of any Company-paid benefits as described in his employment agreement.

Director Compensation

We did not pay any compensation or make any equity awards or non-equity awards to any of our non-employee directors during fiscal year 2021. In December 2022, we entered into Independent Director Agreements with each our non-employee directors, Bradford D. Baker, Colleen McAleer and Ned L. Siegel pursuant to which they agreed to serve as independent members of our board of directors until such director resigns, is removed as provided in our bylaws or dies. For their services as directors, we agreed to pay each of them a cash fee in the amount of $60,000 per year, payable each calendar quarter during the term, with any fractional calendar quarters to be prorated. In addition, we agreed to issue to each of them shares of our common stock as follows: (i) upon execution of their respective agreements, a number of shares equal to $10,000 divided by the volume weighted average closing price of our common stock during the 20 trading days prior to the date the agreements were signed and (ii) on each anniversary of entering into each of the respective agreements, a number of shares of our common stock equal to $50,000 divided by the volume weighted average closing price of our common stock during the 20 trading days prior to each anniversary of entering into the agreements. In the event a director resigns prior to the end of a full year of service, subject to the final determination and agreement of the board, the shares issuable upon an anniversary of the agreement will be appropriately prorated. In addition, we entered into indemnification agreements with each of our non-employee directors pursuant to which we agreed to indemnify and defend each director to the fullest extent permitted under Delaware law and advance expenses incurred by such directors in connection with any indemnifiable event as provided for in the indemnification agreement. Directors may be reimbursed for travel and other expenses directly related to their activities as directors. Directors who also serve as employees receive no additional compensation for their service as directors. During fiscal year 2021, Anthony Raynor, our Chief Executive Officer, was a member of our board of directors, as well as an employee, and received no additional compensation for his services as a director. See the section titled “Executive Compensation” for more information about the compensation for this individual for fiscal year 2021.

We do not have a formal policy to compensate our non-employee directors.

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Equity Incentive Plans

The Sustainable Green Team, Ltd. 2022 Equity Incentive Plan

In January 2022, our board of directors approved The Sustainable Green Team, Ltd. 2022 Equity Incentive Plan (the “Plan”). Stockholders of the Corporation holding a majority of the voting power of the Corporation undertook an action by written consent in lieu of a meeting of stockholders to approve the Plan.

Our board of directors decided to adopt the Plan to provide the Corporation with additional flexibility to issue stock compensation in various forms to employees and advisors and consultants of the Corporation in an effort to attract and retain such persons as the Corporation grows, for the benefit of all stockholders.

Authorized Shares

The Plan reserves 13,000,000 shares of common stock for issuance under the Plan, via stock options, restricted stock, restricted stock units and other forms of awards. The shares may be authorized but unissued, or required common stock. If an award expires or becomes un-exercisable without having been exercised in full, is surrendered pursuant to an exchange program, or is forfeited to or repurchased by the Company due to the failure to vest, the unpurchased shares which were subject thereto will generally become available for future grant or sale under this Plan, unless this Plan has terminated.

Plan Administration

The Plan will be administered by the board of directors or, upon the board’s delegation, a committee thereof.

Merger or Change in Control

The Plan will provide that in the event of a merger or change in control, as defined under our Plan, each outstanding award will be treated as the administrator determines, except that if a successor corporation or its parent or subsidiary does not assume or substitute an equivalent award for any outstanding award, then such award will fully vest, all restrictions on such award will lapse, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels and such award will become fully exercisable, if applicable, for a specified period prior to the transaction. The award will then terminate upon the expiration of the specified period of time. If the service of an outside director is terminated on or following a change of control, other than pursuant to a voluntary resignation, his or her awards will vest fully and become immediately exercisable and all performance goals or other vesting requirements will be deemed achieved at 100% of target levels.

Compensation Committee Interlocks and Insider Participation

See Item 7— “Certain Relationships and Related Transactions, and Director Independence – Transactions with Related Persons” for further details.

None of our executive officers served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as our director or on the Compensation Committee, during fiscal 2021. None of our executive officers served as a director of another entity, one of whose executive officers served on the Compensation Committee, during fiscal 2021.

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ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, DIRECTOR INDEPENDENCE

Related Party Transactions

A related party transaction includes any transaction or proposed transaction in which:

●	we are or will be a participant;

●	the aggregate amount involved exceeds $120,000 in any fiscal year; and

●	any related party has or will have a direct or indirect material interest.

Related parties include any person who is or was (since the beginning of the last fiscal year, even if such person does not presently serve in that role) our executive officer or director, any shareholder owning more than 5% of any class of our voting securities or an immediate family member of any such person.

Any potential related party transaction that requires approval will be reviewed and overseen by the Board of Directors which will consider such factors as it deems appropriate to determine whether to approve, ratify or disapprove the related party transaction. The Board of Directors may approve the related party transaction only if it determines in good faith that, under all of the circumstances, the transaction is in the best interests of us and our shareholders.

Transactions with Related Parties

Promissory Notes

Mulch Manufacturing, Inc.

On the January 31, 2020, date of the Mulch Acquisition, there was a balance on a note payable to MM’s sole shareholder in the amount of $14,223,046. This note was adjusted for the receivables and inventory of MM that was excluded from the share exchange resulting in a restated and amended $15,402,355 promissory note bearing 4% interest. Also on January 31, 2020, this shareholder placed a $6,240,670 deposit with the Company. To the extent the Company consumed this cash deposit for operations, this shareholder was paid 4% interest. In August 2021 the outstanding balance on these two obligations plus accrued interest as of January 2, 2021, totaled $17,484,728, which was contributed to the capital of the Company. Interest accrued on these obligations for 2021 was credited against interest expense. Accordingly, the balance on the shareholder deposit as of January 1, 2022, and January 2, 2021, was $0 and $2,382,417, respectively. The balance on the restated and amended promissory note was $0 and $15,402,355 as of January 1, 2022, and January 2, 2021, respectively.

In January 2019, MM issued a promissory note to an employee in the amount of $6,000,000, $2,000,000 of which was paid during the year ended December 28, 2019. The note bore interest at 3% per annum payable quarterly, required semi-annual principal payments of $300,000 starting on June 1, 2021 and had no maturity date. As part of the Mulch Acquisition, this note was assumed by the Company. In August 2021, the holder of this note exchanged his, at that time, $3,700,000 balance in the note for 6,000,000 Company shares. As of January 1, 2022, and January 2, 2021, the balance on this note was $0 and $4,000,000, respectively.

Total interest expense on the above related party notes and deposit for the year ended January 1, 2022, and January 2, 2021, was approximately $77,000 and $722,000, respectively.

Director Independence

For purposes of this registration statement, the independence of our directors is determined under the corporate governance rules of the Nasdaq Stock Market (“Nasdaq”). The independence rules of Nasdaq include a series of objective tests, including that an “independent” person will not be employed by us and will not be engaged in various types of business dealings with us. In addition, our board of directors is required to make a subjective determination as to each person that no material relationship exists with us either directly or as a partner, shareholder or officer of an organization that has a relationship with us. It has been determined that our directors, Bradford B. Baker, Colleen McAleer and Ned L. Siegel are independent under the independence rules of Nasdaq.

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ITEM 8. LEGAL PROCEEDINGS

Legal Proceedings

EMC Arbitration and Settlement Agreement

We are involved in arbitration with Emerging Markets Consulting, LLC (“EMC”), a former service provider of the Company. On October 21, 2020, EMC initiated arbitration against the Company, alleging, among other things, breach of contract related to an agreement entered into between the Company (via NSR LLC) and EMC, in which the Company engaged EMC to provide it with consulting services related to the Company’s capital structure, investor relations strategies, and fundraising plans, including the filing of an S-1 registration statement at some point in the future, in exchange for equity compensation in the Company. EMC seeks relief against the Company in the form of the equity compensation pursuant to the agreement (2,000,000 shares of the Company’s Common Stock) and damages. The Company denies EMC’s allegations and has also initiated counterclaims against EMC for breach of the agreement by EMC, in which it is seeking damages resulting from EMC’s breach of its duties under the agreement.

In addition, the Company named in its counterclaim to EMC’s claim another similar service provider, Rainmaker Group Consulting, LLC (“Rainmaker”), as a pre-emptive defense against any actions brought by Rainmaker against the Company. Rainmaker engaged by the Company in 2019 to provide similar consulting services as EMC was engaged to provide in exchange for the same compensation (2,000,000 shares of the Company’s Common Stock). The Company alleges that Rainmaker breached its agreement with the Company by not providing the services provided in the agreement between the Company and Rainmaker, and therefore Rainmaker is not entitled to any equity compensation by the Company. The Company has taken this action as a defensive measure against potential (in the Company’s opinion) frivolous lawsuits brought by Rainmaker against the Company. The Company believes it has adequate defenses in the ongoing arbitration described above being overseen by the American Arbitration Association.

On October 6, 2022, the Company entered into a Settlement Agreement and Mutual Release (the “EMC Agreement”) with EMC, Rainmaker, Mr. Painter, Mr. Cohen, and Mr. Lehrer, pursuant to which the parties agreed to amicably resolve all disputes between them without admitting any wrongdoing or liability. In full and final settlement of all claims and counterclaims between the parties, the Company agreed to pay EMC a total sum of $250,000, to be paid out monthly, in $50,000 or $25,000 increments, beginning on October 15, 2022 and ending on April 15, 2023. Rainmaker, Mr. Painter, Mr. Cohen, and Mr. Lehrer acknowledged and agreed that they are not entitled to receive any money or property from the Company or its CEO, Anthony J. Raynor.

In addition, Mr. Raynor, agreed to transfer 100,000 of his personal shares of the Company’s Common Stock to EMC and 100,000 of his personal shares of the Company’s Common Stock to The Pink Butterfly Foundation, a Florida not for profit corporation (“Pink Butterfly”) dedicated to assisting families with acute financial needs accompanying a heartbreaking and devastating sudden loss of a child. Both share transfers are to take place within twenty (20) days of the date of the EMC Agreement.

The share transfers are each subject to a lock-up agreement, dated October 6, 2022, by and between each the Company and EMC and the Company and Pink Butterfly (together, the “Lock- Up Agreements”). Under the terms of the Lock-Up Agreements, EMC and Pink Butterfly cannot sell, transfer, assign or otherwise dispose of the shares received for a period of one (1) year from the date of the Lock-Up Agreement (the “Lock-Up Period”). In the event the Company’s Common Stock is listed for trading on the New York Stock Exchange or the NASDAQ Stock Market during the Lock-Up Period, the “Lock-Up Period” shall be adjusted to last until the six (6) month anniversary of the listing date.

If the Company or Mr. Raynor default under the terms of the EMC Agreement by failing to make a payment when due or failing to transfer the shares, EMC must provide notice of the default and the Company will have fifteen (15) business days from the date of the notice to cure the default. If the Company fails to cure the default, a final judgment will be entered against the Company for $250,000, less any payments already made, and/or the cash value of the shares, if the shares have not been transferred in default of the EMC Agreement.

The parties file a joint motion for dismissal of all claims and counterclaims and agreed to request that the American Arbitration Association enter an order staying and abating the arbitration and retaining jurisdiction to enforce the terms of the EMC Agreement. All parties expressly agreed that they are forever barred from instituting, maintaining or asserting any and all claims and causes of action released under the EMC Agreement.

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Ralph Spencer Litigation

First Complaint and Settlement.

On March 25, 2021, the Company filed a civil complaint (the “First Complaint”) in Florida’s Ninth Judicial Circuit Court in Orange County, Florida against Ralph Spencer (“Spencer”), the former owner and CEO of Mulch Manufacturing, Inc., alleging certain tortious interference with the Company’s business operations and dealings. On April 1, 2021, the Company was granted an Emergency Temporary Injunction by the Court enjoining Mr. Spencer from, among other things, further attempts to interfere with the Company’s business operations.

On August 16, 2021, the parties entered into a Settlement Agreement and Mutual Release (the “Settlement Agreement”), wherein, among other provisions, all outstanding debt was extinguished. The Company recognized a $17,484,728 capital contribution, credited to Additional Paid-in Capital, from the extinguishment of debt.

The Company also agreed to pay Spencer $25,650,000 plus interest as follows:

(a)	issuing Spencer a promissory note in the amount of $10,650,000 accruing interest at 6% per annum secured by four properties located in Florida and another in Georgia (the “Settlement Note”). The Settlement Note is amortized monthly over 20 years with a balloon payment of any outstanding balance on its third anniversary. The Company is current on all Settlement Note obligations as of the date of this Registration statement.

(b)	paying Spencer a total of $15,000,000 in exchange for the redemption of Spencer’s 40,000,000 shares of common stock and any and all ownership interests in which he may have or claim (the “Redemption Payment”). The Redemption Payment is to be paid to Spencer according to the following schedule: (i) $3,300,000 on October 15, 2021 in exchange for 8,797,800 common stock shares; and (ii) twenty-four (24) payments of $487,500 on the 15th of each month, commencing November 15, 2021, each for 1,300,091.67 common stock shares. Spencer executed a letter of instruction to the Company’s transfer agent, Pacific Stock Transfer, and provided all shares to the transfer agent to allow for the immediate redemption upon each payment.

On October 11, 2021, the First Complaint was voluntarily dismissed with prejudice as provided for in the Settlement Agreement.

Second Complaint.

On April 19, 2022, the Company together with its wholly owned subsidiary Mulch Manufacturing, Inc., (referred to together as the “Plaintiffs”) filed a civil complaint in Florida’s Ninth Judicial Circuit Court in Orange County, Florida Case No. 2022-CA-003280-O (the “Second Complaint”) against Spencer alleging that (i) Spencer breached the Settlement Agreement by disclosing confidential settlement terms to third parties and violating the non-disparagement provisions by repeatedly disparaging and defaming Anthony Raynor, Tami Raynor, and other officers, agents, and employees of the Plaintiffs, (ii) that Spencer engaged in certain tortious interference with the Company’s advantageous business relationships, and (iii) that Spencer engaged in a systematic campaign to defame, disparage and spread false statements about the Company and its employees, agents and representatives, including family members of Company employees.

On December 13, 2022 (the “Effective Date”), the Plaintiffs, Tami Raynor and Anthony Raynor (collectively, “Raynor”), and Ralph Spencer (“Spencer”), by and through his attorney-in-fact Christie Spencer and his court-appointed attorney, Christine J. Lomas, and Christie Spencer, as Ralph Spencer’s attorney-in-fact (together with Spencer, the “Spencer Parties”) ( hereafter “the “Parties” or a “Party”), entered into a Settlement Agreement, (hereafter the “December 2022 Settlement Agreement”), in relation to the Second Complain (the “Business Court Litigation”).

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As a complete settlement of the dispute that is the subject of the Business Court Litigation, the Parties agreed to the following material terms as provided for in the December 2022 Settlement Agreement:

Terms Regarding Promissory Note, Mortgage, and Deed to Secure Debt. Within five days of the Effective Date, Spencer and RJ Enterprises of Florida, LLC (“RJ Enterprises”) agreed to convey certain real estate located in Nassau County, Florida (the “RJ Parcels”) to the Company’s wholly owned subsidiary Mulch Manufacturing, Inc. (“Mulch Manufacturing”) free and clear from any and all interests, mortgages, liens, encumbrances, and clouds on the title, including a $200,000 mortgage from RJ Enterprises to Weber Holdings, Ltd. The RJ Parcels are comprised of two tracts of land, one of which is approximately 2.93 acres and the other is approximately 14.9 acres, both of which are located off of U.S. Highway 301 in Callahan, Florida 32011.

In addition, Spencer agreed to release the real property located at 108 Copeland Street, Jacksonville, Florida 32204 (the “Copeland Parcel”) from the mortgage securing a debt in the original principal amount of $10,650,000 issued by the Company in favor of Spencer as provided for in the Settlement Agreement (the “August 2021 Mortgage”). Further, the Parties agreed to amend the August 2021 Mortgage and the underlying promissory note to increase the principal balance to $11,500,000, which amount will be amortized over twenty (20) years with any and all remaining amounts of principal and interest becoming due and payable sixty months after the date of amendment. The August 2021 Mortgage will be further modified to add the RJ Parcels as collateral security and limit the inspection rights of Spencer and certain other persons and restrict Spencer from selling, transferring, assigning, gifting, encumbering, or placing any liens on the August 2021 Mortgage for a period of two years from the date it is amended.

Terms Regarding Common Stock of the Company. According to the terms of the December 2022 Settlement Agreement, the Company agreed with Spencer to redeem 22,101,556 shares of the Company’s common stock he owns (the “Spencer Shares”) in exchange for the Company’s payment to Spencer of $1,000,000. The Company’s obligation to pay Spencer is conditioned on Spencer delivering: (i) a letter of instruction directing the Company’s transfer agent to rescind the issuance of the Spencer Shares, (ii) a quit claim deed to the RJ Parcels to Mulch Manufacturing and (iii) a release of the Copeland Property from the August 2021 Mortgage. In addition, Spencer has represented that he has no rights, options, or warrants to buy additional shares of common stock or any other stock or ownership interests in the Company, that Spencer has not sold, assigned, transferred, encumbered, or gifted, directly or indirectly, any stock, rights, options, warrants, or other ownership interests in the Company to any person or party and that he has no other ownership interests whatsoever in the Company or Mulch Manufacturing.

The December 2022 Settlement Agreement also provides that the Company shall pay Spencer an aggregate of $1,500,000 in installments of $500,000 on April 1, 2023, August 1, 2023 and December 1, 2023 conditioned on Spencer complying with his obligations under the December 2022 Settlement Agreement (the “Additional Amounts”). On December 27, 2022, these conditions were fulfilled and the Company completed the redemption of the 22,101,556 shares of common stock.

Finally, the December 2022 Settlement Agreement provides that the Parties will execute and file a joint stipulation in Business Court Litigation that provides in the event Ralph Spencer and Christie Spencer fail to comply with certain non-harassment obligations provided for in the December 2022 Settlement Agreement, then the unpaid balance of the Additional Amounts will be paid into the registry of the court or an agreed-upon third party as they become due to be held in escrow and released upon agreement or as directed by an order of the court.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is currently quoted on the OTCQX tier of the OTC Market Group, Inc. under the symbol “SGTM.” The OTC Market is a network of security dealers who buy and sell stock. The dealers are connected by a computer network that provides information on current “bids” and “asks”, as well as volume information. The trading of securities on the OTCQX is often sporadic and investors may have difficulty buying and selling our shares or obtaining market quotations for them, which may have a negative effect on the market price of our common stock.

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The following table sets forth, for the periods indicated the high and low bid quotations for our common stock. These quotations represent inter-dealer quotations, without adjustment for retail markup, markdown, or commission and may not represent actual transactions.

	High	Low
Fiscal Year 2022
October 2, 2022 to December 31, 2022	$5.00	1.97
July 3 to October 1, 2022	$12.00	1.00
April 3 to July 2, 2022	$8.75	$3.50
January 3 to April 2, 2022	$12.00	$6.15

Fiscal Year 2021
October 4, 2021 to January 2, 2022	$9.24	$1.15
July 4 to October 2, 2021	$1.73	$1.00
April 4 to July 3, 2021	$3.14	$1.00
January 3 to April 3, 2021	$7.00	$1.00

Fiscal Year 2020
October 4, 2020 to January 2, 2021	$1.50	$0.20
June 28 to October 3, 2020	$2.50	$0.55
March 29 to June 27, 2020	$1.10	$0.05
January 1 to March 28, 2020	$0.79	$0.11

Fiscal Year 2019
October 1 to December 28, 2019	$0.80	$0.10
July 1 to September 30, 2019	$2.19	$0.15
April 1 to June 30, 2019	$3.00	$1.00
January 1 to March 31, 2019	$7.00	$1.00

On January 5, 2023, the closing price for our common stock on the OTCQX tier of the OTC Market Group, Inc. was $5.19 per share.

The volume of shares of common stock traded on the OTCQX was insignificant and therefore, does not represent a reliable indication of the fair market value of these shares.

Holders of Common Stock

As of January 5, 2023, there were approximately 197 record holders of our common stock. The number of record holders does not include beneficial owners of common stock whose shares are held in the names of banks, brokers, nominees or other fiduciaries.

We have not paid any cash dividends on our common stock and do not currently anticipate paying cash dividends in the foreseeable future. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business.

Equity Compensation Plans

The following table sets forth securities authorized for issuance under The Sustainable Green Team, Ltd. 2022 Equity Incentive Plan (the “Plan”) that was approved by our stockholders in January 2022 and compensation plans not approved by our shareholders.

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	Number of securities to be issued upon exercise of outstanding options, warrant and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Plan Category	(#)	($)	(#)
Equity compensation plans approved by security holders	13,000,000	–	13,000,000
Equity compensation plans not approved by security holders	–	–	–
Total	13,000,000	–	13,000,000

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

The following is a summary of transactions by us since January 1, 2019 involving registered and unregistered issuances and redemption of our common equity securities.

On April 18, 2019, we issued 40,000,000 shares of Common Stock to Anthony Raynor, valued at roughly $0.002 per share with an aggregate value of $78,255 in exchange for his entire ownership interest in NSR LLC. In connection with the merger with Sierra (our predecessor) in April 2019, as part of the merger consideration, 90 shares of Series A Preferred Stock, representing 90% voting control, were transferred to Anthony Raynor, our Chief Executive Officer, for a cash payment of $25,000. At this time, the Company’s predecessor, Sierra Gold Corporation (“Sierra”) was a shell company having no assets, a negative net book value and was only occasionally traded for an insignificant volume. Based on these facts, management believed it would have been a gross overstatement of value to have used the $1.00 closing price (resulting in an implied $40,000,000 transaction value) listed on the OTC Market on the day of this transaction. Accordingly, the book value of NSR LLC was used for the valuation of the shares for this transaction. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On May 21, 2019, we issued 1,000,000 shares of Common Stock to two investors as an inducement for them to extend credit to the Company in the form of a $250,000 loan. The transaction was valued at an arm’s length transaction price during this period of $0.08 per share with an aggregate value of $80,000.

On June 10, 2019, we issued 400,000 shares of Common Stock to an investor as an inducement for them to extend credit to the Company in the form of a $100,000 loan. The transaction was valued at an arm’s length transaction price during this period of $0.08 per share with an aggregate value of $32,000. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

Pursuant to a reverse 1:10,000 stock split on August 22, 2019, where shares were rounded up to 100 share lots, 602,636 net shares of common stock were issued. This transaction did not change the equity in the Company.

On November 11, 2019, we issued 1,000,000 shares of Common Stock to Ralph Spencer, at that time the sole shareholder of Mulch Manufacturing, as an inducement for Mulch Manufacturing to extend credit to the Company in the form of a $962,000 loan. As part of the Mulch acquisition on January 31, 2020, these shares were canceled. Therefore, no value was assigned to these shares. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On November 11, 2019, we issued 500,000 shares of Common Stock to two individuals for services worth the arm’s length transaction price during this period of $0.08 per share with an aggregate value of $40,000. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On November 11, 2019, we issued 250,000 shares of Common Stock to two individuals for services worth the arm’s length transaction price during this period of $0.08 per share with an aggregate value of $20,000. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

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On November 26, 2019, an investor subscribed to purchase 1,250,000 shares of common stock at a subscription price of $0.08 per share. As of December 28, 2019, this stock subscription was reported as stock payable in the amount of $100,000 on our balance sheet. This stock was then issued on April 9 and May 20, 2020. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On January 31, 2020, we issued 40,000,000 shares of Common Stock to Ralph Spencer, valued at the $0.15 closing price per share on that day, with an aggregate value of $6,000,000, in exchange for his entire interest in MMI, representing a 100% interest in MMI. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On February 26, 2020, we issued 4,000,000 shares of Common Stock to an entity for services surrounding the completion of the Raynor Exchange based on $0.025 per share agreement with an aggregate value of $100,000. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On April 1, 2020, 1,000,000 shares of Common Stock previously issued to Ralph Spencer on November 11, 2019, on which no value was recognized, as disclosed above, were canceled in connection with the MMI acquisition.

On May 14, 2020, we issued 25,000 shares of Common Stock to an entity as part of the Raynor Exchange. Since no additional value was associated with this transaction, no additional equity was recognized on these shares which had been based on the equity in NSR LLC as explained above. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On May 20, 2020, we issued 786,045 shares of Common Stock to two investors upon conversion of a note balance plus accrued interest in the amount of $274,658 held by the investors at a rate of $0.349417 per share in accordance with the convergence feature for the note. These shares were issued in reliance on Section 3(a)(9) of the Securities Act.

On June 12, 2020, we issued 354,724 shares of Common Stock to two investors upon conversion of debt plus accrued interest in the amount of $110,000 held by the investors at a rate of $0.3101 per share in accordance with the conversion feature for the note. These shares were issued in reliance on Section 3(a)(9) of the Securities Act.

On January 13, 2021, we issued 300,000 shares of Common Stock to two investors valued at $0.21 per share (closing price on 1/16/20) with an aggregate value of $63,000 as an inducement for a $75,000 prior year loan dated January 16, 2020. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On April 8, 2021, we issued 25,000 shares of Common Stock to a person valued at $1.152 per share based on a 5 day trading average preceding January 4, 2021 with an aggregate value of $28,800 as compensation. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On August 26, 2021, we issued 6,000,000 shares of Common Stock to John Spencer valued at $0.6166 per share based on the balance of a $3,700,000 converted note. These shares were issued in reliance on Section 3(a)(9) of the Securities Act.

On October 4, 2021, we issued 125,000 shares of Common Stock to an entity valued at the current solicited subscription price of $0.75 per share with an aggregate value of $93,750 as compensation for consulting services. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On October 22, 2021, we issued 300,000 shares of Common Stock to an investor valued at the subscription price of $0.75 per share with an aggregate value of $225,000. In connection with this issuance, we also issued warrants to purchase 300,000 shares of Common Stock to the investor at an exercise price of $1.50 per share. These shares and warrants were issued in reliance on Section 4(a)(2) of the Securities Act.

On October 22, 2021, we issued 1,000,000 shares of Common Stock to an investor valued at the subscription price of $0.75 per share with an aggregate value of $750,000. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

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On October 22, 2021, 8,797,800 shares of Common Stock, at an agreed price of $0.375 per share with an aggregate value of $3,300,000 previously issued to Ralph Spencer on January 31, 2020, were canceled as part of a series of monthly redemptions. Of this amount, $1,319,670 or the original issue price of $0.15 per share was charged to the Common Stock and Additional Paid-in Capital accounts. The $1,980,330 balance was charged to Retained Earnings.

On October 22, 2021, we issued 133,333 shares of Common Stock to an investor based on a subscription price of $0.75 per share with an aggregate value of $100,000. In connection with this issuance, we also issued warrants to purchase 133,333 shares of Common Stock to the investor at an exercise price of $1.50 per share. These shares and warrants were issued in reliance on Section 4(a)(2) of the Securities Act.

On November 29, 2021, we issued 100,000 shares of Common Stock to an investor based on a subscription price of $0.75 per share with an aggregate value of $75,000. In connection with this issuance, we also issued warrants to purchase 100,000 shares of Common Stock to the investor with an exercise price of $1.50 per share. These shares and warrants were issued in reliance on Section 4(a)(2) of the Securities Act.

On November 15, 2021, 1,300,092 shares of Common Stock, at an agreed price of $0.375 per share with an aggregate value of $487,500 previously issued to Ralph Spencer on January 31, 2020, were canceled as part of a series of monthly redemptions. Of this amount, $195,014 or the original issue price of $0.15 per share was charged to the Common Stock and Additional Paid-in Capital accounts. The $292,486 balance was charged to Retained Earnings.

On November 29, 2021, we issued 66,667 shares of Common Stock to an investor based on a subscription price of $0.75 per share with an aggregate value of $50,000. In connection with this issuance, we also issued warrants to purchase 66,667 shares of Common Stock to the investor at an exercise price of $1.50 per share. These shares and warrants were issued in reliance on Section 4(a)(2) of the Securities Act.

On November 29, 2021, we issued 800,000 shares of Common Stock to two investors based on a subscription price of $0.75 per share with an aggregate value of $600,000. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On November 29, 2021, we issued 2,000,000 shares of Common Stock to an investor based on a subscription price of $0.75 per share with an aggregate value of $1,500,000. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On November 29, 2021, we issued 66,667 shares of Common Stock to an investor based on a subscription price of $0.75 per share with an aggregate value of $50,000. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On November 29, 2021, we issued 106,670 shares of Common Stock to an investor based on a subscription price of $0.75 per share with an aggregate value of $80,003. In connection with this issuance, we also issued warrants to purchase 106,670 shares of Common Stock to the investor at an exercise price of $1.50 per share. These shares and warrants were issued in reliance on Section 4(a)(2) of the Securities Act.

On November 29, 2021, we issued 66,667 shares of Common Stock to an investor based on a subscription price of $0.75 per share with an aggregate value of $50,000. In connection with this issuance, we also issued warrants to purchase 66,667 shares of Common Stock to the investor at an exercise price of $1.50 per share. These shares and warrants were issued in reliance on Section 4(a)(2) of the Securities Act.

On December 2, 2021, we issued 1,000,000 shares of Common Stock to an investor based on a subscription price of $0.75 per share with an aggregate value of $750,000. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

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On December 14, 2021, 1,300,092 shares of Common Stock, at an agreed price of $0.375 per share with an aggregate value of $487,500 previously issued to Ralph Spencer on January 31, 2020, were canceled as part of a series of monthly redemptions. Of this amount, $195,014 or the original issue price of $0.15 per share was charged to the Common Stock and Additional Paid-in Capital accounts. The $292,486 balance was charged to Retained Earnings.

On December 30, 2021, we issued 200,000 shares of Common Stock to an investor based on a January 18, 2021 agreement date to issue this stock in exchange for his 100%, and the only membership interest, in Day Dreamer Productions LLC. The closing price on January 18, 2021 was $1.12 per share giving an aggregate value of $224,000. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On December 31, 2021, we issued 400,000 shares of Common Stock to a vendor valued at the day’s $9.24 closing price with an aggregate value of $3,696,000 in connection with the acquisition of sawmill equipment. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On January 16, 2022, we issued 266,667 shares of Common Stock to an investor based on a subscription price of $0.75 per share with an aggregate value of $200,000. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On January 20, 2022, we issued 200,000 shares of Common Stock to an investor based on a subscription price of $0.75 per share with an aggregate value of $150,000. These shares were issued in reliance on Section 4(a)(2) of the Securities Act

On March 23, 2022, we issued 1,000,000 shares of Common Stock to an investor based on a subscription price of $0.75 per share with an aggregate value of $750,000. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On April 18, 2022, we issued 266,667 shares of Common Stock to an investor based on a subscription price of $0.75 per share with an aggregate value of $200,000. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On August 12, 2022, the Company issued 500,000 shares of its common stock with an aggregate value of $1,500,000 as partial consideration for entering into a restricted sublicense agreement. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On October 5, 2022, we issued 3,500,000 shares of Common Stock to an entity with an aggregate value of $7,175,000 in exchange for services. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On October 5, 2022, we issued 30,000 shares of Common Stock to an entity with an aggregate value of $61,500 in exchange for services. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On October 12, 2022, we issued 6,000,000 shares of Common Stock to an entity with an aggregate value of $14,400,000 in exchange for interest in VRM Global’s U.S. subsidiary, the acquisition of certain inventory of raw materials and other contractual rights as provided for in the VRM Sublicense. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On October 13, 2022, we issued 200,000 shares of Common Stock to an investor based on a subscription price of $0.50 per share with an aggregate value of $100,000. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On November 7, 2022, we issued 100,000 shares of Common Stock to an entity with an aggregate value of $100,000 upon exercise of warrants at a price of $1.00 per share issued in connection with the Accel Media International, Inc. agreement. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On November 7, 2022, we issued 100,000 shares of Common Stock to an entity with an aggregate value of $100,000 upon exercise of warrants at a price of $1.00 per share issued in connection with the Accel Media International, Inc. agreement. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

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On November 21, 2022, we issued 25,000 shares of Common Stock to an investor based on a subscription price of $2.00 per share with an aggregate value of $50,000. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On November 23, 2022, we issued 25,000 shares of Common Stock to an investor based on a subscription price of $2.00 per share with an aggregate value of $50,000. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On December 2, 2022, we issued 25,000 shares of Common Stock to an investor based on a subscription price of $2.00 per share with an aggregate value of $50,000. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On December 2, 2022, we issued 100,000 shares of Common Stock to an investor based on a subscription price of $2.00 per share with an aggregate value of $200,000. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On December 5, 2022, we issued 50,000 shares of Common Stock to an investor based on a subscription price of $2.00 per share with an aggregate value of $100,000. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On December 13, 2022, we issued an aggregate of 75,000 shares of Common Stock to two investors based on a subscription price of $2.00 per share with an aggregate value of $150,000 and warrants to purchase 75,000 shares of our common stock at an exercise of $3.00 per share, exercisable for a period of one year after the date of issuance. These securities were issued in reliance on Section 4(a)(2) of the Securities Act.

On December 22, 2022, we issued an aggregate of 160,000 shares of Common Stock to four investors based on a subscription price of $2.00 per share with an aggregate value of $270,000 and warrants to purchase 160,000 shares of our common stock at an exercise of $3.00 per share, exercisable for a period of one year after the date of issuance. These securities were issued in reliance on Section 4(a)(2) of the Securities Act.

On December 22, 2022, we issued 100,000 shares of Common Stock to a holder of our warrants for an aggregate value of $100,000 upon exercise of the warrants at a price of $1.00 per share issued in connection with the Accel Media International, Inc. agreement. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On December 23, 2022, we issued 50,000 shares of Common Stock to a holder of our warrants for an aggregate value of $50,000 upon exercise of the warrants at a price of $1.00 per share issued in connection with the Accel Media International, Inc. agreement. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On January 4, 2023, we issued 250,000 shares of Common Stock to a holder of our warrants for an aggregate value of $250,000 upon exercise of the warrants at a price of $1.00 per share issued in connection with the Accel Media International, Inc. agreement. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

ITEM 11. DESCRIPTION OF THE REGISTRANT’S SECURITIES TO BE REGISTERED

Description of Our Securities

The following description of our capital stock is based upon our certificate of incorporation, as amended, our bylaws and applicable provisions of law, in each case as currently in effect. This discussion does not purport to be complete and is qualified in its entirety by reference to our certificate of incorporation, as amended, and our bylaws, copies of which are filed with the SEC as exhibits to this registration statement.

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Authorized Capital Stock

As of January 5, 2023, our authorized capital stock consists of (i) 245,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”), and (ii) 5,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”), of which 100 shares were designated as Series A Preferred Stock (the “Series A Preferred”). At January 5, 2023, we had 74,881,742 shares of Common Stock issued and outstanding and 90 shares of Series A Preferred Stock issued and outstanding.

As of January 5, 2023, there were 197 holders of record of our Common Stock and one holder of record of our Series A Preferred Stock.

Common Stock

Voting

The holders of our common stock are entitled to one vote for each share held on all matters to be voted on by the Company’s stockholders. There shall be no cumulative voting.

Dividends

The holders of shares of our common stock are entitled to dividends when and as declared by the Board from funds legally available therefor if, as and when determined by the Board of Directors of the Company in their sole discretion, subject to provisions of law, and any provision of the Company’s Certificate of Incorporation, as amended from time to time. There are no preemptive, conversion or redemption privileges, nor sinking fund provisions with respect to the common stock.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of or provision for all of our debts and other liabilities.

Fully Paid and Non-assessable

All outstanding shares of common stock are, and the common stock to be outstanding upon completion of this offering will be, duly authorized, validly issued, fully paid and non-assessable.

Warrants

On October 4, 2022, we issued 2,000,000 warrants to purchase our common stock at a price of $1.00 per share, subject to adjustment as discussed below, at any time commencing on the date the warrants were issued and terminating 90 days thereafter..

The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, extraordinary dividend on or recapitalization, reorganization, merger or consolidation.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the Company, with the exercise form attached to the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

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No fractional shares of common stock will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, eliminate such fractional share interest by paying the holder an amount in cash computed by multiplying the fractional interest by the fair market value of a share of our common stock as determined by our board of directors.

Preferred Stock

We are authorized to issue up to 5,000,000 shares of preferred stock, of which 100 shares were designated as Series A Preferred Stock. The remaining 4,999,900 shares of undesignated preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our board of directors without further action by stockholders. The terms of any series of preferred stock may include voting rights (including the right to vote as a series on particular matters), preferences as to dividend, liquidation, conversion and redemption rights and sinking fund provisions. The issuance of any preferred stock could materially adversely affect the rights of the holders of our common stock, and therefore, reduce the value of our common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell our assets to, a third party and thereby preserve control by the present management.

Each one share of Series A Preferred Stock has voting rights equal to the quotient of the sum of all outstanding shares of common stock together with any and all other securities of the Company that provide for voting on an “as converted” basis, divided by 0.99.

In connection with the merger with Sierra (our predecessor) in April 2019, as part of the merger consideration, 90 shares of Series A Preferred Stock were transferred to Anthony Raynor, our Chief Executive Officer and Director.

Piggyback registration rights

During the period from October 1, 2021 through November 15, 2021, the Company issued 5,440,004 shares of common stock at a purchase price of $0.75 per share (for an aggregate of $4,080,000 of proceeds) to accredited investors in a private placement under Rule 506(b) of Regulation D of the Securities Act. In connection with the issuance of such shares, the Company also issued warrants to purchase 2,373,337 shares of common stock at an exercise of $1.50 per share. The 5,440,004 shares of common stock and the shares to be issued upon the exercise of warrants to purchase 2,373,337 shares of common stock are entitled to piggyback registration rights. If we register any of our securities either for our own account or for the account of other security holders, the holders of these shares are entitled to include their shares in the registration. Subject to certain exceptions, we and the underwriters may limit the number of shares included in the underwritten offering if the underwriters believe that including these shares would adversely affect the offering.

During the period from November 17, 2022 through December 31, 2022, the Company issued 460,000 shares of common stock at a purchase price of $2.00 per share (for an aggregate of $920,000 of proceeds) to accredited investors in a private placement under Rule 506(b) of Regulation D of the Securities Act. In connection with the issuance of such shares, the Company also issued warrants to purchase 460,000 shares of common stock at an exercise of $3.00 per share. The 460,000 shares of common stock and the shares to be issued upon the exercise of warrants to purchase 460,000 shares of common stock are entitled to piggyback registration rights. If we register any of our securities either for our own account or for the account of other security holders, the holders of these shares are entitled to include their shares in the registration. Subject to certain exceptions, we and the underwriters may limit the number of shares included in the underwritten offering if the underwriters believe that including these shares would adversely affect the offering.

Certain Anti-Takeover Provisions of Delaware Law and our Certificate of Incorporation, as Amended, and Bylaws

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

●	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

●	an affiliate of an interested stockholder; or

●	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

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A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

●	our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

●	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of Common Stock; or

●	on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Special Meeting of Stockholders

Our bylaws provide that special meeting of our stockholders may be called only by the President or the Board of Directors.

Removal of Directors

Subject to the rights of the holders of any series of Preferred Stock then outstanding, any directors, or the entire Board of Directors, may be removed from office at any time, with cause, but only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class. Vacancies on the Board of Directors resulting from such removal may be filled by (1) the shareholders at a special meeting of the shareholders. by the vote of the holders of a majority of the shares entitled to vote at such meeting, or (2) by a majority of the directors then in office, though less than a quorum.

Our Transfer Agent

The transfer agent and registrar for our Common Stock is Pacific Stock Transfer Company. The transfer agent and registrar’s address is 6725 Via Austi Parkway, Suite 300, Las Vegas, Nevada 89119. and its telephone number is (800) 401-1957.

We have agreed to indemnify Pacific Stock Transfer Company in its roles as transfer agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Provisions of our Certificate of Incorporation and Proposed Amended and Restated Certificate of Incorporation that May Have an Anti-Takeover Effect

Other than our authorized but unissued common stock and “blank-check” preferred stock available for future issuance without stockholder approval, as described under “Common Stock” and “Preferred Stock” above, our certificate of incorporation does not contain any provisions that may be deemed to have an anti-takeover effect or may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

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Delaware Takeover Statute

In general, Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation that is a public company from engaging in any “business combination” (as defined below) with any “interested stockholder” (defined generally as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with such entity or person) for a period of three years following the date that such stockholder became an interested stockholder, unless: (1) prior to such date, our board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) on or subsequent to such date, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 of the Delaware General Corporation Law defines “business combination” to include: (1) any merger or consolidation involving the corporation and the interested stockholder; (2) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

Potential for Anti-Takeover Effects

While certain provisions of Delaware law may have an anti-takeover effect, these provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board, and to discourage certain types of transactions that may involve an actual or threatened change of control. In that regard, these provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our directors and officers are indemnified as provided by Delaware law, our certificate of incorporation, as amended, and our bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The financial statements required to be included in this registration statement appear immediately following the signature page to this registration statement beginning on page F-1.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH AUDITORS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

(a)	The Sustainable Green Team, Ltd. Interim Condensed Unaudited Consolidated Financial Statements for the three and nine months ended October 1, 2022 and October 2, 2021

Condensed Unaudited Consolidated Balance Sheets as of October 2, 2022 and January 1, 2022	F-3

Condensed Unaudited Consolidated Statements of Operations for the three and nine months ended October 1, 2022 and October 2, 2021	F-4

Condensed Unaudited Consolidated Statements of Changes in Stockholders’ Equity for the nine months ended October 1, 2022 and October 2, 2021	F-5 - F-6

Condensed Unaudited Consolidated Statements of Cash Flows for the nine months ended October 1, 2022 and October 2, 2021	F-7 - F-8

Notes to Unaudited Condensed Consolidated Financial Statements	F-9 - F-25

(b)	The Sustainable Green Team, Ltd. Consolidated Financial Statements for the Years Ended January 1, 2022 and January 2, 2021

(c)	A list of exhibits filed with this registration statement is included in the Exhibit Index immediately preceding such exhibits and is incorporated herein by reference.

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EXHIBIT INDEX

Exhibit No.	Exhibit
2.1	Amended and Restated Share Purchase and Equity Exchange Agreement dated to be effective as of April 18, 2019, among the Company, National Storm Recovery, Inc., National Stormy Recovery, LLC, and Sierra Gold Merger Corp.

2.2	Business Combination Agreement dated January 31, 2020, among the Company, Mulch Manufacturing, Inc., Anthony Raynor and Ralph Spencer.

3.1	Certificate of Incorporation of the Company dated December 31, 2019.

3.2	Bylaws.

4.1	Promissory Note dated January 31, 2020, in the principal amount of $21,643,025 from the Company to Ralph Spencer.

4.2	Subordinated Promissory Note dated January 31, 2019, in the principal amount of $6,000,000 from Mulch Manufacturing, Inc. to John Spencer.

4.3	Addendum to Subordinated Promissory Note and Security and Pledge Agreements.

4.4	Form of Warrant.

10.1	The Sustainable Green Team, Ltd. 2022 Equity Incentive Plan. †

10.2	Restricted Sub-License Agreement dated August 9, 2022 between VRM International PTY LTD, VRM Global Holdings PTY LTD and The Sustainable Green Team Ltd.*

10.3	Deed of Variation 1 to Restricted Sub-License Agreement dated October 12, 2022 between VRM International PTY LTD, VRM Global Holdings PTY LTD, VRM Biologik Inc. and The Sustainable Green Team Ltd.*

10.4	Form of Independent Director Agreement. †

10.5	Form of Indemnification Agreement. †

10.6	Employment, Confidentiality, Non-Compete and Non-Solicitation Agreement between The Sustainable Green Team, Ltd. and Anthony Raynor dated as of February 1, 2020. †

10.7	Form of Subscription Agreement.

10.8	Corporate Communications Services Agreement among the Company, Day Dreamer Productions, LLC, ACCEL Media International LLC, and FMW Media Works LLC dated as of October 4, 2022.

21.1	List of Subsidiaries.

† Includes management contracts and compensation plans and arrangements.

* Certain confidential information has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

77

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

THE SUSTAINABLE GREEN TEAM, LTD.

/s/ Anthony J. Raynor
	By:	Anthony J. Raynor
	Title:	Chief Executive Officer

Date: January 19, 2023

78

THE SUSTAINABLE GREEN TEAM, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL QUARTER ENDED OCTOBER 1, 2022

F-1

THE SUSTAINABLE GREEN TEAM LTD. AND SUBSIDIARIES

FOR THE FISCAL QUARTER ENDED OCTOBER 1, 2022

TABLE OF CONTENTS

Page

Condensed Unaudited Consolidated Balance Sheets	F-3

Condensed Unaudited Consolidated Statements of Operations	F-4

Condensed Unaudited Consolidated Statements of Changes in Stockholders’ Equity	F-5 -F- 6

Condensed Unaudited Consolidated Statements of Cash Flows	F-7 - F-8

Notes to Unaudited Condensed Consolidated Financial Statements	F-9 - F-25

F-2

THE SUSTAINABLE GREEN TEAM AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	October 1, 2022	January 1, 2022
ASSETS
Current Assets
Cash	$42,561	$788,242
Short-term investments	52	52
Accounts receivable, net of allowance for doubtful accounts	2,048,171	2,538,626
Inventories	14,015,714	7,588,085
Prepaid expenses and other current assets	2,344,675	1,503,504
Total Current Assets	18,451,173	12,418,509

Property and equipment, net	53,822,632	52,049,146

Other Assets
Long-term investments	958,718	1,051,702
Goodwill	224,000	224,000
Intangibles	76,520	84,440
ROU asset	8,133,862	977,355
Total Other Assets	9,393,100	2,337,497

Total Assets	$81,666,905	$66,805,152

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	$4,156,371	$2,671,776
Current portion of lease liability	2,971,083	249,186
Notes payable	6,007,275	4,486,461
Total Current Liabilities	13,134,729	7,407,423

Long-term Liabilities
Lease liabilities, net of current portion	5,177,513	751,606
Notes payable, net of current portion	20,837,354	17,480,621
Total Long-term Liabilities	26,014,867	18,232,227
Total Liabilities	39,149,596	25,639,650

Commitments and contingencies

Stockholders’ Equity
Preferred Series A stock, $0.0001 par value, 5,000,000 shares authorized, 90 shares outstanding	-	-
Common stock, $0.0001 par value; 245,000,000 shares authorized; 86,193,300 and 90,460,425 shares issued and outstanding, respectively	8,619	9,046
Additional paid-in capital	36,361,808	34,536,450
Retained earnings	6,146,882	6,620,006
Total Stockholders’ Equity	42,517,309	41,165,502

Total Liabilities and Stockholders’ Equity	$81,666,905	$66,805,152

The accompanying footnotes are an integral part of these condensed consolidated financial statements.

F-3

THE SUSTAINABLE GREEN TEAM AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021

Net Revenue	$6,425,129	$4,898,300	$28,978,933	$25,887,652

Cost of revenue	2,169,231	5,464,077	23,410,731	24,556,926

Total gross profit	4,255,898	(565,777)	5,568,202	1,330,726

Operating expenses
Selling, general and administrative	1,950,764	1,238,412	4,522,391	3,461,715
Depreciation and amortization	5,640	8,620	16,920	23,220
Total operating expenses	1,956,404	1,247,032	4,539,311	3,484,935

Income (loss) from operations	2,299,494	(1,812,809)	1,028,891	(2,154,209)

Other income (expense)
Interest expense, net	(882,284)	194,130	(1,805,606)	(291,455)
Bargain purchase gain (Loss)	-	(198,296)	598,300	(198,296)
Debt Forgiveness	-	154,928	1,236,080	1,613,128
Gain on sale of fixed assets	(90)	-	16,833	-
Other income, net	14,486	(3,912)	138,755	(3,959)
Total other expense	(867,889)	146,850	184,362	1,119,418

Income (loss) before provision for income taxes	1,431,606	(1,665,959)	1,213,253	(1,034,791)

Provision for income taxes	201,980	(325,496)	223,948	(286,840)

Net Income (loss)	$1,229,626	$(1,340,463)	$989,305	$(747,951)

Net income (loss) per common share - basic	$0.01	$(0.01)	$0.01	$(0.01)
Net income (loss) per common share - diluted	$0.01	$(0.01)	$0.01	$(0.01)

Weighted average shares outstanding - basic	85,287,570	91,932,965	86,829,899	90,288,826
Weighted average shares outstanding - diluted	90,927,574	91,932,965	92,469,903	90,288,826

The accompanying footnotes are an integral part of these condensed consolidated financial statements.

F-4

THE SUSTAINABLE GREEN TEAM AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(Unaudited)

Nine Months Ended October 1, 2022:					Additional
	Preferred Stock		Common Stock		Paid-in	Retained
	Shares	Amount	Shares	Amount	Capital	Earnings	Total

Balance at January 1, 2022	90	$-	90,460,425	$9,046	$34,536,450	$6,620,006	$41,165,502

Stock subscriptions			1,466,667	147	1,099,853		1,100,000
Stock redemptions			(3,900,275)	(390)	(584,651)	(877,459)	(1,462,500)
Net income						76,161	76,161

Balance at April 2, 2022	90	$-	88,026,817	$8,803	$35,051,652	$5,818,710	$40,879,163

Stock subscriptions			266,667	26.67	199,973		200,000
Stock redemptions			(2,600,183)	(260)	(389,767)	(584,972)	(975,000)
Net income						(316,482)	(316,482)

Balance at July 2, 2022	90	$-	85,693,300	$8,569	$34,861,858	$4,917,256	$39,787,681

Stock subscriptions			500,000.00	50.00	1,499,950		1,500,000
Stock redemptions			-	-	-	-	0
Net income						1,229,626	1,229,626

Balance at October 1, 2022	90	$-	86,193,300	$8,619	$36,361,808	$6,146,883	$42,517,307

The accompanying footnotes are an integral part of these condensed consolidated financial statements.

F-5

THE SUSTAINABLE GREEN TEAM AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (continued)

Nine Months Ended October 2, 2021:					Additional
	Preferred Stock		Common Stock		Paid-in	Retained
	Shares	Amount	Shares	Amount	Capital	Earnings	Total

Balance at January 2, 2021	90	$-	89,168,405	$8,917	$6,725,996	$4,392,647	$11,127,560
Stock issued for 2020 debt inducement			300,000	30	62,970		63,000
Stock issued for compensation			25,000	3	28,797		28,800
Net income						(223,426)	(223,426)

Balance at April 3, 2021	90	$-	89,493,405	$8,950	$6,817,763	$4,169,221	$10,995,934

Net income						815,937	815,937

Balance at July 3, 2021	90	$-	89,493,405	$8,950	$6,817,763	$4,985,158	$11,811,871

Related party contribution on debt forgiveness					17,484,728		17,484,728
Note payable converted to stock			6,000,000	600	3,699,400		3,700,000
Net income			.			(1,340,463)	(1,340,463)

Balance at October 2, 2021	90	$-	95,493,405	$9,550	$28,001,891	$3,644,695	$31,656,136

The accompanying footnotes are an integral part of these condensed consolidated financial statements.

F-6

THE SUSTAINABLE GREEN TEAM AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended
	October 1, 2022	October 2, 2021
Cash flows from operating activities:
Net Income (Loss)	$989,305	$(747,951)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for (recovery of) doubtful accounts	-	10,051
Depreciation and amortization	2,801,391	3,015,127
Common stock issued as compensation	-	28,800
Equity increase in long term investment	66,389	(371,390)
Bargain purchase gain	(598,300)	-
(Gain) loss on sale of fixed assets	(16,833)	-
Gain on Paycheck Protection Program debt forgiveness	(1,236,080)	(1,613,128)
Changes in operating assets and liabilities:
Accounts receivable, net	2,619,827	(300,936)
Inventory	(6,427,629)	2,042,214
Prepaid expenses and other current assets	(841,171)	(266,029)
Accounts payable and accrued expenses	1,484,595	415,220
Net cash from (used in) operating activities	(1,158,506)	2,211,978

Cash flows from investing activities:
Purchases of property and equipment	(4,405,777)	(1,054,473)
Net short-term investment redemptions (purchases)	-	(198,635)
Proceeds from sale of property and equipment	7,422,659	-
Proceeds from long-term investments	26,595	106,358
Net cash from (used in) investing activities	3,043,477	(1,146,750)

Cash flows from financing activities:
Borrowings under factoring	2,427,644	-
Repayments under factoring	(4,557,013)	-
Principal payments on leases	(270,655)	(145,226)
Proceeds from notes payable	5,561,800	1,236,080
Payment on notes payable	(6,154,928)	(1,047,748)
Payment on notes payable, related parties	-	(698,194)
Stock subscriptions	2,800,000	-
Stock redemptions	(2,437,500)	-
Net cash provided by (used in) financing activities	(2,630,652)	(655,088)

Net increase (decrease) in cash	(745,681)	410,140

Cash - beginning of period	788,242	506,287

Cash - end of period	$42,561	$916,427

The accompanying footnotes are an integral part of these condensed consolidated financial statements.

F-7

THE SUSTAINABLE GREEN TEAM AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS continued

(Unaudited)

	Nine Months Ended
	October 1, 2022	October 2, 2021
Supplemental cash flow information:
Cash paid for:
Interest	$1,852,653	$291,202
Income taxes	$-	$50
Non-cash investing and financing activities:
Note and interest payable contribution to capital	$-	$17,484,728
Forgiveness on note payable	$1,236,080	$-
Purchase of plant, property and equipment for notes payable	$6,706,755	$10,847,515
Acquisition of right of use assets for lease obligations	$7,418,459	$731,426
Stock issued for accrued debt inducement	$-	$63,000
Conversion of notes payable to stock	$-	$3,700,000
Property and equipment bargain purchase recognition	$598,300	$-

The accompanying footnotes are an integral part of these condensed consolidated financial statements.

F-8

THE SUSTAINABLE GREEN TEAM, LTD. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – organization and business operations

Corporate History

The Sustainable Green Team, Ltd., (f/k/a Sierra Gold Corp.) (the “Parent” or “SGTM”), a Delaware corporation, conducts business activities principally through its three wholly-owned subsidiaries: National Storm Recovery LLC (“NSR LLC”), a Delaware limited liability company, Mulch Manufacturing, Inc., an Ohio corporation (“MM”) and Sierra Gold Merger Corp. (“SGMC”), a Delaware corporation (collectively, the “Company”).

The Company was initially formed under the name Alpha Diamond Corporation in the State of Nevada on January 22, 1997. It’s undergone multiple name changes over the years and a domicile change to Wyoming on February 15, 2011.

Effective April 18, 2019, Sierra Gold Corp., (“SGCP”), entered into an equity exchange agreement (the “Merger”), as amended on December 31, 2019 with NSR LLC, pursuant to which SGCP acquired all of the membership units of NSR LLC. Upon closing, NSR LLC became a wholly-owned subsidiary of SGCP.

On July 22, 2019, a Certificate of Amendment was filed with the State of Wyoming to change the name of the Company from “Sierra Gold Corporation” to “National Storm Recovery, Inc.” and to affect a 1 for 10,000 reverse stock split. At September 11, 2019, the Company’s trading symbol changed from “SGCP” to “NSRI”.

The stock split decreased the issued and outstanding shares of its common stock from 3,406,865,285 to 602,636 (after rounding up to a 100 share minimum) before SGCP issued 40,000,000 shares of its common stock to the members of NSR LLC as consideration for the equity interest’s exchange. As a result of the Merger, NSR LLC members acquired 99% of SGCP’s issued and outstanding shares of common stock and SGCP changed its principal focus to providing tree services, debris hauling and removal, biomass recycling, mulch manufacturing, packaging and sales.

The Merger was treated as a reverse recapitalization effected by an equity exchange for financial and reporting purposes since SGCP was deemed to be a shell corporation with nominal operations and no assets at the time of the merger. NSR LLC is considered the acquirer for accounting purposes, and the SGCP’s historical financial statements before the Merger have been replaced with the historical financial statements of NSR LLC before the Merger in future filings.

On December 31, 2019, the Company entered into a restructuring as a holding company pursuant to Delaware General Corporation Law (“DGCL”) §251(g) known as “the Delaware Holding Company Statute.” In order to affect this restructuring NSRI and NSR LLC company each changed domiciles to the State of Delaware by filing Certificates of Conversion. Immediately thereafter, NSRI incorporated SGTM as its wholly-owned subsidiary and SGTM formed Sierra Gold Merger Corp., a Delaware corporation (“SGMC”) as its wholly-owned subsidiary. Similarly, NSR LLC issued SGTM, 1,000 limited liability company Common Membership Units. Each of the four parties next executed an Agreement and Plan of Merger (the “Merger Agreement”) as well as a Certificate of Merger, the latter of which was filed with the Delaware Secretary of State Division of Corporations on December 31, 2019 (collectively, the “Reorganization”). Pursuant to the terms of the Reorganization, NSRI merged down into SGMC with SGMC surviving as the successor to the reorganization, with all of the assets and liabilities of NSRI merging into SGMC and the separate existence of NSRI ceasing. The shares of SGTM and Membership Interests of NSR LLC, held by NSRI were canceled in the reorganization as part of the restructuring and the shares of NSRI became exchangeable for shares of SGTM on a one for one basis making SGTM the parent to both SGMC and NSR LLC as well as making SGTM the publicly-traded successor to NSRI. After obtaining FINRA approval on July 21, 2020, the Company changed its trading symbol to SGTM.

Effective January 31, 2020, the Company entered into a Business Combination Agreement (the “Mulch Acquisition”) pursuant to which MM has become its wholly-owned subsidiary. Under the Mulch Acquisition, all issued and outstanding common stock in MM were converted into an aggregate of 40,000,000 shares of the Company’s common stock (See Note 5).

The Company closed on the acquisition of 100% of the membership interests in Day Dreamer Productions LLC (DDP) on December 30, 2021. DDP is in the business of producing informational and promotional videography (See Note 5).

The Company closed on the acquisition of the Beaver, Washington real estate property on March 18, 2022. The Beaver mill is expected to come online in 2024 (See Note 6).

F-9

Business Overview

The Company is a wholesale manufacturer and supplier of wood-based mulch, soil, and lumber products, selling directly to mass merchandisers, home centers, hardware stores, nurseries, garden centers, convenience stores, food stores and drug stores, in addition to wholesalers and distributors. The Company also provides arbor care and storm recovery services at the residential, commercial, and municipal levels while offering green waste solutions to large- and small-scale waste disposal and recycling companies located throughout the southeastern United States. The Company’s subsidiary, Mulch Manufacturing Inc., is the largest provider of cypress mulch in the country.

Subsequent to the period end October 1, 2022, the Company entered into an agreement with Australia-based VRM Biologik Group to bring VRM’s world-leading soil moisture technology to the U.S. at scale. HumiSoil® and XLR8 Bio® are soil treatment products that rebuild soil hydration on a cellular level, improving the soil and the vegetation and agricultural products it supports.

The Company will make HumiSoil® and XLR8 Bio® available for home gardens and lawns throughout the U.S. to help relieve water use in cities and to help VRM Biologik Group in its mission to restore productivity in depleted topsoil in 25 percent of the world’s arable land.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements as of October 1, 2022 and January 1, 2022 and for the three months and nine months ended October 1, 2022 and October 2, 2021 have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In the opinion of management, such financial information includes all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation of the Company’s financial position at such date and the operating results and cash flows for such periods. Operating results for the three months and nine months ended October 1, 2022 are not necessarily indicative of the results that may be expected for the entire year or for any subsequent interim period.

The Company has adopted the period end dates conforming to the industry standards used by MM, the Company’s largest operating subsidiary. These period end dates follow a 52/53 week fiscal year which ends on the Saturday nearest to December 31.

These unaudited condensed consolidated financial statements and related notes should be read in conjunction with the audited financial statements included in the Company’s Independent Audit for Years Ended January 1, 2022 and January 2, 2021 filed with the OTC Markets on March 31, 2022.

Principles of Consolidation

The unaudited condensed consolidated financial statements are presented on a comparative basis. The unaudited condensed consolidated balance sheets at October 1, 2022 and January 1, 2022 includes the accounts of SGTM, NRS LLC, MM, DDP LLC, Rose, and SGMC.

The unaudited condensed consolidated statement of operations for the three and nine months periods ended October 1, 2022 includes the accounts of SGTM, NRS LLC, MM, DDP LLC, Rose, and SGMC. For the three and nine months periods ended October 2, 2021 includes the accounts of SGTM, NRS LLC, MM, Rose, and SGMC.

The unaudited condensed consolidated statement of changes in stockholders’ equity for the three and nine months ended October 1, 2022, includes the account balances of SGTM, NRS LLC, MM, DDP LLC, Rose, and SGMC. The three and nine months ended October 2, 2021, includes the account balances of SGTM, NRS LLC, MM, Rose, and SGMC.

The unaudited condensed consolidated statement of cash flows for the period ended October 1, 2022 includes the accounts of SGTM, NRS LLC, MM DDP LLC, and Rose. The nine months ended October 2, 2021, includes the accounts of SGTM, NRS LLC, MM and Rose.

Use of Estimates

The preparation of the unaudited condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, equity-based transactions, revenue and expenses and disclosure of contingent liabilities at the date of the consolidated financial statements. The Company bases its estimates and assumptions on historical experience, known or expected trends and various other assumptions that it believes to be reasonable. As future events and their effects cannot be determined with precision, actual results could differ from these estimates which may cause the Company’s future results to be affected.

F-10

Revenue

The Company’s revenues are derived from two major types of services to clients: landscape recovery services and the manufacturing and sale of landscape mulch. With respect to landscape recovery services, the Company provides tree services, debris hauling and removal and biomass recycling.

The Company recognizes revenue when its performance obligations are satisfied. With respect to landscape recovery services, its performance obligation is satisfied upon the completion of the landscape services for its customers. With respect to the manufacturing and selling of landscape mulch, its performance obligation is satisfied upon delivery to its customers. Services are provided for cash or on credit terms. These credit terms, which are established in accordance with local and industry practices, require payment generally within 30 days of performance or end of season for qualifying orders. The Company estimates and reserves for its bad debt exposure based on its experience with past due accounts and collectability, the aging of accounts receivable and its analysis of customer data.

Disaggregated Revenues

Revenue consists of the following by service and product offering for the three and nine months ended October 1, 2022 and October 2, 2021:

	Three Months Ended		Nine Months Ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021

Landscaping Recovery Services	$1,215,721	$1,078,878	$3,318,751	$2,655,425
Manufacturing and Sales of Mulch	$5,209,408	$3,819,422	$25,660,182	$23,232,227
Total	$6,425,129	$4,898,300	$28,978,933	$25,887,652

Cash

The Company considers all highly liquid short-term instruments that are purchased with an original maturity of three months or less to be cash equivalents. The Company did not have any cash equivalents as of October 1, 2022 and January 1, 2022.

Account Receivable

The Company periodically assesses its accounts receivable for collectability on a specific identification basis. If collectability of an account becomes unlikely, an allowance is recorded for that doubtful account. As of October 1, 2022 and January 1, 2022, the Company’s allowance for doubtful accounts was $60,000.

Due from Factor

The Company has entered into an accounts receivable factoring arrangement with a financial institution (the “Factor”) on March 2, 2022. Pursuant to the terms of the arrangement, the Company may transfer a portion of its receivables to the Factor, on a recourse basis. The eligible accounts receivable consists of accounts receivable generated by sales to certain customers. The eligible amount of customer accounts receivables which may be transferred under the Receivables Facility is $5,000,000. The Receivables Facility expires on July 2, 2023. The Company terminated its agreement with the Factor effective August 22, 2022.

As of October 1, 2022, there are $0 receivables Due from factor on the Company’s condensed consolidated balance sheet.

Inventories

Inventories are stated at the lower of cost or net realizable value, with cost determined by the weighted-average cost method using full absorption costing for manufactured goods.

Property and Equipment

Property and equipment are recorded at cost. Expenditures that enhance the useful lives of the assets are capitalized and depreciated.

F-11

Depreciation is computed using the straight-line method over the estimated useful lives of the related capitalized assets. Machinery and equipment is generally depreciated over 7 years. Vehicles are generally depreciated over 5 years.

Maintenance and repairs are charged to expense as incurred. At the time of retirement or other disposition of property and equipment, its cost and accumulated depreciation is removed from the accounts and the resulting gain or loss, if any, is reflected in operations.

Impairment of Long-Lived Assets and Right of Use Asset

The Company reviews long-lived assets, including finite-lived intangible assets and right of use (“ROU”) lease assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted net cash flows of the operation to which the assets relate to the carrying amount. If the operation is determined to be unable to recover the carrying amount of its assets, then these assets are written down first, followed by other long-lived assets of the operation to fair value. Fair value is determined based on discounted cash flows or appraised values, depending on the nature of the assets.

Intangible Assets

The Company records its intangible assets at cost in accordance with Accounting Standards Codification (“ASC”) 350, Intangibles – Goodwill and Other. Finite lived intangible assets are amortized over their estimated useful life using the straight-line method, which is determined by identifying the period over which the cash flows from the asset are expected to be generated. During the three and nine months ended October 1, 2022 and October 2, 2021, the Company did not record a loss on impairment.

Goodwill

Goodwill represents the excess of the purchase price of the acquired business over the estimated fair value of the identifiable net assets acquired. Goodwill is not amortized but is tested for impairment at least annually at year end, at the reporting unit level or more frequently if events or changes in circumstances indicate that the asset might be impaired. Goodwill is tested for impairment at the reporting level by first performing a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying value. If the reporting unit does not pass the qualitative assessment, then the reporting unit’s carrying value is compared to its fair value. The fair values of the reporting units are estimated using market and discounted cash flow approaches. Goodwill is considered impaired if the carrying value of the reporting unit exceeds its fair value. The discounted cash flow approach uses expected future operating results. Failure to achieve these expected results may cause a future impairment of goodwill at the reporting unit. No impairment of goodwill was recorded by the Company for the three and nine months ended October 1, 2022 and October 2, 2021.

Advertising and Marketing Costs

The Company expenses advertising and marketing costs as they are incurred. Advertising and marketing expenses were $77,446 and $191,369 for the three and nine months ended October 1, 2022, respectively, and $102,647 and $212,973 for the three and nine months ended October 2, 2021, respectively, and are recorded in selling, general and administrative expenses on the statement of operations.

Fair Value Measurements

ASC 820 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurement). This fair value measurement framework applies at both initial and subsequent measurement.

The Company’s financial assets and liabilities carried at fair value measured on a recurring basis as of October 1, 2022 and January 1, 2022, consisted of the following:

	Total fair value at	Quoted prices in active markets for identical	Significant other Observable inputs	Significant other Unobservable inputs
	October 1, 2022	Assets (Level 1)	(Level 2)	(Level 3)
Investment in mutual funds	$52	$52	$-	$-

F-12

Quoted prices in
		active markets	Significant other	Significant other
	Total fair value at	for identical	Observable inputs	Unobservable inputs
	January 1, 2022	Assets (Level 1)	(Level 2)	(Level 3)
Investment in mutual funds	$52	$52	$-	$-

Net Income (Loss) per Common Share

Basic net income (loss) per common share is computed by dividing the net income by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share includes the effect of Common Stock equivalents (stock options, unvested restricted stock, and warrants) when, under either the treasury or if-converted method, such inclusion in the computation would be dilutive.

	Three Months Ended		Nine months Ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021

Numerator for basic and diluted earnings (loss) per share:
Net income (loss)	$1,229,626	$(1,108,731)	$989,305	$(313,250)

Denominator for basic earnings (loss) per share –
weighted average shares outstanding	85,287,570	91,932,965	86,829,899	90,288,826
Convertible notes	-	-	-	-
Denominator for diluted earnings (loss) per share –
weighted average and assumed conversion	90,927,574	91,932,965	92,469,903	90,288,826
Net income (loss) per share:
Basic net income (loss) per share	$0.01	$(0.01)	$0.01	$(0.00)
Diluted net income (loss) per share	$0.01	$(0.01)	$0.01	$(0.00)

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carry forwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company utilizes ASC Topic 740, “Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. The Company accounts for income taxes using the asset and liability method to compute the differences between the tax basis of assets and liabilities and the related financial amounts, using currently enacted tax rates. A valuation allowance is recorded when it is “more likely-than-not” that a deferred tax asset will not be realized. For tax positions that meet a “more likely than not” threshold, the Company recognizes the benefit in the consolidated financial statements.

For the three months ended October 1, 2022 and October 2, 2021, the Company recognized approximately $202,000 tax expense and a $325,000 tax benefit, respectively, and a $224,000 tax expense and $287,000 tax benefit for the nine months ended October 1, 2022 and October 2, 2021 respectively. These tax provisions were based on a 27% effective rate for federal and state income taxes after accounting for permanent differences between book and taxable income.

The Company’s practice is to recognize interest and penalties, if any, related to uncertain tax positions in income tax expense in the consolidated statements of operations.

F-13

Recent Accounting Pronouncements

In December 2019, the FASB issued ASU 2019-12, simplifying the Accounting for Income Taxes (Topic 740) as part of its simplification initiative to reduce the cost and complexity in accounting for income taxes. This guidance is effective for interim and annual reporting periods beginning within 2021.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The standard requires all leases that have a term of over 12 months to be recognized on the balance sheet with the liability for lease payments and the corresponding right-of-use asset initially measured at the present value of amounts expected to be paid over the term. Recognition of the costs of these leases on the income statement will be dependent upon their classification as either an operating or a financing lease. Costs of an operating lease will continue to be recognized as a single operating expense on a straight-line basis over the lease term. Costs for a financing lease will be disaggregated and recognized as both an operating expense (for the amortization of the right-of-use asset) and interest expense (for interest on the lease liability). This standard was effective for the Company’s interim and annual periods beginning January 1, 2019 and was applied on a modified retrospective basis to leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The adoption of ASU 2016 - 02 had a material impact on the Company’s consolidated financial statements and related disclosures.

NOTE 3 – INVENTORIES

Inventories are stated at the lower of cost or net realizable value, with cost determined by the weighted-average cost method. The Company’s inventories are comprised of the following for the periods ended October 1, 2022 and January 1, 2022:

	October 1, 2022	January 1, 2022
Raw Materials	$9,714,489	$4,453,785
Work in process	1,211,640	1,155,439
Finished goods	3,089,585	1,978,861
	$14,015,714	$7,588,085

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	October 1, 2022	January 1, 2022

Machinery and equipment	$18,601,332	$20,777,465
Vehicles	5,290,664	4,383,043
Land	6,807,573	6,807,573
Buildings	6,255,635	6,234,718
Leasehold improvements	458,926	283,268
Construction in process	24,974,438	19,599,106
	62,388,569	58,085,173
Less: accumulated depreciation	(8,565,937)	(6,036,027)
Property and equipment, net	$53,822,632	$52,049,146

Total depreciation expense between cost of revenue and operating expenses for the three months and nine months ended October 1, 2022 was $847,452 and $2,531,519, respectively. For the three months and nine months ended October 2, 2021, the total depreciation expense between cost of revenue and operating expenses was $827,616 and $2,428,848, respectively.

NOTE 5 – ACQUISITIONS

Mulch Manufacturing, Inc. Acquisition

On January 31, 2020, the Company entered into a Business Combination Agreement (the “Mulch Acquisition”) with MM and its sole shareholder, Ralph Spencer (“Spencer”) (collectively the “MM Parties”), pursuant to which the Company acquired all of the shares of MM. Upon closing, MM became a wholly-owned subsidiary of SGTM.

F-14

Pursuant to the Mulch Acquisition, at the effective time of the acquisition:

●	All of MM’s outstanding common stock was exchanged for an aggregate of 40,000,000 shares of SGTM’s common stock.

●	One million shares previously issued to the MM shareholder in connection with the sale of equipment by MM to NSR LLC in November 2019 were cancelled.

●	There were specific excluded assets that were retained by Spencer and treated as transferred to Spencer prior to the acquisition consisting of cash, real estate, and certain vehicles and equipment. Spencer agreed to allow the Company to use some of the real estate rent-free until January 31, 2022, at which time the Company has the option of either leasing or purchasing it at the fair market value (see Note 11). The Company has estimated the value of the rent abatement and included it as an ROU asset, as noted below, in the amount of $817,503.

●	All of the existing MM notes, notes, accounts receivable, and inventory at the date of the Mulch Acquisition are included in the acquisition and the Company has immediate possession of them by its ownership of MM. However, the 40 million shares of the Company’s common stock that was issued as consideration was based on these assets being removed from MM prior to the acquisition. The value of these assets are valued separately from the share exchange and that certain demand promissory note payable to Spencer in the amount of approximately $14 million was adjusted to reflect the value of the inventory, accounts receivable, and any other sums lent by Spencer to MM.

The Company accounted for these transactions in accordance with the acquisition method of accounting for business combinations. An independent appraisal, made in February 2020, determined the fair market value of MM’s property and equipment to be $17,228,295. Assets and liabilities of the acquired business were included in the unaudited condensed consolidated balance sheets as of October 1, 2022 and January 1, 2022, based on their respective estimated fair values on the date of acquisition. Based on a closing market price of $0.15 per share on the January 31, 2020, business combination date, the assumption of net liabilities plus a bargain purchase recognition and asset write-up, the Company is recognizing the allocation to the accounts of MM as follows:

Appraised fair market value of property and equipment			$17,228,295
ROU Asset value on property rent abatement			817,503
Less: Net book value of just MM’s property and equipment on January 31, 2020			(1,883,657)

Excess of fair market over net book value of MM property and equipment			16,162,141

Value of common stock issued for MM		$6,000,000
Net book value of MM on January 31, 2020:
Cash	$6,240,670
Accounts Receivable and inventory	15,402,355
Property and equipment	1,883,657
Investments	830,000
Prepaid expenses and other assets	192,361
Supply agreement	453,750
Accounts payable and accrued expenses	(1,215,820)
Notes payable	(25,643,025)
Net book value (assumed) of MM on January 31, 2020		(1,856,052)

Total purchase price, including assumed net liabilities, of MM			7,856,052

Excess of fair value over net book value plus purchase price of MM property and equipment (bargain purchase gain) (a)			$8,306,089

Purchase price of MM			$7,856,052
Bargain purchase gain and property and equipment write-up			8,306,089
Net book value of MM on January 31, 2020			(1,856,052)
Total to be allocated			$14,306,089

Allocation of MM purchase price and bargain purchase gain:
Cash			$6,240,670
Accounts Receivable and inventory			15,402,355
Property and equipment			17,228,295
ROU Assets			817,503
Investments			830,000
Prepaid expenses and other assets			192,361
Supply agreement			453,750
Accounts payable and accrued expenses			(1,215,820)
Notes payable			(25,643,025)
			$14,306,089

(a)	At time of the Mulch acquisition, the Company did not record the fair market value of “free rent” as part of the acquisition gain, nor did it record rent expense from January 20, 2020 through August 16, 2021. The Net Present Value of “free rent” at the time of the acquisition was $817,503

F-15

Day Dreamer Productions LLC Acquisition

The Company entered into an agreement to acquire 100% of the membership interest of Day Dreamer Productions, LLC around January 18, 2021, in exchange for 200,000 shares of the Company’s stock. This transaction was closed on December 30, 2021, when the Company issued the shares to its sole member. This member was also retained as an employee with responsibility for managing the activities of Day Dreamer Productions, LLC.

Beaver, Washington Real Estate Acquisition

On March 18, 2022, the Company acquired the Beaver, Washington real estate property for $1,025,475, of which, $200,000 was previously put down as deposits, and $825,475 was paid at closing. The acquisition of the Beaver, Washington sawmill was closed in December 2021. We expect to begin producing pine bark and marketable lumber at the Beaver mill in 2024.

NOTE 6 – INTANGIBLE ASSETS

The below table summarizes the identifiable intangible assets as of October 1, 2022 and January 1, 2022:

		Useful life	October 1, 2022	January 1, 2022
Supply contract (1)		10	$453,750	$453,750
Less:	Accumulated amortization		$(59,730)	$(51,810)
	Impairment		$(317,500)	$(317,500)
Total			$76,520	$84,440

(1)	These intangible assets were acquired in the acquisition of MM on January 31, 2020.

The weighted average useful life remaining on identifiable intangible assets is 7.50 years.

Amortization of identifiable intangible assets for the three and nine months ended October 1, 2022 was $2,640 and $7,920, respectively. Amortization of identifiable intangible assets for the three and nine months ended October 2, 2021 was $3,520 and $7,920, respectively.

The below table summarizes the future amortization expense for the next five years:

2022	$2,640
2023	$10,560
2024	$10,560
2025	$10,560
2026	$10,560
Thereafter	$31,640
$76,520

F-16

NOTE 7 – ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of the following amounts:

	October 1, 2022	January 1, 2022

Accounts payable	$3,569,188	$2,350,056
Accrued interest	34,392	8,076
Accrued expenses	552,791	313,644
	$4,156,371	$2,671,776

NOTE 8 –NOTES PAYABLE

	Oct 1, 2022	Jan 1, 2022

Seller note payable bearing interest at 6.0%, monthly payments of principal and interest of $76,300 beginning October 2021 with a $9,819,606 balloon due September 2024, secured by mortgaged real estate	$10,365,666	$10,580,504

Various third-party obligations secured by assets the Company acquired subject to this indebtedness to various third-party creditors, bearing interest at a 5% average rate. Monthly payments of $122,881 principal and interest beginning January 2022 through December 2024	3,402,433	4,100,000

Unsecured note payable to seller on bulk equipment purchase, bearing 4.0% interest. First $300,000 payment of principal and interest due March 2022, $200,000 payments of principal and interest due quarterly thereafter until paid in full	934,391	1,400,000

Note payable to a bank, secured by equipment, bearing interest at 2.95%. Monthly payments of principal and interest in the amount of $28,698 beginning January 2021 and due through December 2025	1,065,982	1,297,817

Unsecured note payable to a financial institution under the SBA Paycheck Protection Program for MM bearing interest at 1.0%. Monthly payments of principal and interest in the amount of $82,061 beginning August 2022 are due through April 2023.	-0-	1,236,080

Note payable to an equipment financing company bearing interest at 3.95%. Monthly payments of principal and interest of $8,750 due August 2020 through July 2025.	285,765	342,680

Note payable to an equipment financing company bearing interest at 3.95%. Monthly payments of principal and interest of $8,316 due August 2020 through July 2025.	274,505	325,718

Note payable to an equipment financing company bearing interest at 3.95%. Monthly payments of principal and interest of $7,034 due August 2020 through July 2025.	293,739	347,452

Note payable to an equipment financing company bearing interest at 3.95%. Monthly payments of principal and interest of $7,392 due February 2021 through January 2026.	289,517	334,000

Note payable to an equipment financing company bearing interest at 3.95%. Monthly payments of principal and interest of $5,230 due December 2020 through November 2025.	191,099	222,887

Note payable to an equipment financing company bearing interest at 3.95%. Monthly payments of principal and interest of $5,201 due November 2020 through October 2025.	185,497	217,213

F-17

Note payable to an equipment financing company bearing interest at 3.95%. Monthly payments of principal and interest of $5,201 due October 2020 through September 2025.	176,300	212,727

Note payable to an equipment financing company bearing interest at 3.95%. Monthly payments of principal and interest of $5,341 due August 2020 through July 2025.	175,095	209,200

Note payable to an equipment financing company bearing interest at 3.95%. Monthly payments of principal and interest of $5,201 due August 2020 through July 2025.	180,906	208,226

Note payable to the individual seller of the landscaping and recovery services business to NSR LLC bearing interest at 5%. Monthly payments of $5,000 are due through October 2023 with a $100,000 balloon due November 2023	153,143	195,779

Non-interest bearing note payable to an equipment financing company with monthly principal payments of $5,842 due December 2021 through November 2023	87,622	134,353

Non-interest bearing note payable to an equipment financing company with monthly principal payments of $16,460 due May 2021 through April 2022.	-0-	65,838

Note payable to an equipment financing company bearing interest at 0.00%. Monthly payments of principal of $6,993 beginning November 2020 are due through October 2022	6,993	69,928

Note payable to an equipment financing company bearing interest at 9%. Due to three month COVID-19 payment suspension, monthly payments of principal and interest increased from $3,933 to $3,993 and extended three months through December 2023	60,090	87,611

Note payable to an equipment financing company bearing interest at 5.94%. Monthly payments of principal and interest of $1,174 beginning January 2022 through March 2028	65,944	73,217

Note payable to an equipment financing company bearing interest at 8%. Due to three month COVID-19 payment suspension, monthly payments of principal and interest increased from $2,410 to $2,452 and extended three months through December 2023	37,181	54,397

Note payable to an equipment financing company bearing interest at 9%. Due to three month COVID-19 payment suspension, monthly payments of principal and interest increased from $1,861 to $1,890 and extended three months through December 2023	28,442	41,466

Note payable to an equipment financing company bearing interest at 8%. Due to three month COVID-19 payment suspension, monthly payments of principal and interest increased from $1,808 to $1,840 and extended three months through December 2023	27,873	40,764

Note payable to an equipment financing company bearing interest at 11%. Due to five month COVID-19 payment suspension, monthly payments of principal and interest of $1,692 due from August through July 2023 with a $10,152 balloon payment in August 2023	25,257	36,446

Note payable to an equipment financing company bearing interest at 12%. Due to five month COVID-19 payment suspension, monthly payments of principal and interest of $1,749 due from August 2020 through June 2023 with a $10,496 balloon payment in July 2023	24,422	37,220

Note payable to an equipment financing company bearing interest at 8%. Monthly payments of principal and interest of $977 due through August 2024	20,769	28,071

F-18

Note payable to an equipment financing company bearing interest at 8%. Monthly payments of principal and interest of $932 due through September 2024	20,642	27,581

Note payable to an equipment financing company bearing interest at 8%. Monthly payments of principal and interest of $766 due through August 2024	16,536	22,395

Note payable to an equipment financing company bearing interest at 8%. Due to three month COVID-19 payment suspension, monthly payments of principal and interest increased from $751 to $765 and extended three months through January 2024	12,231	17,512

Note payable to an equipment financing company bearing interest at 10.64%. Monthly payments of principal and interest of $1,060 due through February 2027	44,665	-0-

Note payable to an individual bearing interest at 12%. Monthly payments of interest of $5,000 starting on March 17, 2022 and due through February 2023. The principal is due no later than February 17, 2023, with no penalty for prepayment	500,000	-0-

Note payable to a financing company bearing interest at 25.0%. Weekly payments of principal and interest of $54,348 due through March 2023	-0-	-0-

Note payable to an equipment financing company bearing interest at 11.45%. Monthly payments of principal and interest of $18,121 due through March 2027	761,998	-0-

Note payable to an equipment financing company bearing interest at 11.45%. Monthly payments of principal and interest of $11,312 due through March 2027	475,671	-0-

Note payable to an equipment financing company bearing interest at 12.45%. Monthly payments of principal and interest of $7,762 due through April 2027	324,053	-0-

Note payable to an equipment financing company bearing interest at 12.13%. Monthly payments of principal and interest of $2,610 due through April 2027	112,674	-0-

Note payable to an equipment financing company bearing interest at 12.00%. Monthly payments of principal and interest of $812 due through June 2028	40,752	-0-

Note payable to an equipment financing company bearing interest at 10.59%. Monthly payments of principal and interest of $7,067 due through June 2028	364,059	-0-

Note payable to an equipment financing company bearing interest at 10.20%. Monthly payments of principal and interest of $4,359 due through April 2027	193,395	-0-

Note payable to an insurance financing company bearing interest at 5.5%. Monthly payments of principal and interest of $21,774 due through February 2023	86,108	-0-

Note payable to an equipment financing company bearing interest at 11.86%. Monthly payments of principal and interest of $2,588 due through May 2025	70,714	-0-

Note payable to an equipment financing company bearing interest at 3.61%. Monthly payments of principal and interest of $7,907 due through April 2027	393,591	-0-

Note payable to an equipment financing company bearing interest at 3.61%. Monthly payments of principal and interest of $6,937 due through April 2027	351,179	-0-

F-19

Note payable to an equipment financing company bearing interest at 3.49%. Monthly payments of principal and interest of $7,118 due through April 2027	361,288	-0-

Note payable to an equipment financing company bearing interest at 7.70%. Monthly payments of principal and interest of $2,416 due through May 2027	115,030	-0-

Note payable to an equipment financing company bearing interest at 6.99%. Monthly payments of principal and interest of $14,056 due through June 2027	680,058	-0-

Note payable to an equipment financing company bearing interest at 6.99%. Monthly payments of principal and interest of $2,307 due through June 2027	111,607	-0-

Note payable to an equipment financing company bearing interest at 6.99%. Monthly payments of principal and interest of $1,468 due through June 2027	70,996	-0-

Note payable to an equipment financing company bearing interest at 6.99%. Monthly payments of principal and interest of $2,780 due through June 2027	134,477	-0-

Note payable to a financing company bearing interest at 10%. Weekly payments of principal and interest of $8,719 due through June 2023	220,400	-0-

Note payable to a financing company bearing interest at 12%. Weekly payments of principal and interest of $5,346 due through March 2023	95,072	-0-

Note payable to a financing company bearing interest at 12%. Weekly payments of principal and interest of $3,000 due through March 2023	55,090	-0-

Note payable to an equipment financing company bearing interest at 7.5%. Monthly payments of principal and interest of $11,850 due through August 2028	677,784	-0-

Note payable to an equipment financing company bearing interest at 7.5%. Monthly payments of principal and interest of $2,689 due through August 2028	155,500	-0-

Note payable to an equipment financing company bearing interest at 7.5%. Monthly payments of principal and interest of $830 due through August 2028	47,990	-0-

Note payable to an equipment financing company bearing interest at 8.3%. Monthly payments of principal and interest of $5,064 due through August 2027	251,551	-0-

Note payable to an equipment financing company bearing interest at 8.3%. Monthly payments of principal and interest of $6,474 due through September 2027	312,840	-0-

Note payable to an equipment financing company bearing interest at 8.3%. Monthly payments of principal and interest of $6,474 due through September 2027	312,840	-0-

Note payable to a financing company bearing interest at 8.0%. Monthly payments of interest of $8,739 due through August 2025	1,054,300	-0-

Note payable to a financing company bearing interest at 7.5%. Monthly payments of principal and interest of $1,220 due through September 2027	60,904	-0-

Total notes payable to unrelated parties	26,844,629	21,967,082

Short-term portion of notes payable	6,007,275	4,486,461

Long-term portion of notes payable	$20,837,354	$17,480,621

F-20

The schedule of future maturities on the above notes are as follows:

Year	Amount
2022	$1,684,786
2023	5,488,188
2024	15,021,765
2025	2,170,997
2026	1,509,302
2027 & after	969,591
$26,844,629

The above notes include one Paycheck Protection Program (PPP) loan by MM in the amount of $1,236,080 which was forgiven during the period ended October 1, 2022. The Company has recorded the gain on forgiveness of this indebtedness for the period ended October 1, 2022.

Note 9 - Stockholders’ Equity

Preferred Stock

On December 31, 2019, the Company’s Board of Directors adopted articles of incorporation in the state of Delaware authorizing, without further vote or action by the stockholders, to create out of the unissued shares of the Company’s common stock, $0.0001 par value Preferred Stock. The Board of Directors is authorized to establish, from the authorized and unissued shares of Preferred Stock, one or more classes or series of shares, to designate each such class and series, and fix the rights and preferences of each such class of Preferred Stock; which class or series shall have such voting powers, such preferences, relative, participating, optional or other special rights, and such qualifications, limitations or restrictions as shall be stated and expressed in the resolution or resolutions providing for the issuance of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof. The articles of incorporation and designation authorizes the issuance of 5,000,000 shares of Preferred Stock, of which 100 shares have been designated as Series A Preferred Stock, of which 90 of Series A are issued and outstanding as of October 1, 2022. Each holder of outstanding shares of Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Series A Preferred Stock held by such holder as of the record date for determining stockholders entitled to vote on such matter, with each share casting a vote equal to: the quotient of the sum of all outstanding shares of common stock together with any and all other securities of the Company that provide for voting on an “as converted” basis divided by 0.99.

Equity Transactions During the Period

The following issuances of common stock affected the Company’s Stockholders’ Equity:

On January 13, 2021, the Company issued 300,000 shares in satisfaction of a 2020 accrual for debt financing cost.

On March 5, 2021, the Company issued 25,000 shares to an employee as compensation.

On August 16, 2021, the Company recognized a $17,484,728 capital contribution from the extinguishment of debt.

On August 25, 2021, the Company issued 6,000,000 shares in exchange for a $3,400,000 note.

On October 4, 2021, the Company issued 125,000 shares for consulting service compensation.

Between October 15, and December 15, 2021, the Company redeemed 11,397,984 shares pursuant to a stock repurchase agreement (see Note 12).

Between October and December 15, 2021, the Company issued 5,640,004 shares pursuant to subscription agreements at a price of $0.75 per share. These agreements provided for piggyback registration rights on a potential future registration of Company stock. The agreements also provided stock warrants equal to the number of subscribed shares. These warrants can be exercised at a price of $1.50 per share and expire after one year. No allocation of proceeds was made to the warrants since the subscribed shares of common stock were issued at a price below that of the publicly traded shares.

F-21

On December 30, 2021, the Company issued 200,000 shares pursuant to an agreement to acquire 100% of the membership interest in Day Dreamer Production, LLC.

On December 31, 2021, the Company issued 400,000 shares to acquire equipment in Beaver, WA.

On January 16, 2022, we issued 266,667 shares of Common Stock based on a subscription price of $0.75 per share with an aggregate value of $200,000. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On January 20, 2022, we issued 200,000 shares of Common Stock based on a subscription price of $0.75 per share with an aggregate value of $150,000. These shares were issued in reliance on Section 4(a)(2) of the Securities Act

On March 23, 2022, we issued 1,000,000 shares of Common Stock based on a subscription price of $0.75 per share with an aggregate value of $750,000. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On April 18, 2022, we issued 266,667 shares of Common Stock based on a subscription price of $0.75 per share with an aggregate value of $200,000. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On August 12, 2022, we issued 500,000 shares of Common Stock based on a subscription price of $3.00 per share with an aggregate value of $1,500,000. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

NOTE 10 – LEASES

A lease is defined as a contract that conveys the right to control the use of identified tangible property for a period of time in exchange for consideration. On January 1, 2019, the Company adopted ASC Topic 842 which primarily affected the accounting treatment for operating and finance lease agreements in which the Company is the lessee including Company leases of vehicles and equipment for use in the storm and disaster recovery work. The Company elected to not recognize ROU assets and lease liabilities arising from short-term leases with initial lease terms of twelve months or less (deemed immaterial) on the accompanying consolidated balance sheets.

ROU assets include any prepaid lease payments and exclude any lease incentives and initial direct costs incurred. Lease expense for minimum lease payments is recognized on the effective interest plus: for finance type leases, straight-line amortization of the asset’s original ROU over its lease term; or, for operating leases, the effective amortization on the lease liability. The lease terms may include options to extend or terminate the lease if it is reasonably certain that the Company will exercise that option.

When measuring lease liabilities for leases that were classified as operating and financing leases as of January 1, 2019, NSR LLC discounted lease payments using its estimated incremental borrowing rate of 10% at January 1, 2019. Since April 1, 2020, MM has entered into operating leases using its incremental borrowing rate of 4% to discount lease payments.

The following table presents supplemental lease information:

	Three Months Ended		Nine Months Ended
Lease cost	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Finance lease cost
Amortization on ROU assets	$84,621	$17,792	$120,206	$61,481
Interest on lease liabilities	21,328	4,594	28,101	22,463
Operating lease cost	243,406	1,788	382,601	5,364
Short-term lease cost	108,650	104,203	272,121	_378,607
Total lease cost	$458,005	$132,656	$803,029	$467,915

Cash paid for amounts included in the measurement of lease liabilities for:
Finance leases:
Financing cash flows	$40,184	$25,942	$63,550	$80,402
Operating leases:
Operating cash flows	$313,003	$1,788	$382,601	$5,364

Weighted-average remaining lease term:
Finance leases			2.0 years	2.1 years
Operating leases			3.7 years	5.1 years
Weighted-average discount rate:
Finance leases			10.0%	10.0%
Operating leases			4.2%	4.1%

F-22

Supplemental balance sheet information related to leases is as follows:

	Financial Statement Line Item	October 1, 2022	Jan 1, 2022
Assets:
Operating lease assets		$8,053,555	$848,840
Finance lease assets		80,307	128,515
Total leased assets	ROU asset	$8,133,862	$977,355

Liabilities:
Current:
Operating lease assets		$2,924,602	$183,874
Finance lease assets		46,481	65,312
	Current portion of lease liability	2,971,083	249,186
Non-current
Operating lease assets		5,126,165	664,966
Finance lease assets		51,348	86,639
	Lease liabilities, net of current portion	5,177,513	751,605
Total lease liabilities		$8,148,596	$1,000,791

As of October 1, 2022, remaining maturities of lease liabilities were as follows:

	Finance	Operating
2022	$13,543	$1,159,177
2023	54,172	3,478,065
2024	40,629	3,458,032
2025	-	579,459
2026	-	106,553
2027 and thereafter	-	220,235
Total	$108,344	$9,001,521
Amount representing interest	(10,515)	(947,966)
Lease liability	$97,829	$8,053,555

In conjunction with the Mulch Acquisition on January 31, 2020, disclosed in Note 6, the Company was provided benefit use of certain parcels of real property / facilities owned by Spencer for a period of two years which had a land value of $10,650,000 (Note 11 - “Settlement Note”). The annual rent expense was determined to be 4% of the property value or $426,000 annually. At time of the Mulch acquisition, the Company did not record the fair market value of “free rent” as part of the acquisition gain, nor did it record rent expense from January 20, 2020 through August 16, 2021. The Net Present Value of “free rent” at the time of the acquisition was $817,503 (using a 10% discount rate). On August 16, 2021, the Company purchased said property. The result of the transaction does not have an impact to the Company’s financial statements in the current period and all beginning balances from January 1, 2021 reflect the proper amounts.

NOTE 11 – COMMITMENTS AND CONTINGENCIES

Legal Claims

The Sustainable Green Team, LTD is currently involved in arbitration with Emerging Markets Consulting, LLC (“EMC”), a former service provider of the Company. On October 21, 2020, EMC initiated arbitration against the Company, alleging, among other things, breach of contract related to an agreement entered into between the Company (via NSR LLC) and EMC, in which the Company engaged EMC to provide it with consulting services related to the Company’s capital structure, investor relations strategies, and fundraising plans, including the filing of an S-1 registration statement at some point in the future, in exchange for equity compensation in the Company. EMC seeks relief against the Company in the form of the equity compensation pursuant to the agreement (2,000,000 shares of the Company’s Common Stock) and damages. The Company denies EMC’s allegations, and has also initiated counterclaims against EMC for breach of the agreement by EMC, in which it is seeking damages resulting from EMC’s breach of its duties under the agreement.

In addition, the Company named in its counterclaim to EMC’s claim another similar service provider, Rainmaker Group Consulting, LLC (“Rainmaker”), as a pre-emptive defense against any actions brought by Rainmaker against the Company. Rainmaker engaged by the Company in 2019 to provide similar consulting services as EMC was engaged to provide in exchange for the same compensation (2,000,000 shares of the Company’s Common Stock). The Company alleges that Rainmaker breached its agreement with the Company by not providing the services provided in the agreement between the Company and Rainmaker, and therefore Rainmaker is not entitled to any equity compensation by the Company. The Company has taken this action as a defensive measure against potential (in the Company’s opinion) frivolous lawsuits brought by Rainmaker against the Company.

F-23

The Company is confident it will prevail in the ongoing arbitration described above being overseen by the American Arbitration Association. (see Subsequent Event for settlement on October 6, 2022).

On March 25, 2021, the Company filed a civil complaint in the Ninth Judicial Circuit Court in Orange County, Florida against Ralph Spencer, the former owner and CEO of Mulch Manufacturing, Inc., alleging certain tortious interference with the Company’s business operations and dealings. On April 1, 2021, the Company was granted an Emergency Temporary Injunction by the Ninth Judicial Circuit Court in Orange County, Florida enjoining Mr. Spencer from, among other things, further attempts to interfere with the Company’s business operations. On August 16, 2021, the parties entered into a Settlement Agreement and Mutual Release (the “Settlement Agreement”), wherein, among other provisions, all outstanding debt was extinguished. The Company recognized a $17,484,728 capital contribution, credited to Additional Paid-in Capital, from the extinguishment of debt.

The Company agreed to pay Spencer $25,650,000 plus interest as follows:

(a)	issuing Spencer a promissory note in the amount of $10,650,000 accruing interest at 6% per annum secured by four properties located in Florida and another in Georgia (the “Settlement Note”). The Settlement Note is amortized monthly over 20 years with a balloon payment of any outstanding balance on its third anniversary. The Company is current on all Settlement Note obligations as of the date of this Prospectus.

(b)	paying Spencer a total of $15,000,000 in exchange for the redemption of Spencer’s 40,000,000 shares of common stock and any and all ownership interests in which he may have or claim (the “Redemption Payment”). The Redemption Payment is to be paid to Spencer according to the following schedule: (i) $3,300,000 on October 15, 2021 in exchange for 8,797,800 common stock shares; and (ii) twenty-four (24) payments of $487,500 on the 15th of each month, commencing November 15, 2021, each for 1,300,091.67 common stock shares. Spencer executed a letter of instruction to the Company’s transfer agent, Pacific Stock Transfer, and provided all shares to the transfer agent to allow for the immediate redemption upon each payment. The Company and Spencer are current on all Redemption Payment obligations as of the date of this Prospectus.

On April 18, 2022, the Company filed a second civil complaint in the Ninth Judicial Circuit Court in Orange County, Florida against Ralph Spencer, the former owner and CEO of Mulch Manufacturing, Inc., alleging certain tortious interference with the Company’s business operations and dealings. On June 23, 2022, the Company was granted an Emergency Temporary Injunction by the Ninth Judicial Circuit Court in Orange County, Florida enjoining Mr. Spencer from, among other things, further attempts to interfere with the Company’s business operations. The Company is currently attempting mediation regarding this matter and the obligations owed Mr. Spencer (see Note 8 Notes Payable and above in Note 11 relating to promissory note and stock redemptions). Should this mediation fail, the Company is confident it will receive a favorable judgment in the civil complaint filed against Mr. Spencer related to these matters.

Stock Redemptions

The Company is committed to buying back 40,000,000 shares of its common stock over 24 months beginning in October, 2021, at a price of $0.375 per share.

NOTE 12 – CONCENTRATION OF CREDIT RISK

Cash Deposits

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash deposits. Accounts at each institution are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. As of October 1, 2022, the Company did not have any deposit amounts in excess of the FDIC insured limit.

Revenues

For the three and nine months ended October 1, 2022, one customer accounted for 22% and 22% of revenue, respectively. For the three months ended October 2, 2021, no customer accounted for more than 10% of revenue. For the nine months ended October 2, 2021, one customer accounted for 20% of revenue.

Accounts Receivable

As of October 1, 2022, one customer accounted for 21% of the Company’s accounts receivable. As of January 1, 2022, one customer accounted for 24% of the accounts receivable.

F-24

NOTE 13 – SUBSEQUENT EVENTS

EMC Arbitration Settlement

On October 6, 2022, the Company entered into a Settlement Agreement and Mutual Release (the “Agreement”) with EMC, Rainmaker, Mr. Painter, Mr. Cohen, and Mr. Lehrer, pursuant to which the parties agreed to amicably resolve all disputes between them without admitting any wrongdoing or liability. In full and final settlement of all claims and counterclaims between the parties, the Company agreed to pay EMC a total sum of $250,000, to be paid out monthly, in $50,000 or $25,000 increments, beginning on October 15, 2022 and ending on April 15, 2023. Rainmaker, Mr. Painter, Mr. Cohen, and Mr. Lehrer acknowledged and agreed that they are not entitled to receive any money or property from the Company or its CEO, Anthony J. Raynor. In addition, Mr. Raynor, agreed to transfer 100,000 of his personal shares of the Company’s Common Stock to EMC. Mr. Raynor also agreed to transfer 100,000 of his personal shares of the Company’s Common Stock to The Pink Butterfly Foundation, a Florida not for profit corporation (“Pink Butterfly”) dedicated to assisting families with acute financial needs accompanying a heartbreaking and devastating sudden loss of a child. Both share transfers are to take place within twenty (20) days of the date of the Agreement.

Expanded VRM Agreement

As reported by the Company in its Financial Statements and Notes for the fiscal quarter ended July 2, 2022, which were uploaded to OTC Markets on August 22, 2022, on August 9, 2022, the Company entered into a restricted sublicense agreement (the “Agreement”) with an innovative soil technology company, VRM Global Holdings Pty Ltd, and its wholly owned subsidiary VRM International PTY LTD (referred to herein together as the “Licensor”).

The Agreement was amended on October 12, 2022, to substantially expand collaboration between the Company and Licensor. Under the amended Agreement, the Company acquired ten percent (10%) of the Licensor’s subsidiary in the USA, in consideration for six (6) million shares of the Company’s common stock. In addition, the Company’s license to exploit Licensor’s technology is extended to ten (10) years, with an option to renew for an additional five-years. The amended Agreement grants the Company worldwide distribution rights in addition to the right to exclusively manufacture the Licensor’s catalyst in Florida, Washington State and the Caribbean. Further, the Company purchased an inventory of the Licensor’s catalyst ingredients with a value of $80 million which gives the Company capacity to manufacture 4 million yards of Humisoil® and its companion products, expected to be worth over $950 million at retail market value.

ACCEL Media International Agreement

On October 4, 2022, the Company entered into an agreement with ACCEL Media International LLC (‘ACCEL’) to provide a bundle of media services including iconic billboards, short-form broadcasts, commercial and production guidance, media relations, and strategy planning and implementation with a market value of not less than $30,700,000 over a five year period. Short-form commercials highlighting SGTM and its sustainability message are expected to run across major news networks including Fox Business, Bloomberg, Newsmax and additional media outlets via AMI’s network of media partnerships.

In consideration for the services, The Company shall tender: 1) Three Million Five Hundred Thousand (3,500,000) restricted shares of Common Stock (the “Initial Shares”), 2) A three year option to acquire five million (5,000,000) restricted shares of Common Stock at an exercise price of $2.00 per share of Common Stock, pursuant to the Option Agreement, and 3) A 90-day warrant pursuant to acquire up to two million (2,000,000) restricted shares of Common Stock at an exercise price of $1.00 per share of Common Stock.

F-25

THE SUSTAINABLE GREEN TEAM, LTD. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED JANUARY 1, 2022, AND JANUARY 2, 2021

F-26

THE SUSTAINABLE GREEN TEAM LTD. AND SUBSIDIARIES

FOR THE FISCAL YEAR ENDED JANUARY 1, 2022

F-27

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of The Sustainable Green Team Ltd.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of The Sustainable Green Team Ltd. as of January 1, 2022 and January 2, 2021, the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of January 1, 2022 and January 2, 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/S/ BF Borgers CPA PC

BF Borgers CPA PC

We have served as the Company’s auditor since 2020

Lakewood, CO

March 31, 2022

F-28

THE SUSTAINABLE GREEN TEAM AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	January 1, 2022	January 2, 2021
ASSETS
Current Assets
Cash	$788,242	$506,287
Short-term investments	52	2,801,263
Accounts receivable, net of allowance for doubtful accounts	2,538,626	1,631,921
Inventories	7,588,085	9,806,776
Prepaid expenses and other current assets	1,503,504	628,364
Total Current Assets	12,418,509	15,374,611

Property and equipment, net	52,049,146	24,158,297

Other Assets
Long-term investments	1,051,702	842,272
Goodwill	224,000	-
Intangibles, net	84,440	95,000
ROU asset	977,355	748,239
Total Other Assets	2,337,497	1,685,511

Total Assets	$66,805,152	$41,218,419

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	$2,671,776	$711,605
Current portion of lease liability	249,186	132,668
Notes payable	4,486,461	2,459,945
Notes payable - related party	-	2,982,417
Total Current Liabilities	7,407,423	6,286,635

Long-term Liabilities
Lease liabilities, net of current portion	751,606	207,328
Notes payable, net of current portion	17,480,621	4,794,541
Note payable - related party, net of current portion	-	18,802,355
Total Long-term Liabilities	18,232,227	23,804,224
Total Liabilities	25,639,650	30,090,859

Commitments and contingencies

Stockholders’ Equity
Preferred Series A stock, $0.0001 par value, 5,000,000 shares authorized, 90 shares outstanding	-	-
Common stock, $0.0001 par value; 245,000,000 shares authorized; 90,460,425 and 89,168,405 shares issued and outstanding, respectively	9,046	8,917
Additional paid-in capital	34,536,450	6,725,996
Retained earnings	6,620,006	4,392,647
Total Stockholders’ Equity	41,165,502	11,127,560

Total Liabilities and Stockholders’ Equity	$66,805,152	$41,218,419

The accompanying footnotes are an integral part of these consolidated financial statements.

F-29

THE SUSTAINABLE GREEN TEAM AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
	Jan 1, 2022	Jan 2, 2021	Jan 1, 2022	Jan 2, 2021

Net Revenue	$6,481,332	$4,553,195	$32,368,984	$30,584,291

Cost of revenue	6,727,297	5,689,014	31,482,519	27,813,403

Total gross profit	(245,965)	(1,135,819)	886,465	2,770,888

Operating expenses
Selling, general and administrative	1,571,667	948,460	5,033,382	3,902,262
Depreciation and amortization	8,361	276,366	31,581	377,489
Total operating expenses	1,580,028	1,224,826	5,064,963	4,279,751

Loss from operations	(1,825,993)	(2,360,645)	(4,178,498)	(1,508,863)

Other income (expense)
Interest expense, net	(216,579)	(307,994)	(508,034)	(1,044,941)
Bargain purchase gain	7,123,084	-	7,123,084	8,306,088
Debt forgiveness	-		1,613,128
Other income (expense), net	30,938	(47,060)	26,979	114,518
Total other expense	6,937,443	(355,054)	8,255,157	7,375,665

Income (loss) before provision for income taxes	5,111,450	(2,715,699)	4,076,659	5,866,803

Provision for income taxes	(429,162)	(601,848)	(716,002)	(169,191)

Net Income (loss)	$5,540,612	$(2,113,851)	$4,792,661	$6,035,994

Net income (loss) per common share - basic	$0.06	$(0.02)	$0.05	$0.07
Net income (loss) per common share - diluted	$0.06	$(0.02)	$0.05	$0.07

Weighted average shares outstanding - basic	89,779,971	89,168,405	90,161,612	84,098,649
Weighted average shares outstanding - diluted	95,419,975	89,655,905	95,801,616	84,561,183

The accompanying footnotes are an integral part of these consolidated financial statements.

F-30

THE SUSTAINABLE GREEN TEAM AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Twelve Months Ended January 1, 2022:					Additional
	Preferred Stock		Common Stock		Paid-in	Retained
	Shares	Amount	Shares	Amount	Capital	Earnings	Total

Balance at January 2, 2021	90	$-	89,168,405	$8,917	$6,725,996	$4,392,647	$11,127,560
Stock issued for 2020 debt inducement			300,000	30	62,970		63,000
Stock issued for compensation			25,000	3	28,797		28,800
Net loss						(223,426)	(223,426)

Balance as of April 3, 2021	90	-	89,493,405	8,950	6,817,763	4,169,221	10,995,934

Net income						815,937	815,937

Balance as of July 3, 2021	90	-	89,493,405	8,950	6,817,763	4,985,158	11,811,871

Related party contribution on debt forgiveness					17,484,728		17,484,728
Note payable converted to stock			6,000,000	600	3,699,400		3,700,000
Net loss			.			(1,340,463)	(1,340,463)

Balance as of October 2, 2021	90	-	95,493,405	9,550	28,001,891	3,644,695	31,656,136

Stock subscriptions			5,640,004	564	4,229,439		4,230,003
Stock redemptions			(11,397,984)	(1,140)	(1,708,558)	(2,565,301)	(4,274,999)
Stock issued for compensation			125,000	12	93,738		93,750
Stock issued for acquisitions			600,000	60	3,919,940		3,920,000
Net income						5,540,612	5,540,612

Balance as of January 1, 2022	90	$-	90,460,425	$9,046	$34,536,450	$6,620,006	$41,165,502

The accompanying footnotes are an integral part of these consolidated financial statements.

F-31

THE SUSTAINABLE GREEN TEAM AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (continued)

Twelve Months Ended January 2, 2021:					Additional
	Preferred Stock		Common Stock		Paid-in	Retained
	Shares	Amount	Shares	Amount	Capital	Earnings	Total

Balance at December 28, 2019	90	$-	43,752,636	$4,375	$145,880	$(1,643,347)	$(1,493,092)
Issued ICW Mulch Mfg acquisition			40,000,000	4,000	5,996,000		6,000,000
Issued ICW reverse merger			4,000,000	400	99,600		100,000
Net income						8,254,173	8,254,173

Balance as of March 28, 2020	90	-	87,752,636	8,775	6,241,480	6,610,826	12,861,081

Cancelled ICW Mulch Mfg acquisition			(1,000,000)	(100)	100		-
Subscription issuance			1,250,000	125	99,875		100,000
Issued ICW reverse merger			25,000	3	(3)		-
Issued ICW conversion of notes payable			1,140,769	114	384,544		384,658
Net income						1,109,139	1,109,139

Balance as of June 27, 2020	90	-	89,168,405	8,917	6,725,996	7,719,965	14,454,878

Net loss						(1,213,467)	(1,213,467)

Balance as of October 3, 2020	90	-	89,168,405	8,917	6,725,996	6,506,498	13,241,411

Net loss						(2,113,851)	(2,113,851)

Balance as of January 2, 2021	90	$-	89,168,405	$8,917	$6,725,996	$4,392,647	$11,127,560

The accompanying footnotes are an integral part of these consolidated financial statements.

F-32

THE SUSTAINABLE GREEN TEAM AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended
	Jan 1, 2022	Jan 2, 2021
Cash flows from operating activities:
Net Income	$4,792,661	$6,035,994
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for (recovery of) doubtful accounts	(79,598)	81,321
Depreciation and amortization	4,000,613	3,525,094
Common stock issued as compensation	122,550
Gain on sale of fixed assets		(63,562)
Gain on Paycheck Protection Program debt forgiveness	(1,613,128)
Equity increase in long term investment	(315,281)
Bargain purchase gain	(7,123,084)	(8,306,088)
Changes in operating assets and liabilities:
Accounts receivable, net	(827,107)	447,892
Inventory	2,218,691	689,156
Prepaid expenses and other current assets	(875,140)	150,986
Accounts payable and accrued expenses	2,121,321	(834,342)
Net cash provided by operating activities	2,422,498	1,726,450

Cash flows from investing activities:
Purchases of property and equipment	(3,835,636)	(3,234,652)
Proceeds from sale of property and equipment		60,855
Net short-term investment redemptions (purchases)	2,801,210	5,123,933
Purchases of long-term investments		(253,500)
Proceeds from long-term investments	105,850	321,500
Net cash from (used in) investing activities	(928,576)	2,018,136

Cash flows from financing activities:
Principal payments on leases	(233,575)	(107,648)
Proceeds from notes payable	1,236,080	9,137,232
Payment on notes payable	(1,471,282)	(596,737)
Payment on notes payable, related parties	(698,194)	(3,858,253)
Stock subscriptions	4,230,003
Stock redemptions	(4,274,999)
Distributions		(7,844,981)
Net cash provided by (used in) financing activities	(1,211,967)	(3,270,387)

Net increase (decrease) in cash	281,955	474,199

Cash - beginning of period	506,287	32,088

Cash - end of period	$788,242	$506,287

The accompanying footnotes are an integral part of these consolidated financial statements.

F-33

THE SUSTAINABLE GREEN TEAM AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS continued

	Twelve Months Ended
	Jan 1, 2022	Jan 2, 2021
Supplemental cash flow information:
Cash paid for:
Interest	$716,432	$832,760
Income taxes	$50	$159,179
Non-cash investing and financing activities:
Note and interest payable contribution to capital	$17,484,728
Purchase of plant, property and equipment for notes payable	$16,560,927	$4,948,908
Purchase of plant, property and equipment for common stock	$3,696,000
Acquisition of right of use assets for lease obligations	$895,781
Stock issued for accrued interest and compensation
Stock issued for accrued stock subscription and compensation		$200,000
Stock issued for accrued debt inducement	$63,000
Stock issued for acquisition of Day Dreamer Productions, LLC	$224,000
Conversion of notes payable to stock	$3,700,000	$384,657
Stock issued and liabilities assumed for equipment		$7,856,052
Property and equipment bargain purchase recognition	$7,123,084	$8,306,088
Distribution of property and equipment		$5,042,424

The accompanying footnotes are an integral part of these consolidated financial statements.

F-34

THE SUSTAINABLE GREEN TEAM, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – organization and business operations

Corporate History

The Sustainable Green Team, Ltd., (f/k/a Sierra Gold Corp.) (the “Parent” or “SGTM”), a Delaware corporation, conducts business activities principally through its three wholly-owned subsidiaries: National Storm Recovery LLC (“NSR LLC”), a Delaware limited liability company, Mulch Manufacturing, Inc., an Ohio corporation (“MM”) and Sierra Gold Merger Corp. (“SGMC”), a Delaware corporation (collectively, the “Company”).

The Company was initially formed, under the name Alpha Diamond Corporation in the State of Nevada on January 22, 1997. It’s undergone multiple name changes over the years and a domicile change to Wyoming on February 15, 2011.

Effective April 18, 2019, Sierra Gold Corp., (“SGCP”), entered into an equity exchange agreement (the “Merger”), as amended on December 31, 2019 with NSR LLC, pursuant to which SGCP acquired all of the membership units of NSR LLC. Upon closing, NSR LLC became a wholly-owned subsidiary of SGCP.

On July 22, 2019, a Certificate of Amendment was filed with the State of Wyoming to change the name of the Company from “Sierra Gold Corporation” to “National Storm Recovery, Inc.” and to effect a 1 for 10,000 reverse stock split. At September 11, 2019, the Company’s trading symbol changed from “SGCP” to “NSRI”.

The stock split decreased the issued and outstanding shares of its common stock from 3,406,865,285 to 602,636 (after rounding up to a 100 share minimum) before SGCP issued 40,000,000 shares of its common stock to the members of NSR LLC as consideration for the equity interests exchange. As a result of the Merger, NSR LLC members acquired 99% of SGCP’s issued and outstanding shares of common stock and SGCP changed its principal focus to providing tree services, debris hauling and removal, biomass recycling, mulch manufacturing, packaging and sales.

The Merger was treated as a reverse recapitalization effected by an equity exchange for financial and reporting purposes since SGCP was deemed to be a shell corporation with nominal operations and no assets at the time of the merger. NSR LLC is considered the acquirer for accounting purposes, and the SGCP’s historical financial statements before the Merger have been replaced with the historical financial statements of NSR LLC before the Merger in future filings.

On December 31, 2019 the Company entered into a restructuring as a holding company pursuant to Delaware General Corporation Law (“DGCL”) §251(g) known as “the Delaware Holding Company Statute.” In order to effect this restructuring NSRI and NSR LLC company each changed domiciles to the State of Delaware by filing Certificates of Conversion. Immediately thereafter, NSRI incorporated SGTM as its wholly-owned subsidiary and SGTM formed Sierra Gold Merger Corp., a Delaware corporation (“SGMC”) as its wholly-owned subsidiary. Similarly, NSR LLC issued SGTM, 1,000 limited liability company Common Membership Units. Each of the four parties next executed an Agreement and Plan of Merger (the “Merger Agreement”) as well as a Certificate of Merger, the latter of which was filed with the Delaware Secretary of State Division of Corporations on December 31, 2019 (collectively, the “Reorganization”). Pursuant to the terms of the Reorganization, NSRI merged down into SGMC with SGMC surviving as the successor to the reorganization, with all of the assets and liabilities of NSRI merging into SGMC and the separate existence of NSRI ceasing. The shares of SGTM and Membership Interests of NSR LLC, held by NSRI were canceled in the reorganization as part of the restructuring and the shares of NSRI became exchangeable for shares of SGTM on a one for one basis making SGTM the parent to both SGMC and NSR LLC as well as making SGTM the publicly-traded successor to NSRI. After obtaining FINRA approval on July 21, 2020, the Company changed its trading symbol to SGTM.

Effective January 31, 2020, the Company entered into a Business Combination Agreement (the “Mulch Acquisition”) pursuant to which MM has become its wholly-owned subsidiary. Under the Mulch Acquisition, all issued and outstanding common stock in MM were converted into an aggregate of 40,000,000 shares of the Company’s common stock (See Note 6).

The Company closed on the acquisition of 100% of the membership interests in Day Dreamer Productions LLC (DDP) on December 30, 2021. DDP is in the business of producing informational and promotional videography (See Note 6).

F-35

Business Overview

The Company provides tree services, debris hauling and removal, biomass recycling, mulch manufacturing, packaging and sales. The Company’s objective is to provide a solution for the treatment and handling of tree debris that has historically been disposed of in landfills, creating an environmental burden and pressure on disposal sites around the nation. This objective is founded in sustainability, based on vertically integrated operations that begin with collecting of tree debris through its tree services and collection sites, through its processing services, and then recycling and using that tree debris as a feedstock that is manufactured into a variety of organic, attractive, next-generation mulch products that are packaged and sold to landscapers, installers and garden centers. The Company plans to expand its operations through a combination of organic growth and strategic acquisitions of synergistic companies that are both accretive to earnings and enable the Company to be positioned for rapid growth. The Company operates in a highly seasonal industry generating most of its sales and profits in the first six months of the year.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements as of January 1, 2022, and January 2, 2021, and for the three months and year ended January 1, 2022, and January 2, 2021, have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In the opinion of management, such financial information includes all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation of the Company’s financial position at such date and the operating results and cash flows for such periods. Operating results for the three months and year ended January 1, 2022 are not necessarily indicative of the results that may be expected for the entire year or for any subsequent interim period.

The Company has adopted the period end dates conforming to the industry standards used by MM, the Company’s largest operating subsidiary. These period end dates follow a 52/53 week fiscal year which ends on the Saturday nearest to December 31. The years ended January 1, 2022, and January 2, 2021, included 52 and 53 weeks, respectively.

Principles of Consolidation

The consolidated financial statements are presented on a comparative basis. The consolidated balance sheets at January 1, 2022 and January 2, 2021 include the accounts of SGTM, NRS LLC, MM, DDP LLC, Rose, and SGMC.

The consolidated statements of operations for the three months and year ended January 1, 2022, and January 2, 2021, include the accounts of SGTM, NRS LLC, MM, Rose, and SGMC. For the year ended January 2, 2021, which includes the one month period ended January 31, 2020, the date of the Business Combination with MM, the accounts of SGTM, NRS LLC, MM and Rose are consolidated on a pro forma basis. The impact of including this one month of 2020 in the statement of operations for that year was to lower income by around $280,000 for the loss MM sustained for that month.

The consolidated statement of changes in stockholders’ equity for the year ended January 1, 2022, includes the account balances of SGTM, NRS LLC, MM, DDP LLC, Rose, and SGMC. For the year ended January 2, 2021, the accounts of SGTM, NRS LLC, MM, Rose, and SGMC are presented on a pro forma basis. The net income for this year includes that of MM and Rose for the one month ending January 31, 2020, on a pro forma basis.

The consolidated statement of cash flows for the year ended January 1, 2022, includes the accounts of SGTM, NRS LLC, MM, DDP LLC and Rose. The year ended January 2, 2021, include the accounts of SGTM, NRS LLC, MM and Rose; with the latter two included on a pro forma basis for the one month ended January 31, 2020.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, equity-based transactions, revenue and expenses and disclosure of contingent liabilities at the date of the consolidated financial statements. The Company bases its estimates and assumptions on historical experience, known or expected trends and various other assumptions that it believes to be reasonable. As future events and their effects cannot be determined with precision, actual results could differ from these estimates which may cause the Company’s future results to be affected.

Revenue

The Company’s revenues are derived from two major types of services to clients: landscape recovery services and the manufacturing and sale of landscape mulch. With respect to landscape recovery services, the Company provides tree services, debris hauling and removal and biomass recycling.

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The Company recognizes revenue when its performance obligations are satisfied. With respect to landscape recovery services, its performance obligation is satisfied upon the completion of the landscape services for its customers. With respect to the manufacturing and selling of landscape mulch, its performance obligation is satisfied upon delivery to its customers. Services are provided for cash or on credit terms. These credit terms, which are established in accordance with local and industry practices, require payment generally within 30 days of performance or end of season for qualifying orders. The Company estimates and reserves for its bad debt exposure based on its experience with past due accounts and collectability, the aging of accounts receivable and its analysis of customer data.

Disaggregated Revenues

Revenue consists of the following by service and product offering for the three months and twelve months ended January 1, 2022 and January 2, 2021:

	Three Months Ended		Twelve Months Ended
Disaggregated Net Revenues	January 1, 2022	January 2, 2021	January 1, 2022	January 2, 2021

Landscaping Recovery Services	$775,038	$1,079,621	$3,430,464	$3,227,218
Manufacturing and Sales of Mulch	$5,706,294	$3,473,574	$28,938,520	$27,357,073
Total	$6,481,332	$4,553,195	$32,368,984	$30,584,291

Cash

The Company considers all highly liquid short-term instruments that are purchased with an original maturity of three months or less to be cash equivalents. The Company did not have any cash equivalents as of January 1, 2022 and January 2, 2021.

Account Receivable and Retainage

The Company periodically assesses its accounts receivable for collectability on a specific identification basis. If collectability of an account becomes unlikely, an allowance is recorded for that doubtful account. As of January 1, 2022, and January 2, 2021, the Company’s allowance for doubtful accounts was $60,000 and $150,000, respectively.

From time to time, the Company’s customers may retain a portion of the amount due the Company for large landscaping or disaster recovery jobs until all contract obligations have been met. As of January 1, 2022, and January 2, 2021, the Company was due approximately $-0- and $63,000, respectively, in such retainage. This retainage was included in the Company’s Accounts Receivable balance.

Inventory

Inventories are stated at the lower of cost or net realizable value, with cost determined by the weighted-average cost method using full absorption costing for manufactured goods.

Property and Equipment

Property and equipment are recorded at cost. During the year ended January 2, 2021, previously expensed rental deposits of approximately $455,000 were capitalized and applied to the buy-out of assets pursuant to their rental purchase agreements, the impact, of which, was to lower cost of sales for that year. Expenditures that enhance the useful lives of the assets are capitalized and depreciated.

Depreciation is computed using the straight-line method over the estimated useful lives of the related capitalized assets. Machinery and equipment is generally depreciated over 7 to 10 years. Vehicles are generally depreciated over 5 years.

Maintenance and repairs are charged to expense as incurred. At the time of retirement or other disposition of property and equipment, its cost and accumulated depreciation is removed from the accounts and the resulting gain or loss, if any, is reflected in operations.

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Impairment of Long-Lived Assets and Right of Use Assets

The Company reviews long-lived assets, including finite-lived intangible assets and right of use (“ROU”) lease assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted net cash flows of the operation to which the assets relate to the carrying amount. If the operation is determined to be unable to recover the carrying amount of its assets, then these assets are written down first, followed by other long-lived assets of the operation to fair value. Fair value is determined based on discounted cash flows or appraised values, depending on the nature of the assets.

Intangible Assets

The Company records its intangible assets at cost in accordance with Accounting Standards Codification (“ASC”) 350, Intangibles – Goodwill and Other. Finite lived intangible assets are amortized over their estimated useful life using the straight-line method, which is determined by identifying the period over which the cash flows from the asset are expected to be generated. During the three months and year ended January 1, 2022, the Company did not record a loss on impairment. For the three months and year ended January 2, 2021, the Company recorded a $317,500 loss on the impairment of an advantageous supply contract.

Goodwill

Goodwill represents the excess of the purchase price of the acquired business over the estimated fair value of the identifiable net assets acquired. Goodwill is not amortized but is tested for impairment at least annually at year end, at the reporting unit level or more frequently if events or changes in circumstances indicate that the asset might be impaired. Goodwill is tested for impairment at the reporting level by first performing a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying value. If the reporting unit does not pass the qualitative assessment, then the reporting unit’s carrying value is compared to its fair value. The fair values of the reporting units are estimated using market and discounted cash flow approaches. Goodwill is considered impaired if the carrying value of the reporting unit exceeds its fair value. The discounted cash flow approach uses expected future operating results. Failure to achieve these expected results may cause in a future impairment of goodwill at the reporting unit.

Advertising and Marketing Costs

The Company expenses advertising and marketing costs as they are incurred. Advertising and marketing expenses were approximately $90,000 and $303,000 for the three months and year ended January 1, 2022, respectively, and $70,000 and $305,000 for the three months and year ended January 2, 2021, respectively, and are recorded in selling, general and administrative expenses on the statement of operations.

Fair Value Measurements

ASC 820 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurement). This fair value measurement framework applies at both initial and subsequent measurement.

The Company’s financial assets and liabilities carried at fair value measured on a recurring basis as of January 1, 2022 and January 2, 2021, consisted of the following:

	Total fair value at	Quoted prices in active markets for identical	Significant other Observable	Significant other Unobservable
	January 1, 2022	Assets (Level 1)	inputs (Level 2)	inputs (Level 3)
Investment in mutual funds	$52	$52	$-	$-

	Total fair value at	Quoted prices in active markets for identical	Significant other Observable inputs	Significant other Unobservable inputs
	January 2, 2021	Assets (Level 1)	(Level 2)	(Level 3)
Investment in mutual funds	$2,801,263	$2,801,263	$-	$-

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Net Income (Loss) per Common Share

Basic net income (loss) per common share is computed by dividing the net income by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share includes the effect of Common Stock equivalents (stock options, unvested restricted stock, and warrants) when, under either the treasury or if-converted method, such inclusion in the computation would be dilutive.

	Three Months Ended		Year Ended
	January 1, 2022	January 2, 2021	January 1, 2022	January 2, 2021

Numerator for basic and diluted earnings (loss) per share:
Net income (loss)	$5,540,612	$(2,113,851)	$4,792,661	$6,035,994

Denominator for basic earnings (loss) per share -
weighted average shares outstanding	89,779,971	89,168,405	90,161,612	84,098,649
Stock warrants	5,640,004	-	5,640,004	-
Convertible notes	-	487,500	-	462,534
Denominator for diluted earnings (loss) per share –
weighted average and assumed conversion	95,419,975	89,655,905	95,801,616	84,561,183
Net income (loss) per share:
Basic net income (loss) per share	$0.06	$(0.02)	$0.05	$0.07
Diluted net income (loss) per share	$0.06	$(0.02)	$0.05	$0.07

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carry forwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company utilizes ASC Topic 740, “Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. The Company accounts for income taxes using the asset and liability method to compute the differences between the tax basis of assets and liabilities and the related financial amounts, using currently enacted tax rates. A valuation allowance is recorded when it is “more likely-than-not” that a deferred tax asset will not be realized. For tax positions that meet a “more likely than not” threshold, the Company recognizes the benefit in the consolidated financial statements.

For the three months ended January 1, 2022 and January 2, 2021, the Company recognized approximately $429,000 and $602,000 tax benefit, respectively, and $716,000 and $169,000 tax benefit for the years ended January 1, 2022 and January 2, 2021, respectively. These tax provisions were based on a 27% effective rate for federal and state income taxes after accounting for permanent differences between book and taxable income. The Company has recorded a $901,876 and $175,471 deferred tax asset, net of a valuation allowance, as of January 1, 2022, and January 2, 2021, respectively. Management believes this asset to be “more likely than not” fully realized in future periods.

The Company’s practice is to recognize interest and penalties, if any, related to uncertain tax positions in income tax expense in the consolidated statements of operations.

Recent Accounting Pronouncements

In December 2019, the FASB issued ASU 2019-12, simplifying the Accounting for Income Taxes (Topic 740) as part of its simplification initiative to reduce the cost and complexity in accounting for income taxes. This guidance is effective for interim and annual reporting periods beginning within 2021.

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In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The standard requires all leases that have a term of over 12 months to be recognized on the balance sheet with the liability for lease payments and the corresponding right-of-use asset initially measured at the present value of amounts expected to be paid over the term. Recognition of the costs of these leases on the income statement will be dependent upon their classification as either an operating or a financing lease. Costs of an operating lease will continue to be recognized as a single operating expense on a straight-line basis over the lease term. Costs for a financing lease will be disaggregated and recognized as both an operating expense (for the amortization of the right-of-use asset) and interest expense (for interest on the lease liability). This standard was effective for the Company’s interim and annual periods beginning January 1, 2019 and was applied on a modified retrospective basis to leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The adoption of ASU 2016 - 02 had a material impact on the Company’s consolidated financial statements and related disclosures.

NOTE 3 – INVENTORIES

The Company’s inventories are comprised of the following for the periods ended January 1, 2022 and January 2, 2021:

	January 1, 2022	January 2, 2021
Raw Materials	$4,453,785	$6,968,808
Work in process	1,155,439	1,712,380
Finished goods	1,978,861	1,125,588
	$7,588,085	$9,806,776

The Company has also advanced deposits for the production and delivery of mulch products in the amount of $-0- and $250,000 as of January 1, 2022, and January 2, 2021, respectively, which are included in “Prepaid expenses and other current assets.”

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	January 1, 2022	January 2, 2021

Machinery and equipment	$20,777,465	$20,135,720
Vehicles	4,383,043	4,177,851
Land	6,807,573	1,502,024
Buildings	6,234,718	-
Leasehold improvements	283,268	826,737
Construction in process	19,599,106	465,750
	58,085,173	27,108,082
Less: accumulated depreciation	(6,036,027)	(2,949,785)
Property and equipment, net	$52,049,146	$24,158,297

Total depreciation expense between cost of revenue and operating expenses for the three months and year ended January 1, 2022, was $895,950 and $3,324,798, respectively. For the three months and year ended January 2, 2021, the total depreciation expense between cost of revenue and operating expenses was $882,814 and $2,668,230, respectively.

The Company had several bulk sawmill equipment purchases on December 31, 2021, that are included in construction in process above. The first one was for 400,000 shares of common stock, valued at $3,696,000, for equipment in Beaver, WA, appraised for $8,570,600. The $4,874,600 difference between the 400,000 shares closing at $9.24 per share on the date of the transaction resulted in the recognition of a bargain purchase gain.

The second bulk sawmill equipment purchase was for a facility in Jasper, FL, which was appraised for $9,798,550. The $7,550,066 purchase price was paid for by cash and debt. The $2,248,484 difference between the equipment’s appraised value and its purchase price was recognized as a bargain purchase gain.

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NOTE 5 – ACQUISITIONS

Mulch Manufacturing, Inc. Acquisition

On January 31, 2020, the Company entered into a Business Combination Agreement (the “Mulch Acquisition”) with MM and its sole shareholder, Ralph Spencer (“Spencer”) (collectively the “MM Parties”), pursuant to which the Company acquired all of the shares of MM. Upon closing, MM became a wholly-owned subsidiary of SGTM.

Pursuant to the Mulch Acquisition, at the effective time of the acquisition:

●	All of MM’s outstanding common stock was exchanged for an aggregate of 40,000,000 shares of SGTM’s common stock.

●	One million shares previously issued to the MM shareholder in connection with the sale of equipment by MM to NSR LLC in November 2019 were cancelled.

●	There were specific excluded assets that were retained by Spencer and treated as transferred to Spencer prior to the acquisition consisting of cash, real estate, and certain vehicles and equipment. Spencer agreed to allow the Company to use some of the real estate rent-free until January 31, 2022, at which time the Company had the option of either leasing or purchasing it at the fair market value. The Company has included an ROU asset value on the property rent abatement.

●	All of the existing MM notes and accounts receivable, and inventory at the date of the Mulch Acquisition are included in the acquisition and the Company had immediate possession of them by its ownership of MM. However, the 40 million shares of the Company’s common stock that was issued as consideration was based on these assets being removed from MM prior to the acquisition. The value of these assets are valued separately from the share exchange and that certain demand promissory note payable to Spencer in the amount of approximately $14 million was adjusted to reflect the value of the inventory, accounts receivable, and any other sums lent by Spencer to MM.

The Company accounted for these transactions in accordance with the acquisition method of accounting for business combinations. An independent appraisal, made in February 2020, determined the fair market value of MM’s property and equipment to be $17,228,295. Assets and liabilities of the acquired business were included in the consolidated balance sheets as of January 1, 2022, and January 2, 2021, based on their respective estimated fair values on the date of acquisition. Based on a closing market price of $0.15 per share on the January 31, 2020, business combination date, the assumption of net liabilities plus a bargain purchase recognition and asset write-up, the Company is recognizing the allocation to the accounts of MM as follows:

Appraised fair market value of property and equipment	$17,228,295
ROU asset value on property rent abatement	817,503
Less: Net book value of just MM’s property and equipment on January 31, 2020	(1,883,657)

Excess of fair market over net book value of MM property and equipment	16,162,141

Value of common stock issued for MM	$6,000,000
Net book value of MM on January 31, 2020:
Cash	$6,240,670
Accounts receivable and inventory	15,402,355
Property and equipment	1,883,657
Investments	830,000
Prepaid expenses and other assets	192,361
Supply agreement	453,750
Accounts payable and accrued expenses	(1,215,820)
Notes payable	(25,643,025)
Net book value (assumed) of MM on January 31, 2020	(1,856,052)

Total purchase price, including assumed net liabilities, of MM	7,856,052

Excess of fair value over net book value plus
purchase price of MM property and equipment (bargain purchase gain)	$8,306,089

Purchase price of MM	$7,856,052
Bargain purchase gain and property and equipment write-up	8,306,089
Net book value of MM on January 31, 2020	(1,856,052)
Total to be allocated	$14,306,089

Allocation of MM purchase price and bargain purchase gain:
Cash	$6,240,670
Accounts receivable and inventory	15,402,355
Property and equipment	17,228,295
ROU assets	817,503
Investments	830,000
Prepaid expenses and other assets	192,361
Supply agreement	453,750
Accounts payable and accrued expenses	(1,215,820)
Notes payable	(25,643,025)
$14,306,089

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National Storm Recovery LLC Merger

As discussed under Note 1, on April 18, 2019 SGCP, an inactive shell corporation, became the parent company of NSR LLC. Due to NSR LLC’s active operations, NSR LLC is regarded as the acquirer and its historical financials are used for reporting purposes. At the effective time of the Merger:

●	All of NSR LLC’s outstanding common equity units were exchanged for an aggregate of 40,000,000 shares of SGCP’s Common Stock by the members of NSR LLC.

●	There was a note obliging SGCP to pay the holder of the note $100,000, or the holder may exercise its conversion rights. Pursuant to the note’s subsequent amendments, SGCP will issue 25,000 post-reverse split shares of the Company’s common stock. On May 5, 2020, SGTM, as SGCP’s successor, issued these shares.

●	The holder of 90 shares of Preferred Series A stock sold their shares to Tony Raynor, the Chief Executive Officer of NSR LLC, for a cash payment of $25,000 plus the issuance of 4,000,000 shares of SGCP common stock or payment of $100,000 by February 28, 2020. The Company recorded accrued compensation for this $100,000 for 2019, which was satisfied by SGTM issuing the 4,000,000 shares on February 26, 2020.

Immediately following the Merger, the Company had 40,602,636 shares of common stock and 90 shares of Series A preferred stock issued and outstanding on an after stock split basis. The pre-Merger stockholders of the Company retained an aggregate of 602,636 shares of common stock of the Company, representing approximately 1% ownership of the post-Merger Company. Additionally, the 90 shares of Preferred Stock Series A representing 90% voting control, were also transferred as part of the Merger (see Note 10). Therefore, upon consummation of the Merger, there was a change in control of the Company, with the former owners of NSR LLC effectively acquiring control of the Company.

The Company accounted for these transactions in accordance with the acquisition method of accounting for business combinations. Assets and liabilities of the acquired business were included in the consolidated balance sheets as of January 1, 2022, and January 2, 2021, based on the respective estimated fair value on the date of acquisition as determined in a purchase price allocation using available information and making assumptions management believed are reasonable. NSR LLC did not provide any consideration for SGCP. This transaction was an exchange made by its members of their interest in NSR LLC for the 40,000,000 shares of SGCP. SGCP had no identifiable assets and its only liability was for a $100,000 note payable, which was assumed as part of this merger. Therefore, the Company has recorded $100,000 of Additional Paid-in-Capital from this transaction as the excess of purchase price over the fair value of the net identifiable assets.

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Day Dreamer Productions LLC Acquisition

The Company entered into an agreement to acquire 100% of the membership interest of Day Dreamer Productions, LLC around January 18, 2021, in exchange for 200,000 shares of the Company’s stock. This transaction was closed on December 30, 2021, when the Company issued the shares to its sole member. This member was also retained as an employee with responsibility for managing the activities of Day Dreamer Productions, LLC.

NOTE 6 – INTANGIBLE ASSETS

The below table summarizes the identifiable intangible assets as of January 1, 2022, and January 2, 2021:

	Useful life	January 1, 2022	January 2, 2021
Supply contract (1)	10	$453,750	$453,750
Less: Accumulated amortization		(51,810)	(41,250)
Impairment		(317,500)	(317,500)
Total, net		$84,440	$95,000

(1)	These intangible assets were acquired in the acquisition of MM on January 31, 2020.

The weighted average useful life remaining on identifiable intangible assets is 8 years.

Amortization of identifiable intangible assets for the three months and year ended January 1, 2022, was $2,640 and $10,560, respectively. Amortization of identifiable intangible assets for the three months and year ended January 2, 2021, was $11,250 and $33,750, respectively.

The below table summarizes the future amortization expense for the next five years:

2022	$10,560
2023	10,560
2024	10,560
2025	10,560
2026	10,560
Thereafter	31,640
$84,440

NOTE 7 – ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of the following amounts:

	January 1, 2022	January 2, 2021

Accounts payable	$2,350,056	$557,145
Accrued interest	8,076	91,983
Accrued expenses	313,644	62,477
	$2,671,776	$711,605

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NOTE 8 –NOTES PAYABLE

	Jan 1, 2022	Jan 2, 2021

Seller note payable bearing interest at 6.0%, monthly payments of principal and interest of $76,300 beginning October 2021 with a $9,819,606 balloon due September 2024, secured by mortgaged real estate	$10,580,504	$-0-

Various third-party obligations secured by assets the Company acquired subject to this indebtedness to various third-party creditors, bearing interest at a 5% average rate. Monthly payments of $122,881 principal and interest beginning January 2022 through December 2024	4,100,000	-0-

Unsecured note payable to seller on bulk equipment purchase, bearing 4.0% interest. First $300,000 payment of principal and interest due March 2022, $200,000 payments of principal and interest due quarterly thereafter until paid in full	1,400,000	-0-

Note payable to a bank, secured by equipment, bearing interest at 2.95%. Monthly payments of principal and interest in the amount of $28,698 beginning January 2021 and due through December 2025	1,297,817	1,599,068

Unsecured note payable to a financial institution under the SBA Paycheck Protection Program for MM bearing interest at 1.0%. Monthly payments of principal and interest in the amount of $82,061 beginning August 2022 are due through April 2023.	1,236,080	-0-

Unsecured note payable to a financial institution under the SBA Paycheck Protection Program for MM bearing interest at 1.0%. Monthly payments of principal and interest in the amount of $82,061 beginning November 2020 are due through April 2022.	-0-	1,458,200

Note payable to an equipment financing company bearing interest at 3.95%. Monthly payments of principal and interest of $8,750 due August 2020 through July 2025.	342,680	432,211

Note payable to an equipment financing company bearing interest at 3.95%. Monthly payments of principal and interest of $8,316 due August 2020 through July 2025.	325,718	410,817

Note payable to an equipment financing company bearing interest at 3.95%. Monthly payments of principal and interest of $7,034 due August 2020 through July 2025.	347,452	416,642

Note payable to an equipment financing company bearing interest at 3.95%. Monthly payments of principal and interest of $7,392 due February 2021 through January 2026.	334,000	399,247

Note payable to an equipment financing company bearing interest at 3.95%. Monthly payments of principal and interest of $5,230 due December 2020 through November 2025.	222,887	275,707

Note payable to an equipment financing company bearing interest at 3.95%. Monthly payments of principal and interest of $5,201 due November 2020 through October 2025.	217,213	269,915

Note payable to an equipment financing company bearing interest at 3.95%. Monthly payments of principal and interest of $5,201 due October 2020 through September 2025.	212,727	265,602

Note payable to an equipment financing company bearing interest at 3.95%. Monthly payments of principal and interest of $5,341 due August 2020 through July 2025.	209,200	263,857

Note payable to an equipment financing company bearing interest at 3.95%. Monthly payments of principal and interest of $5,201 due August 2020 through July 2025.	208,226	261,275

Note payable to the individual seller of the landscaping and recovery services business to NSR LLC bearing interest at 5%. Monthly payments of $5,000 are due through October 2023 with a $100,000 balloon due November 2023	195,779	244,656

Non-interest bearing note payable to an equipment financing company with monthly principal payments of $5,842 due December 2021 through November 2023	134,353	-0-

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Non-interest bearing note payable to an equipment financing company with monthly principal payments of $16,460 due May 2021 through April 2022.	65,838	-0-

Unsecured note payable to a financial institution under the SBA Paycheck Protection Program for NSR LLC bearing interest at 1.0%. Monthly payments of principal and interest of $8,719 beginning November 2020 are due through April 2022.	-0-	154,928

Note payable to an equipment financing company bearing interest at 0.00%. Monthly payments of principal of $6,993 beginning November 2020 are due through October 2022	69,928	153,842

Note payable to an equipment financing company bearing interest at 9%. Due to three month COVID-19 payment suspension, monthly payments of principal and interest increased from $3,933 to $3,993 and extended three months through December 2023	87,611	126,005

Note payable to an equipment financing company bearing interest at 5.94%. Monthly payments of principal and interest of $1,174 beginning January 2022 through March 2028	73,217	-0-

Note payable to an equipment financing company bearing interest at 8%. Due to three month COVID-19 payment suspension, monthly payments of principal and interest increased from $2,410 to $2,452 and extended three months through December 2023	54,397	78,628

Convertible note payable to a private investor bearing interest at 10%. Principal and accrued interest are due January 2021. The Company has the option of granting conversion rights at a 30% discount on the average closing price over the last 10 trading days. The Company is also obligated to issue 300,000 shares of common stock as an inducement on the issuance of the note	-0-	75,000

Note payable to an equipment financing company bearing interest at 9%. Due to three month COVID-19 payment suspension, monthly payments of principal and interest increased from $1,861 to $1,890 and extended three months through December 2023	41,466	59,633

Note payable to an equipment financing company bearing interest at 8%. Due to three month COVID-19 payment suspension, monthly payments of principal and interest increased from $1,808 to $1,840 and extended three months through December 2023	40,764	58,892

Note payable to an equipment financing company bearing interest at 11%. Due to five month COVID-19 payment suspension, monthly payments of principal and interest of $1,692 due from August through July 2023 with a $10,152 balloon payment in August 2023	36,446	51,753

Note payable to an equipment financing company bearing interest at 12%. Due to five month COVID-19 payment suspension, monthly payments of principal and interest of $1,749 due from August 2020 through June 2023 with a $10,496 balloon payment in July 2023	37,220	52,540

Note payable to an equipment financing company bearing interest at 8%. Monthly payments of principal and interest of $977 due through August 2024	28,071	37,153

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Note payable to an equipment financing company bearing interest at 8%. Monthly payments of principal and interest of $932 due through September 2024	27,581	35,525

Note payable to an equipment financing company bearing interest at 8%. Monthly payments of principal and interest of $766 due through August 2024	22,395	29,746

Note payable to an investment company non-interest bearing with monthly payments of $5,000 principal due through March 2021.	-0-	15,000

Note payable to an equipment financing company bearing interest at 8%. Due to three month COVID-19 payment suspension, monthly payments of principal and interest increased from $751 to $765 and extended three months through January 2024	17,512	24,908

Note payable to an equipment financing company bearing interest at 14%. Due to three month COVID-19 payment suspension, monthly payments of principal and interest increased from $1,874 to $1,900 and extended three months through February 2021	-0-	3,736

Total notes payable to unrelated parties	21,967,082	7,254,486
Short-term portion of notes payable	4,486,461	2,459,945
Long-term portion of notes payable	$17,480,621	$4,794,541

The schedule of future maturities on the above notes are as follows:

Year	Amount
2022	$4,486,461
2023	4,135,389
2024	12,440,896
2025	825,632
2026	61,774
2027 & after	16,930
$21,967,082

The above notes include three Paycheck Protection Program (PPP) loans between MM and NSR LLC totaling $2,849,208, of which the $1,458,200 and $154,928 loans were forgiven during the year ended January 1, 2022. Under the PPP, to the extent the Company uses the loan proceeds on qualifying disbursements, these loans may be forgiven. Although the Company believes that the majority of the proceeds under the remaining loan of $1,236,080 has been spent on qualifying expenditures, it has not recorded any gain on forgiveness of this indebtedness for the year ended January 1, 2022.

Related Party

On the January 31, 2020, date of the Mulch Acquisition, there was a balance on a note payable to MM’s sole shareholder in the amount of $14,223,046. This note was adjusted for the receivables and inventory of MM that was excluded from the share exchange resulting in a restated and amended $15,402,355 promissory note bearing 4% interest. Also on January 31, 2020, this shareholder placed a $6,240,670 deposit with the Company. To the extent the Company consumed this cash deposit for operations, this shareholder was paid 4% interest. In August 2021 the outstanding balance on these two obligations plus accrued interest as of January 2, 2021, totaled $17,484,728, which was contributed to the capital of the Company. Interest accrued on these obligations for 2021 was credited against interest expense. Accordingly, the balance on the shareholder deposit as of January 1, 2022, and January 2, 2021, was $-0- and $2,382,417, respectively. The balance on the restated and amended promissory note was $-0- and $15,402,355 as of January 1, 2022, and January 2, 2021, respectively.

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In January 2019, MM issued a promissory note to an employee in the amount of $6,000,000, $2,000,000 of which was paid during the year ended December 28, 2019. The note bore interest at 3% per annum payable quarterly, required semi-annual principal payments of $300,000 starting on June 1, 2021 and had no maturity date. As part of the Mulch Acquisition, this note was assumed by the Company. In August 2021, the holder of this note exchanged his, at that time, $3,700,000 balance in the note for 6,000,000 Company shares. As of January 1, 2022, and January 2, 2021, the balance on this note was $-0- and $4,000,000, respectively.

Total interest expense (credit) on the above related party notes and deposit was approximately $ -0- and $184,000 for the three months ended January 1, 2022, and January 2, 2021, respectively. Total interest expense on the above related party notes and deposit for the year ended January 1, 2022, and January 2, 2021, was approximately $77,000 and $722,000, respectively.

Note 9 - Stockholders’ Equity

Preferred Stock

On December 31, 2019, the Company’s Board of Directors adopted articles of incorporation in the state of Delaware authorizing, without further vote or action by the stockholders, to create out of the unissued shares of the Company’s common stock, $0.0001 par value Preferred Stock. The Board of Directors is authorized to establish, from the authorized and unissued shares of Preferred Stock, one or more classes or series of shares, to designate each such class and series, and fix the rights and preferences of each such class of Preferred Stock; which class or series shall have such voting powers, such preferences, relative, participating, optional or other special rights, and such qualifications, limitations or restrictions as shall be stated and expressed in the resolution or resolutions providing for the issuance of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof. The articles of incorporation and designation authorizes the issuance of 5,000,000 shares of Preferred Stock, of which 100 shares have been designated as Series A Preferred Stock, of which 90 of Series A are issued and outstanding as of January 1, 2022. Each holder of outstanding shares of Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Series A Preferred Stock held by such holder as of the record date for determining stockholders entitled to vote on such matter, with each share casting a vote equal to: the quotient of the sum of all outstanding shares of common stock together with any and all other securities of the Company that provide for voting on an “as converted” basis divided by 0.99.

Equity Transactions During the Period

The following issuances of common stock affected the Company’s Stockholders’ Equity:

On January 31, 2020, as a result of the Mulch Acquisition, 40,000,000 shares of common stock were issued along with 1,000,000 shares cancelled from the October 2, 2019, effective issuance to the same shareholder (Note 5).

On February 26, 2020, the Company issued 4,000,000 shares of common stock at par value as part of the amended and restated share purchase and equity exchange agreement with SGCP.

Between April 9 and May 20, 2020, the Company issued 1,250,000 shares in connection with a $100,000 stock subscription on November 26, 2019.

On May 14, 2020 the Company issued 25,000 shares in satisfaction of an obligation assumed pursuant to the reverse merger with SGCP in 2019.

On May 20, 2020 the Company issued 786,045 shares upon a note holder’s exercise of a conversion feature permitting the holder to acquire shares at a 30% discount to the prior 12 day average price as of May 15, 2020, $0.349417 per share, in satisfaction of $250,000 principal and $24,658 accrued interest on the note.

On June 12, 2020 the Company issued 354,724 shares upon a note holder’s exercise of a conversion feature permitting the holder to acquire shares at a 30% discount to the prior 12 day average price as of June 10, 2020, $0.310010 per share, in satisfaction of $100,000 principal and $10,000 accrued interest on the note.

On January 13, 2021, the Company issued 300,000 shares in satisfaction of a 2020 accrual for debt financing cost.

On March 5, 2021, the Company issued 25,000 shares to an employee as compensation.

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On August 16, 2021, the Company and Ralph Spencer entered into a Settlement Agreement wherein, among other provisions, all outstanding debt was extinguished. This total $17,484,728 debt extinguishment was credited to Additional Paid-in Capital. Therefore, on August 16, 2021, the Company recognized a $17,484,728 capital contribution from the extinguishment of debt.

On August 25, 2021, the Company issued 6,000,000 shares in exchange for a $3,400,000 note.

On October 4, 2021, the Company issued 125,000 shares for consulting service compensation.

Between October 15, and December 15, 2021, the Company redeemed 11,397,984 shares pursuant to a stock repurchase agreement (see Note 12).

Between October and December 15, 2021, the Company issued 5,640,004 shares pursuant to subscription agreements at a price of $0.75 per share. These agreements provided for piggyback registration rights on a potential future registration of Company stock. The agreements also provided stock warrants equal to the number of subscribed shares. These warrants can be exercised at a price of $1.50 per share and expire after one year. No allocation of proceeds was made to the warrants since the subscribed shares of common stock were issued at a price below that of the publicly traded shares.

On December 30, 2021, the Company issued 200,000 shares pursuant to an agreement to acquire 100% of the membership interest in Day Dreamer Production, LLC.

On December 31, 2021, the Company issued 400,000 shares to acquire equipment in Beaver, WA.

NOTE 10 – LEASES

A lease is defined as a contract that conveys the right to control the use of identified tangible property for a period of time in exchange for consideration. On January 1, 2019, the Company adopted ASC Topic 842 which primarily affected the accounting treatment for operating and finance lease agreements in which the Company is the lessee including Company leases of vehicles and equipment for use in the storm and disaster recovery work. The Company elected to not recognize ROU assets and lease liabilities arising from short-term leases with initial lease terms of twelve months or less (deemed immaterial) on the accompanying consolidated balance sheets.

ROU assets include any prepaid lease payments and exclude any lease incentives and initial direct costs incurred. Lease expense for minimum lease payments is recognized on the effective interest plus: for finance type leases, straight-line amortization of the asset’s original ROU over its lease term; or, for operating leases, the effective amortization on the lease liability. The lease terms may include options to extend or terminate the lease if it is reasonably certain that the Company will exercise that option.

When measuring lease liabilities for leases that were classified as operating and financing leases as of January 1, 2019, NSR LLC discounted lease payments using its estimated incremental borrowing rate of 10% at January 1, 2019. From January 2020, to September 2021, MM entered into operating leases using its incremental borrowing rate of 4% to discount lease payments. Since October 2021, MM uses a 6% incremental borrowing rate.

The following table presents supplemental lease information:

	Three Months Ended		Year Ended
Lease cost	January 1, 2022	January 2, 2021	January 1, 2022	January 2, 2021
Finance lease cost
Amortization on ROU assets	$17,792	$20,301	$71,169	$79,273
Interest on lease liabilities	4,120	9,327	19,275	30,707
Operating lease cost	65,098	120,821	611,735	419,173
Short-term lease cost	28,876	73,114	387,517	457,085
Total lease cost	$115,886	$223,563	$1,089,696	$986,238
Cash paid for amounts included in the measurement of lease liabilities for:

Finance leases:
Financing cash flows	$23,366	$23,366	$93,465	$103,768
Operating leases:
Operating cash flows	$65,098	$17,806	$177,034	$36,371

Weighted-average remaining lease term:
Finance leases			1.8 years	2.2 years
Operating leases			4.3 years	1.9 years
Weighted-average discount rate:
Finance leases			10.0%	10.0%
Operating leases			4.3%	5.0%

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Supplemental balance sheet information related to leases is as follows:

	Financial Statement Line Item	January 1, 2022	Jan 2, 2021
Assets:
Operating lease assets		$848,840	$548,555
Finance lease assets		128,515	199,684
Total leased assets	ROU asset	$977,355	$748,239

Liabilities:
Current:
Operating lease assets		$183,874	$58,478
Finance lease assets		65,312	74,190
	Current portion of lease liability	249,186	132,668
Non-current
Operating lease assets		664,966	55,376
Finance lease assets		86,639	151,952
	Lease liabilities, net of current portion	751,605	207,328
Total lease liabilities		$1,000,791	$339,996

As of January 1, 2022, remaining maturities of lease liabilities were as follows:

	Finance	Operating
2022	$77,094	$216,600
2023	54,172	168,570
2024	40,629	139,469
2025	-	107,969
2026	-	106,553
2027 and thereafter	-	220,235
Total	$171,895	$959,396
Amount representing interest	(19,944)	(110,556)
Lease liability	$151,951	$848,840

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NOTE 11 – COMMITMENTS AND CONTINGENCIES

Legal Claims

The Sustainable Green Team, LTD is currently involved in arbitration with Emerging Markets Consulting, LLC (“EMC”), a former service provider of the Company. On October 21, 2020, EMC initiated arbitration against the Company, alleging, among other things, breach of contract related to an agreement entered into between the Company (via NSR LLC) and EMC, in which the Company engaged EMC to provide it with consulting services related to the Company’s capital structure, investor relations strategies, and fundraising plans, including the filing of an S-1 registration statement at some point in the future, in exchange for equity compensation in the Company. EMC seeks relief against the Company in the form of the equity compensation pursuant to the agreement (2,000,000 shares of the Company’s Common Stock) and damages. The Company denies EMC’s allegations, and has also initiated counterclaims against EMC for breach of the agreement by EMC, in which it is seeking damages resulting from EMC’s breach of its duties under the agreement.

In addition, the Company named in its counterclaim to EMC’s claim another similar service provider, Rainmaker Group Consulting, LLC (“Rainmaker”), as a pre-emptive defense against any actions brought by Rainmaker against the Company. Rainmaker engaged by the Company in 2019 to provide similar consulting services as EMC was engaged to provide in exchange for the same compensation (2,000,000 shares of the Company’s Common Stock). The Company alleges that Rainmaker breached its agreement with the Company by not providing the services provided in the agreement between the Company and Rainmaker, and therefore Rainmaker is not entitled to any equity compensation by the Company. The Company has taken this action as a defensive measure against potential (in the Company’s opinion) frivolous lawsuits brought by Rainmaker against the Company.

The Company is confident it will prevail in the ongoing arbitration described above being overseen by the American Arbitration Association.

On March 25, 2021, the Company filed a civil complaint in the Ninth Judicial Circuit Court in Orange County, Florida against Ralph Spencer, the former owner and CEO of Mulch Manufacturing, Inc., alleging certain tortious interference with the Company’s business operations and dealings. On April 1, 2021, the Company was granted an Emergency Temporary Injunction by the Ninth Judicial Circuit Court in Orange County, Florida enjoining Mr. Spencer from, among other things, further attempts to interfere with the Company’s business operations. On August 16, 2021, the Company settled this dispute and has released Ralph Spencer from the Emergency Temporary Injunction.

Stock Redemptions

The Company is committed to buying back 40,000,000 shares of its common stock over 24 months beginning in October, 2021, at a price of $0.375 per share.

NOTE 12 – CONCENTRATION OF CREDIT RISK

Cash Deposits

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash deposits. Accounts at each institution are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. As of January 1, 2022, the excess of the insured limit in one account was $130,930. As of January 2, 2021, the Company had $78,688 in excess of the FDIC insured limit in one account.

Revenues

For the three months ending January 1, 2022, one customer accounted for 19% of revenue. For the year ending January 1, 2022, another customer accounted for 17% of revenue. For the three months and year ended January 2, 2021, there was no customer accounting for more than 10% and one customer accounting for 19% of revenue, respectively.

Accounts Receivable

As of January 1, 2022, one customer accounted for 24% of the Company’s accounts receivable. As of January 2, 2021, one customer accounted for 14% of the accounts receivable.

NOTE 13 – SUBSEQUENT EVENTS

There are no material subsequent events.

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